UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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CBS Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 7, 2017

Dear Stockholder:

You are cordially invited to attend the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of CBS Corporation (the “Company”), which will be held at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, at 10:00 a.m., Eastern Daylight Time, on Friday, May 19, 2017. Holders of CBS Corporation Class A Common Stock are being asked to vote on the matters listed in the attached Notice of 2017 Annual Meeting of Stockholders.

If you hold shares of the Company’s Class A Common Stock, please cast your vote promptly to ensure that your shares will be voted at the Annual Meeting. You may vote by telephone or through the Internet by following the instructions on the Notice of Internet Availability of Proxy Materials or in the 2017 Proxy Statement. You may also submit your vote by returning a proxy card or voting instruction card, if you received a printed copy of proxy materials by request. If you attend the Annual Meeting, you may vote your shares in person.

National Amusements, Inc., which as of March 24, 2017 beneficially owned shares of the Company’s Class A Common Stock representing approximately 79.5% of the voting power of CBS Corporation’s common stock, has advised CBS Corporation that it intends to vote all of its shares of the Company’s Class A Common Stock in accordance with the recommendations of the Board of Directors on Items 1 through 4 in the attached Notice. Therefore, the approval of those matters in accordance with the Board’s recommendations is assured.

If you wish to attend the Annual Meeting in person, you must be a holder of Company common stock as of the record date (March 24, 2017) and request an admission ticket in advance. Each such holder eligible to attend the Annual Meeting may bring one guest. If you are a record holder of the Company’s Class A Common Stock, you can request a ticket when you vote by telephone or through the Internet, or by marking the appropriate box on the proxy card (if you requested a printed copy of proxy materials). If you are a record holder of the Company’s Class B Common Stock or you hold shares of the Company’s Class A or Class B Common Stock in a brokerage account, you can request a ticket by sending a written request along with proof of ownership, such as your brokerage firm account statement as of the record date (March 24, 2017), to Director, Shareholder Relations, CBS Corporation, 51 West 52nd Street, New York, New York 10019.

Upon arrival at the Annual Meeting, you will be asked to present an admission ticket, and all meeting attendees will be asked to present a current government-issued picture identification (such as a driver’s license or passport) to enter the meeting. The Company may implement security procedures as it deems appropriate to ensure the safety of meeting attendees.

If you have elected to receive paper copies of the Company’s proxy statements, annual reports and other materials relating to the Annual Meeting and want to elect to receive these documents electronically next year instead of by mail, please go to http://enroll.icsdelivery.com/cbs and follow the instructions to enroll. We highly recommend that you consider electronic delivery of these documents as it helps to lower the Company’s costs and reduce the amount of paper mailed to your home.

We appreciate your interest in and support of CBS Corporation and look forward to seeing you at the Annual Meeting.

LESLIE MOONVES
Chairman of the Board,
President and Chief Executive Officer

CBS CORPORATION

NOTICE OF 2017 ANNUAL MEETING OF STOCKHOLDERS

AND PROXY STATEMENT

To CBS Corporation Stockholders:

The 2017 Annual Meeting of Stockholders (the “Annual Meeting”) of CBS Corporation (the “Company”) will be held at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, at 10:00 a.m., Eastern Daylight Time, on Friday, May 19, 2017. The principal business of the meeting will be the consideration of the following matters:

1.	The election of 13 directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2017;

3.	An advisory (non-binding) vote on the compensation of the Company’s named executive officers, as disclosed in this proxy statement;

4.	An advisory (non-binding) vote on the frequency of holding an advisory (non-binding) vote on the compensation of the Company’s named executive officers; and

5.	Such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The close of business on March 24, 2017 has been fixed as the record date for determining the holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. For a period of at least 10 days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, New York 10019.

By order of the Board of Directors,

JONATHAN H. ANSCHELL

Secretary

April 7, 2017

Page

VOTING AND SOLICITATION OF PROXIES	1

CORPORATE GOVERNANCE	4

CBS CORPORATION’S BOARD OF DIRECTORS	7

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	14

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	16

RELATED PERSON TRANSACTIONS	17

ITEM 1—ELECTION OF DIRECTORS	19

DIRECTOR COMPENSATION	24

Outside Director Compensation During 2016	24

Description of Director Compensation	25

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	27

REPORT OF THE AUDIT COMMITTEE	28

FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	30

COMPENSATION DISCUSSION AND ANALYSIS	31

COMPENSATION COMMITTEE REPORT	51

EXECUTIVE COMPENSATION	52

Summary Compensation Table for Fiscal Year 2016	52

Grants of Plan-Based Awards During 2016	57

Outstanding Equity Awards at Fiscal Year-End 2016	59

Option Exercises and Stock Vested During 2016	63

Pension Benefits in 2016	63

Nonqualified Deferred Compensation in 2016	67

Potential Payments Upon Termination and Certain Other Events	69

ITEM 3—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	81

ITEM 4—ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY OF HOLDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	82

EQUITY COMPENSATION PLAN INFORMATION	83

OTHER MATTERS	84

2018 ANNUAL MEETING OF STOCKHOLDERS	84

ANNEX A—RECONCILIATION OF NON-GAAP MEASURES	A-1

CBS CORPORATION

2017 PROXY STATEMENT

VOTING AND SOLICITATION OF PROXIES

Solicitation of Proxies

A proxy is being solicited by the Board of Directors of CBS Corporation, a Delaware corporation (“CBS Corporation” or the “Company”), for use at the 2017 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Friday, May 19, 2017 at 10:00 a.m., Eastern Daylight Time. The close of business on March 24, 2017 is the record date for determining the record holders of the Company’s Class A Common Stock, par value $0.001 per share, entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. Holders of the Company’s non-voting Class B Common Stock, par value $0.001 per share, are not entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

As of March 24, 2017, the Company had outstanding 37,598,604 shares of its Class A Common Stock, each of such shares being entitled to one vote, and 369,984,335 non-voting shares of its Class B Common Stock (together with the Company’s Class A Common Stock, the “Common Stock”).

Internet Availability of Proxy Materials

In accordance with Securities and Exchange Commission (“SEC”) rules, instead of mailing to stockholders a printed copy of the Company’s proxy statement, annual report and other materials relating to the Annual Meeting (“proxy materials”), the Company intends to mail to stockholders a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”), which advises that the proxy materials are available on the Internet. The Company intends to commence its distribution of the Notice of Internet Availability on or about April 7, 2017. Stockholders receiving a Notice of Internet Availability by mail will not receive a printed copy of proxy materials, unless they so request. Instead, the Notice of Internet Availability will instruct stockholders as to how they may access and review proxy materials on the Internet. Stockholders who receive a Notice of Internet Availability by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included in the Notice of Internet Availability. Stockholders who currently receive printed copies of proxy materials who would like to receive future copies of these documents electronically instead of by mail should follow the instructions for requesting electronic delivery set forth in the “Other Matters” section in this proxy statement.

Submission of Proxies

Each of the persons named in the proxy card and on the Company’s voting website at www.proxyvote.com (the “proxy holders”), individually and with the power to appoint his substitute, has been designated by the Company’s Board of Directors to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of the Company. They will vote the shares represented by each valid and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted in accordance with the recommendations of the Board of Directors as described in this proxy statement. If any other matter properly comes before the Annual Meeting, the proxy holders will vote on that matter in their discretion.

Holders of record of the Company’s Class A Common Stock may submit a proxy in the following ways:

•	By Internet: Holders of record may access www.proxyvote.com, with the Notice of Internet Availability in hand (or, if a printed copy of proxy materials was received by request, the proxy card in hand), and follow the instructions. The Internet proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 18, 2017.

•	By Telephone: Holders of record living in the United States or Canada may use any touch-tone telephone to call 1-800-690-6903, with the Notice of Internet Availability in hand (or, if a printed copy of proxy materials was received by request, the proxy card in hand), and follow the recorded instructions. The telephone proxy must be received no later than 11:59 p.m., Eastern Daylight Time, on May 18, 2017.

•	By Mail: Holders of record who received a printed copy of proxy materials by request may complete, sign and date the proxy card and return it in the envelope provided, so that it is received prior to the Annual Meeting.

“Beneficial holders” (defined below) will receive voting materials, including instructions on how to vote, directly from the holder of record.

Shares Held in the Company’s 401(k) Plan. Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plan must be received no later than 11:59 p.m., Eastern Daylight Time, on May 17, 2017, so that the trustee of the plan (who votes the shares on behalf of plan participants) has adequate time to tabulate the voting instructions. Shares held in the 401(k) plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the plan that are timely voted.

Voting Other than by Proxy. While the Company encourages holders of its Class A Common Stock to vote by proxy, holders of the Company’s Class A Common Stock (other than shares held in the 401(k) plan) also have the option of voting their shares in person at the Annual Meeting. Some holders of the Company’s Class A Common Stock hold their shares in “street name” through a broker or other nominee and are therefore known as “beneficial holders.” If shares of Class A Common Stock are held for a beneficial holder in a brokerage, bank or other institutional account, then the beneficial holder must obtain a proxy from that entity and bring it to the Annual Meeting in order to vote the shares at the Annual Meeting.

Revocation of Proxies

A proxy may be revoked before the voting deadline by sending written notice to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of a proxy bearing a later date than the proxy being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543. Revocations made by telephone or through the Internet must be received by 11:59 p.m., Eastern Daylight Time, on May 18, 2017. A holder may also revoke a proxy by voting in person at the Annual Meeting.

Shares Held in the Company’s 401(k) Plan. Voting instructions relating to shares of the Company’s Class A Common Stock held in the Company’s 401(k) plan may be revoked prior to 11:59 p.m., Eastern Daylight Time, on May 17, 2017, by sending written notice to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019, or by timely submission (including telephonic or Internet submission) of voting instructions bearing a later date than the voting instructions being revoked to Proxy Services, P.O. Box 9111, Farmingdale, NY 11735-9543.

Quorum

Under the Company’s Amended and Restated Bylaws, the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock outstanding on the record date, present in person or represented by proxy at the Annual Meeting, shall constitute a quorum. Abstentions and broker non-votes will be treated as present for purposes of determining the presence of a quorum.

Matters to be Considered at the Annual Meeting

The Board of Directors recommends a vote FOR each of the following matters:

1.	The election of each of the 13 nominated directors;

2.	The ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm (“independent auditor”) for fiscal year 2017;

3.	An advisory (non-binding) vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement; and

4.	An advisory (non-binding) vote to hold an advisory (non-binding) vote on the compensation of the Company’s named executive officers every THREE years.

The affirmative vote of the holders of a majority of the aggregate voting power of the Company’s Class A Common Stock present in person or represented by proxy at the Annual Meeting (“majority vote”) is required to elect each of the 13 nominated directors and to approve Item 2 set forth above. Items 3 and 4 above are advisory votes only and are non-binding on the Company and on the Company’s Board of Directors. Notwithstanding the advisory nature of these votes, as discussed more fully in the presentations of “Item 3” and “Item 4” below, the Board will consider the voting outcome when making determinations regarding these matters. An abstention with respect to any matter will have the effect of a vote against such matter.

Under the rules of the New York Stock Exchange (“NYSE”), a broker or other nominee holding shares of the Company’s Class A Common Stock on behalf of a beneficial holder may not be permitted to exercise voting discretion with respect to some matters to be acted upon at stockholders’ meetings. Therefore, if a beneficial holder does not give the broker or nominee specific voting instructions, the holder’s shares may not be voted on those matters and a broker non-vote will occur. Under the rules of the NYSE, brokers or nominees may vote on the matter listed as Item 2 above, but not on the matters listed as Items 1, 3 and 4 above, if they do not receive instructions from the beneficial holder of the shares held in street name. A broker non-vote will have no effect on the voting results for Items 1, 3 and 4 above.

As of March 24, 2017, National Amusements, Inc. (“National Amusements”) beneficially owned, directly and indirectly through its wholly owned subsidiaries, approximately 79.5% of the Company’s outstanding Class A Common Stock and approximately 9.6% of the Company’s outstanding Class A Common Stock and Class B Common Stock on a combined basis. Sumner M. Redstone, the controlling stockholder of National Amusements, is Chairman Emeritus of the Company. National Amusements has advised the Company that it intends to vote all of its shares of the Company’s Class A Common Stock in favor of each of Items 1 through 4 above. Such action by National Amusements will be sufficient to constitute a quorum and to approve each of Items 1 through 4 above.

Cost of Proxy Solicitation and Inspector of Election

The Company will pay the cost of the solicitation of proxies, including the preparation, printing and mailing of the Notice of Internet Availability and, as applicable, this proxy statement and the related materials. The Company will furnish copies of the Notice of Internet Availability and, if requested, this proxy statement and related materials to banks, brokers, fiduciaries and custodians that hold shares on behalf of beneficial holders so that they may forward the materials to the beneficial holders. American Election Services, LLC will serve as the independent inspector of election for the Annual Meeting.

Mailing Address

The Company’s mailing address is 51 West 52nd Street, New York, NY 10019.

CORPORATE GOVERNANCE

CBS Corporation’s corporate governance practices are established and monitored by its Board of Directors (the “Board”). The Board, with assistance from its Nominating and Governance Committee, regularly assesses CBS Corporation’s governance practices in light of legal requirements and governance best practices. In several areas, CBS Corporation’s practices go beyond the requirements of the NYSE corporate governance listing standards (the “NYSE listing standards”). For example, despite being a “controlled company” (i.e., a company of which more than 50% of the voting power is held by an individual or another company), CBS Corporation has a majority of independent directors on its Board and has an independent Compensation Committee and an independent Nominating and Governance Committee, none of which is required for controlled companies under the NYSE listing standards.

CBS Corporation’s principal governance documents are as follows:

•	Corporate Governance Guidelines

•	Board Committee Charters:

○	Audit Committee Charter

○	Compensation Committee Charter

○	Nominating and Governance Committee Charter

•	Business Conduct Statement

•	Supplemental Code of Ethics for Senior Financial Officers

These documents are available on the Company’s public website at www.cbscorporation.com, and copies of these documents may also be requested by writing to Investor Relations, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company encourages its stockholders to read these documents, as we believe they illustrate CBS Corporation’s commitment to good governance practices. Certain key provisions of these documents are summarized below.

Corporate Governance Guidelines

CBS Corporation’s Corporate Governance Guidelines (the “Guidelines”) set forth the Company’s corporate governance principles and practices on a variety of topics, including the responsibilities, composition and functioning of the Board, director qualifications, and the roles of the Board Committees. The Guidelines are periodically reviewed and updated as needed. The Guidelines provide, among other things, that:

•	A majority of the members of the Board must be independent as determined under the NYSE listing standards and the standards set forth in the Guidelines;

•	All of the members of the Audit, Compensation, and Nominating and Governance Committees must be independent;

•	Separate executive sessions of the non-management directors and independent directors must be held a minimum number of times each year;

•	The Board, acting on the recommendation of the Nominating and Governance Committee, shall determine whether a director candidate’s service on more than three other public company boards of directors is consistent with service on the Board;

•	Director compensation will be established in light of the policies set forth in the Guidelines;

•	Within three years of joining the Board, directors are expected to own shares of Common Stock having a market value of at least five times the cash annual retainer fee paid to them, in accordance with the Guidelines;

•	The Board will hold an annual self-evaluation to assess its effectiveness; and

•	The Compensation Committee and the Nominating and Governance Committee will together review periodically succession planning and report to the non-management directors on these reviews.

Board Committee Charters

Each standing Board Committee operates under a written charter that has been adopted by the Board. The Company has three standing Committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee. The Committee charters set forth the purpose, objectives and responsibilities of the respective Committee and discuss matters such as Committee membership requirements, number of meetings and the setting of meeting agendas. The charters are assessed at least every other year, or more frequently as the applicable Committee may determine, and are updated as needed. More information on the Committees, their respective roles and responsibilities, and their charters can be found under “CBS Corporation’s Board of Directors—Board Committees.”

Business Conduct Statement

The Company’s Business Conduct Statement (“BCS”) sets forth the Company’s standards for ethical conduct that are expected of all directors and employees of the Company. The BCS is available on the Company’s website at www.cbscorporation.com and on the Company’s intranet sites and also has been distributed to the Company’s employees and directors. As part of the Company’s compliance and ethics program, directors and full-time employees are required to certify as to their compliance with the BCS and, on an ongoing basis, must disclose any potential conflicts of interest. The Company has also implemented an online BCS training program. The BCS addresses, among other things, topics such as:

•	Compliance with laws, rules and regulations, including the Foreign Corrupt Practices Act;

•	Conflicts of interest, including the disclosure of potential conflicts to the Company;

•	Confidentiality, insider information and trading, and fair disclosure;

•	Financial accounting and improper payments;

•	The Company’s commitment to providing equal employment opportunities and a bias-free and harassment-free workplace environment;

•	Fair dealing and relations with competitors, customers and suppliers;

•	Health, safety and the environment; and

•	Political contributions and payments.

The BCS provides numerous avenues for employees to report violations of the BCS or matters of concern, whether anonymously or with attribution, to the appropriate officers of the Company and/or the Audit Committee. These avenues include a telephone hotline, email contacts or direct communication with the Company’s compliance officers. The BCS also provides that the Company will protect anyone who makes a good faith report of a violation of the BCS and that retaliation against an employee who makes a good faith report will not be tolerated.

Waivers of the BCS for the Company’s executive officers or directors will be disclosed on the Company’s website at www.cbscorporation.com or by Form 8-K filed with the SEC.

Supplemental Code of Ethics for Senior Financial Officers

The Supplemental Code of Ethics is applicable to the Company’s Chief Executive Officer, Chief Operating Officer (who also performs the duties of the Chief Financial Officer) and Chief Accounting Officer. The Supplemental Code of Ethics, which is available on the Company’s website at www.cbscorporation.com, addresses matters specific to those senior financial positions in the Company, including responsibility for the disclosures made in CBS Corporation’s filings with the SEC, reporting obligations with respect to certain matters and a general obligation to promote honest and ethical conduct within the Company. The senior financial officers are also required to comply with the BCS. Amendments to or waivers of the Supplemental Code of Ethics for these officers will be disclosed on the Company’s website at www.cbscorporation.com or by Form 8-K filed with the SEC.

CBS CORPORATION’S BOARD OF DIRECTORS

The Company’s Board of Directors is currently comprised of 13 members: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Leslie Moonves, Doug Morris, Shari Redstone and Sumner M. Redstone. All of the current members of the Board were elected at the Company’s 2016 Annual Meeting of Stockholders.

During 2016, the Board held 9 meetings and also acted by unanimous written consent. Each incumbent director attended at least 75% of the meetings of the Board and Board Committees on which such director served during 2016. In addition to Board and Committee meetings, directors are expected to attend the Annual Meeting, and all of the directors standing for election in 2016, except for one, attended the Company’s 2016 Annual Meeting of Stockholders.

In accordance with the Guidelines and the NYSE listing standards, the non-management directors meet separately, without directors who are Company employees, at least two times each year, and at such other times as they deem appropriate. The independent directors also meet separately, without those directors who are not independent as determined by the Board, at least two times each year, and at such other times as they deem appropriate. The members of the Nominating and Governance Committee preside at meetings of the non-management directors and independent directors on a rotating basis. During 2016, the non-management directors met 6 times, and the independent directors met 6 times.

Director Independence

The Company’s Guidelines provide that a majority of the Company’s directors must be independent of the Company, as “independence” is defined in the NYSE listing standards and in the Guidelines. The NYSE listing standards set forth five “bright-line” tests that require a finding that a director is not independent if the director fails any of the tests. In addition, the NYSE listing standards provide that a director is not independent unless the Board affirmatively determines that the director has no “material relationship” with the Company. The Guidelines set forth categorical standards to assist the Board in determining what constitutes a “material relationship” with the Company. Generally under these categorical standards, the following relationships are deemed not to be material:

•	The types of relationships identified by the NYSE listing standards’ “bright-line” tests, if they occurred more than five years ago (the Board will review any such relationship if it occurred more than three but less than five years ago);

•	A relationship whereby the director has received, or an immediate family member of the director has received for service as an executive officer, less than $120,000 in direct compensation from the Company during any 12-month period within the last three years; and

•	A relationship where the director is an executive officer or employee, or an immediate family member of the director is an executive officer, of the following:

○	a company that made payments to, or received payments from, the Company for property or services in an amount that, in each of the last three fiscal years, is less than 1% of such company’s annual consolidated gross revenues;

○	a company which is either indebted to or a creditor of the Company in an amount that is less than 1% of such company’s total consolidated assets; and

○	a tax-exempt organization that received contributions from the Company in the prior fiscal year in an amount less than the greater of $500,000 or 1% of that organization’s consolidated gross revenues.

For relationships that exceed the thresholds described above, the determination of whether the relationship is material or not, and therefore whether the director would be independent or not, is made by the directors who are independent. In addition, the Guidelines state that, generally, the types of relationships not addressed by the NYSE listing standards or described in the Guidelines will not cause an otherwise independent director to be considered not independent. However, the Board may determine that a director is not independent for any reason it deems appropriate.

The full text of the Guidelines is available on the Company’s website at www.cbscorporation.com.

In February and March of 2017, the Nominating and Governance Committee reviewed the independence of the Company’s current 13 directors, which included 12 of the 13 nominees standing for election at the Annual Meeting, and the new nominee for director (Ms. Martha L. Minow) to determine its recommendation regarding which of them meet the independence standards outlined above. The Board, based on its review and the recommendation of the Nominating and Governance Committee, determined that 8 of the current 13 directors are, and the new nominee for director also is, independent. The current directors who are independent, all of whom are standing for re-election at the Annual Meeting, are Messrs. Califano, Cohen, Countryman, Gifford, Gordon, Kopelson and Morris and Ms. Griego.

During its review, in determining that the director nominees named above are independent, the Board considered the transactions disclosed under “Related Person Transactions,” all of which the Board determined were immaterial to, and would not impair, each such director’s independence. The Board also considered that the Company and its subsidiaries in the ordinary course of business have, during the past three years, sold products and services to, and/or purchased products and services from, persons and companies and other entities, of which certain directors were executive officers or principals during 2016, and determined that all of these transactions met the threshold for relationships deemed to be immaterial under the Guidelines.

Board Leadership Structure

The Company’s President and Chief Executive Officer also serves as Chairman of the Board. The Board continues to believe that this leadership structure is appropriate and in the best interests of the stockholders, given Mr. Moonves’ successes in his role as the Company’s President and Chief Executive Officer, including distinguishing the Company as a producer of world-class content across all mediums and identifying and developing key new revenue streams for future growth, and the Board’s support for Mr. Moonves’ vision for the strategic direction of the Company. The Board also believes his dual role is appropriate, in that Mr. Moonves provides strong consistent leadership, particularly in light of the breadth of his institutional knowledge of all aspects of the Company’s businesses from his service with the Company for more than 20 years and as a member of the Board for more than 10 years and his status as one of the most influential leaders in the entertainment industry. Ms. Redstone serves as the non-executive Vice Chair of the Board, whose responsibilities include the duties set forth in the Company’s Bylaws. The Board believes that her role appropriately reflects both her breadth of experience in the entertainment industry and her ownership position in and role at National Amusements. Mr. Redstone is Chairman Emeritus of the Company. Following the Annual Meeting, he will continue to have the opportunity to participate in meetings of the Board in a non-voting role. The Board has not appointed a lead independent director. In support of the independent oversight of management, the non-management directors and, separately, the independent directors routinely meet and hold discussions without management present. A majority of the directors on the Board are independent, and the Audit, Compensation and Nominating and Governance Committees are composed entirely of independent directors.

Board Risk Oversight

The Company’s Board of Directors has overall responsibility for the oversight of the Company’s risk management process. The Board carries out its oversight responsibility directly and through the delegation to its Committees of responsibilities related to the oversight of certain risks, as follows:

•

The Audit Committee, as part of its internal audit and independent auditor oversight, is responsible for reviewing the Company’s risk assessment and risk management practices and discusses risks as they relate to its review of the Company’s financial statements, the evaluation of the effectiveness of internal control over financial reporting, compliance with legal and regulatory requirements, and the performance of the internal audit function, among other responsibilities set forth in the Committee’s charter.

•	The Compensation Committee monitors risks associated with the design and administration of the Company’s compensation programs, including its performance-based compensation programs, to promote an environment which does not encourage unnecessary and excessive risk-taking by the Company’s employees. The Committee also reviews risks related to management resources, including the depth of the Company’s senior management. In view of this oversight and based on management’s assessment, the Company does not believe that its employee compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

•	The Nominating and Governance Committee oversees risk as it relates to monitoring developments in law and practice with respect to the Company’s corporate governance processes and in reviewing related person transactions. The Committee also is responsible for the periodic review of the following risk management processes at the Company: disaster recovery, crisis management and theft of intellectual property.

Each of these Committees reports regularly to the Board on these risk-related matters, among other items within its purview. On an annual basis, the Board conducts strategy sessions, which include presentations from economic, political and industry experts, among others, on matters affecting the Company, to assist the Board and management in preparing and implementing strategic initiatives, including risk management. In addition, the Board and Committees receive regular reports from management that include matters affecting the Company’s risk profile, including, among others, operations reports from the Chief Executive Officer and from division heads, all of which include strategic and operational risks; reports from the Chief Operating Officer and Chief Accounting Officer on credit and liquidity risks and on the integrity of internal controls over financial reporting; reports from the Chief Legal Officer on legal risks and material litigation; and reports on internal audit activities from the Senior Vice President, Internal Audit. The Audit Committee also receives periodic reports from the Company’s Chief Compliance Officer on the Company’s compliance program and from the Senior Vice President, Internal Audit on the internal audit plan for the upcoming fiscal year, the scope of which is to determine the adequacy and function of the Company’s risk management, control and governance processes. Outside of formal meetings, Board members have regular access to executives, including the Chief Executive Officer, the Chief Operating Officer, the Chief Accounting Officer, the Chief Legal Officer and the Chief Administrative Officer and Chief Human Resources Officer. The Committee and management reports, strategy sessions and real-time management access collectively provide the Board with integrated insight on the Company’s management of its risks.

Board Committees

The following chart sets forth the current membership of each standing Board Committee. The Board reviews and determines the membership of the Committees at least annually.

Committee	Members
Audit Committee	Gary L. Countryman, Chair Charles K. Gifford Linda M. Griego
Compensation Committee	Charles K. Gifford, Chair William S. Cohen Bruce S. Gordon Doug Morris
Nominating and Governance Committee	Joseph A. Califano, Jr., Chair Gary L. Countryman Charles K. Gifford

During 2016, the Audit Committee held 5 meetings, the Compensation Committee held 6 meetings and the Nominating and Governance Committee held 8 meetings. Information about these Committees, including their respective roles and responsibilities and charters, is set forth below.

Audit Committee

The Audit Committee Charter provides that the Audit Committee will be comprised of at least three members and that all of the members on the Committee must be independent directors. Also, the Committee must have at least one “audit committee financial expert” (as described below), and all Committee members must be financially literate. The Committee holds at least five regular meetings each year, and it regularly meets separately at these meetings with the independent auditor, the Company’s Chief Legal Officer, its Senior Vice President, Internal Audit and other members of the Company’s senior management. The Committee is responsible for the following, among other things:

•	The appointment, retention, termination, compensation and oversight of the Company’s independent auditor, including reviewing with the independent auditor the scope of the audit plan and audit fees;

•	Reviewing the Company’s financial statements and related disclosures, including with respect to internal control over financial reporting;

•	Oversight of the Company’s internal audit function; and

•	Oversight of the Company’s compliance with legal and regulatory requirements.

For additional information on the Committee’s role and its oversight of the independent auditor during 2016, see “Report of the Audit Committee.”

Audit Committee Financial Experts. The Board has determined that all of the members of the Audit Committee are “financially literate,” as that term is interpreted by the Board in its business judgment. In addition, the Board has determined that two members of the Audit Committee, including Mr. Countryman, the Chair of the Audit Committee, each qualify as an “audit committee financial expert,” as that term is defined in the regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

Compensation Committee

The Compensation Committee Charter provides that the Compensation Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors and that the Committee shall also satisfy the relevant requirements established pursuant to regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The Committee holds at least four regular meetings each year and is responsible for the following, among other things:

•	Adopting and periodically reviewing the Company’s compensation philosophy, strategy and principles regarding the design and administration of the Company’s compensation programs;

•	Reviewing and approving the total compensation packages for the Company’s executive officers and other senior executives identified by the Committee after consultation with the Company’s Chairman of the Board, President and Chief Executive Officer and Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer (excluding “Talent,” as such term is currently used in the media or entertainment industries) (collectively, the “senior executives”); and

•	Overseeing the administration of the Company’s incentive compensation plans (including the bonus plan for executives subject to Section 162(m) of the Code) and its equity-based compensation plans.

Consideration and Determination of Executive Compensation. The Compensation Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives and severance arrangements. In approving compensation for the senior executives, the Committee considers the input and recommendations of the Chief Executive Officer, the Chief Operating Officer with respect to those senior executives who report directly to him, and the Chief Legal Officer with respect to those senior executives who report directly to him. With respect to the Chairman of the Board, President and Chief Executive Officer, the Committee reviews and approves goals and objectives relevant to his compensation and, together with the Nominating and Governance Committee, annually evaluates his performance in light of those goals and objectives. The results of this evaluation are then reported to the non-management directors. The Compensation Committee sets his compensation, taking this evaluation into account, and reports to the Board on this process.

The Company’s processes and procedures for the consideration of executive compensation and the role of the Company’s executive officers in determining or recommending the amount or form of executive compensation are more fully described in the “Compensation Discussion and Analysis” section below. Director compensation is approved by the Board, based on recommendations from the Nominating and Governance Committee, as more fully described in the “Nominating and Governance Committee” section below.

The Compensation Committee has the power to delegate its authority and duties to subcommittees or individuals as it deems appropriate and in accordance with applicable laws and regulations. The Committee has delegated to the Chairman of the Board, President and Chief Executive Officer limited authority (with respect to executives who are not senior executives) to grant long-term incentive awards under the Company’s long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios, as discussed in the “Compensation Discussion and Analysis” section below.

The Committee is empowered to retain compensation consultants having special competence to assist the Committee in evaluating executive officer and employee compensation. The Committee has the sole authority to retain and terminate such consultants and to review and approve such consultants’ fees and other retention terms. The Committee retains an independent compensation consulting firm, currently Exequity LLP, to advise the Committee in its review of senior executive compensation. The Compensation Committee adopted a policy in 2008 providing that the independent compensation consulting firm will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. Accordingly, other than these services provided to the Committee, Exequity does not perform any administrative or consulting services for the Company. In furtherance of the Committee’s review of senior executive compensation, the independent consultant examines the compensation practices at companies with which the Company competes for senior executive talent, including those companies engaged in similar business activities and other publicly traded U.S. companies, and provides other analysis, as more fully described in the “Compensation Discussion and Analysis” section below. The Committee has assessed the independence of Exequity and determined that Exequity’s work for the Committee does not raise any conflict of interest.

Nominating and Governance Committee

The Nominating and Governance Committee’s Charter provides that the Nominating and Governance Committee will be comprised of at least three members, except that the Committee is deemed to be properly constituted with at least two members in the event of a vacancy until the Board fills the vacancy. The Charter also provides that all of the members on the Committee must be independent directors. The Committee holds at least three regular meetings each year and is responsible for the following, among other things:

•	Identifying and recommending to the Board nominees for election to the Board and reviewing the composition of the Board as part of this process;

•	Overseeing all aspects of the Company’s corporate governance initiatives, including regular assessments of its principal governance documents;

•	Establishing criteria for the annual self-evaluations of the Board and its Committees;

•	Making recommendations to the Board on director compensation matters;

•	Monitoring developments in the law and practice of corporate governance;

•	Developing and recommending items for Board meeting agendas;

•	Reviewing transactions between the Company and related persons; and

•	Reviewing the following risk management processes at the Company: disaster recovery, crisis management and theft of intellectual property.

The members of the Nominating and Governance Committee also chair the executive sessions of non-management and independent directors on a rotating basis.

Consideration and Determination of Director Compensation. The Committee annually reviews and recommends for the Board’s consideration the form and amount of compensation for Outside Directors. “Outside Directors” are directors of the Company who are not employees of the Company or any of its subsidiaries. Only Outside Directors are eligible to receive compensation for serving on the Board, as more fully described in the “Director Compensation” section below. In connection with its 2017 review and recommendation, the Committee received advice from the independent compensation consulting firm retained by the Compensation Committee regarding market practice for director compensation.

In accordance with the Guidelines and its Charter, the Committee is guided by three principles in its review of Outside Director compensation and benefits: Outside Directors should be fairly compensated for the services they provide to the Company, taking into account, among other things, the size and complexity of the Company’s business and compensation and benefits paid to directors of comparable companies; Outside Directors’ interests should be aligned with the interests of stockholders; and Outside Directors’ compensation should be easy for stockholders to understand.

The recommendations of the Committee with respect to director compensation are subject to approval by the Board.

2017 Director Nomination Process; Board Diversity. In connection with the 2017 director nomination process, the Committee reviewed the current composition of the Board in light of the considerations set forth in its Charter and the Company’s Guidelines. The Committee also considered input received from other directors on Board member qualifications, Board composition and any special circumstances that the Committee considers important in its determination. After taking these considerations into account, the Committee determined to recommend to the Board that each of the nominees set forth below in “Item 1-Election of Directors” be nominated to stand for election at the 2017 Annual Meeting.

As part of its review, the Committee considers diversity, among other factors. The Committee considers diversity to be a broadly defined concept which takes into account professional experience, gender and ethnicity, among other characteristics. As a result of considering diversity as part of its nomination process, multiple industries are represented on the Board, including the entertainment and media, communications, banking, legal, insurance, education, and management consulting industries, among others. Additionally, distinguished contributors to governmental and not-for-profit organizations also serve on the Board. Multiple professions are represented among the directors, including current and past experience as principal executive officers, attorneys, high-level government and higher education officials, entrepreneurs and television, film and record producers, among others. The Committee assesses the effectiveness of its consideration of diversity as part of its annual nomination process, when it reviews the composition of the Board as a whole.

Stockholder Recommendations for Director. The Committee will consider candidates for director recommended by the stockholders of the Company. All recommendations by stockholders for potential director candidates, which shall include written materials with respect to the potential candidate, should be sent to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019. The Company’s

Guidelines and Nominating and Governance Committee Charter set forth certain criteria for director qualifications and Board composition that stockholders should consider when making a recommendation. These criteria include an expectation that directors have substantial accomplishments in their professional backgrounds, are able to make independent, analytical inquiries, and exhibit practical wisdom and mature judgment. Directors of CBS Corporation should also possess the highest personal and professional ethics, integrity and values and be committed to promoting the long-term interests of CBS Corporation’s stockholders. Director candidates recommended by stockholders who meet the director qualifications, which are described more fully in the Company’s Guidelines and Nominating and Governance Committee Charter, will be considered by the Chair of the Committee, who will present the information on the candidate to the entire Committee. Director candidates recommended by stockholders will be considered by the Committee in the same manner as any other candidate.

Stockholder Outreach

The Company’s management, including through its investor relations program, conducts stockholder outreach throughout the year to inform the Company’s management and Board about the issues that matter most to stockholders. The stockholder outreach efforts include management meetings with individual and group investors in person or by telephone and management presentations at investor and industry conferences, including question-and-answer sessions, on a regular basis. The investor relations group also responds to retail investor email and telephone inquiries, providing access to Company representatives and a forum for providing feedback. During 2016, these stockholder outreach efforts resulted in discussions and interactions with nearly 2,000 investors. On March 15, 2016, the Company held an “Investor Day” conference, which was also available to the public via video webcast. At the conference, management updated investors on the Company’s performance since the prior “Investor Day” conference in 2011, discussed operations and strategic priorities and conducted a question-and-answer session.

Communications with Directors

Stockholders and other parties interested in contacting CBS Corporation’s non-management directors may send an email to nonmanagementdirectors@cbs.com or write to Non-Management Directors, CBS Corporation, 51 West 52nd Street, 35th Floor, New York, NY 10019. The non-management directors’ contact information is also available on CBS Corporation’s website at www.cbscorporation.com. The non-management directors have approved the process for handling communications received in this manner.

Stockholders should also use the email and mailing address for the non-management directors to send communications to the Board. The process for handling stockholder communications to the Board received in this manner has been approved by the independent directors of the Board. Correspondence relating to accounting or auditing matters will be handled in accordance with procedures established by the Audit Committee for such matters.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during fiscal year 2016 was, or has ever been, an officer or employee of the Company, and, during fiscal year 2016, no executive officer of the Company served on the board and/or compensation committee of any company that employed as an executive officer any member of the Company’s Board and/or Compensation Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below sets forth as of February 28, 2017, unless otherwise indicated, information concerning the beneficial ownership of the Company’s Class A and Class B Common Stock by (i) each current director and director nominee, (ii) each named executive officer and (iii) the current directors and executive officers of the Company as a group. Each person has sole voting and investment power over the shares reported, except as noted. Also set forth below is information concerning the beneficial ownership by each person, or group of affiliated persons, who is known by the Company to beneficially own 5% or more of the Company’s Class A Common Stock. As of February 28, 2017, there were 37,598,604 shares of the Company’s Class A Common Stock outstanding and 372,248,134 shares of the Company’s Class B Common Stock outstanding.

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
Anthony G. Ambrosio	Class A Common	0		*
	Class B Common	463,467	(1)(2)(3)	*

David R. Andelman	Class A Common	26,996	(4)	*
	Class B Common	111,360	(1)(4)	*

Joseph A. Califano, Jr.	Class A Common	3,169	(4)	*
	Class B Common	87,693	(1)(3)(4)	*

William S. Cohen	Class A Common	31,343	(4)	*
	Class B Common	94,530	(1)(4)	*

Gary L. Countryman	Class A Common	6,576	(4)	*
	Class B Common	82,191	(1)(4)	*

Charles K. Gifford	Class A Common	0		*
	Class B Common	87,052	(1)(3)(4)	*

Leonard Goldberg	Class A Common	0		*
	Class B Common	60,691	(3)	*

Bruce S. Gordon	Class A Common	0		*
	Class B Common	63,346	(1)(4)	*

Linda M. Griego	Class A Common	0		*
	Class B Common	43,799	(3)(4)	*

Joseph R. Ianniello	Class A Common	0		*
	Class B Common	1,117,582	(1)(2)(3)	*

Arnold Kopelson	Class A Common	3,601	(4)	*
	Class B Common	92,068	(1)(4)	*

Martha L. Minow	Class A Common	0	(5)	*
	Class B Common	0	(5)	*

Leslie Moonves	Class A Common	0		*
	Class B Common	5,074,293	(1)(2)(3)	1.4%

Doug Morris	Class A Common	23,249	(4)	*
	Class B Common	76,818	(4)	*

Shari Redstone	Class A Common	13,505	(4)(6)	*
	Class B Common	109,328	(3)(4)(6)	*

Sumner M. Redstone	Class A Common	29,882,639	(7)	79.5%
	Class B Common	9,446,293	(7)	2.5%

	Beneficial Ownership of Equity Securities
Name	Title of Security	Number of Shares		Percent of Class
Gil Schwartz	Class A Common	0		*
	Class B Common	270,839	(1)(2)	*

Lawrence P. Tu	Class A Common	0		*
	Class B Common	105,651	(1)(2)	*

Current directors and executive officers as a group, other than the interests of Mr. Redstone (19 persons)	Class A Common Class B Common	108,439 8,206,437	(4) (1)(2)(3)(4)(8)	* 2.2%

National Amusements 846 University Avenue Norwood, MA 02062	Class A Common Class B Common	29,882,599 9,243,800	(9) (9)	79.5 2.5	% %

Mario J. Gabelli et al.(10)	Class A Common	4,411,381		11.7%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435

GRUSS Capital Management, L.P. et al.(11)	Class A Common	2,341,800		6.2%
GRUSS Capital Management, L.P. 510 Madison Avenue, 16th Floor New York, NY 10022

*	Represents less than 1% of the outstanding shares of the class.

(1)	Includes the following shares of the Company’s Class B Common Stock (a) which the indicated named executive officer or director had the right to acquire on or within 60 days from February 28, 2017, through the exercise of stock options: Ambrosio, 263,638; Andelman, 20,372; Califano, 20,372; Cohen, 1,698; Countryman, 20,372; Gifford, 20,372; Gordon, 5,093; Ianniello, 788,269; Kopelson, 33,106; Moonves, 2,929,995; Schwartz, 211,090; and Tu, 101,985; and (b) underlying restricted share units (“RSUs”) which will vest within 60 days from February 28, 2017 held by the indicated executive officer: Tu, 233.

(2)	Includes shares held through the CBS 401(k) Plan.

(3)	Includes the following number of shares of the Company’s Class B Common Stock (a) owned by family members but as to which, except in the case of Ms. Griego, the indicated person disclaims beneficial ownership: Califano, 927; Griego, 6,000; Ianniello, 2,368; and Moonves, 4,691; (b) held by trusts, as to which the indicated director has shared voting and investment power: Goldberg, 5,000; Moonves, 168,924; and Shari Redstone, 1,500; (c) held in family trusts, as to which the indicated person has sole voting and investment power: Ambrosio, 156,231; and Moonves: 1,696,764; and (d) held in family trusts, as to which the indicated person’s family member has voting and investment power: Ambrosio, 28,231; and Gifford, 1,500.

(4)	Includes (a) the following Company Class A Common Stock phantom units and Class B Common Stock phantom units credited pursuant to the Company’s deferred compensation plans for Outside Directors: Andelman, 26,996 Class A and 27,256 Class B; Califano, 3,169 Class A and 3,195 Class B; Cohen, 31,343 Class A and 31,645 Class B; Countryman, 6,576 Class A and 6,586 Class B; Kopelson, 3,601 Class A and 3,604 Class B; Morris, 23,249 Class A and 23,488 Class B; and Shari Redstone, 13,505 Class A and 13,670 Class B; and (b) the following shares of the Company’s Class B Common Stock underlying vested RSUs for which settlement has been deferred: Andelman, 61,187; Califano, 61,187; Cohen, 61,187; Countryman, 53,330; Gifford, 58,597; Gordon, 55,700; Griego, 31,192; Kopelson, 3,861; Morris, 53,330; and Shari Redstone, 40,412. Pursuant to the governing plans, the phantom common stock units are payable in cash and the RSUs are payable in shares of the Company’s Class B Common Stock following termination of service as a director.

(5)	Information for Ms. Minow is as of March 29, 2017.

(6)	Ms. Redstone is a stockholder of National Amusements and has a significant indirect beneficial interest in the Company shares owned by National Amusements and its wholly owned subsidiaries.

(7)	Includes 29,882,599 shares of the Company’s Class A Common Stock and 9,243,800 shares of the Company’s Class B Common Stock that are owned by National Amusements and its wholly owned subsidiaries. Mr. Redstone is the beneficial owner of the controlling interest in National Amusements and, accordingly, beneficially owns all such shares. National Amusements is controlled by Mr. Redstone through the Sumner M. Redstone National Amusements Trust (the “SMR Trust”), which owns 80% of the voting interest of National Amusements, and such voting interest of National Amusements held by the SMR Trust is voted solely by Mr. Redstone until his incapacity or death. The SMR Trust provides that in the event of Mr. Redstone’s death or incapacity, voting control of the National Amusements voting interest held by the SMR Trust will pass to seven trustees, who will include directors Shari Redstone and David R. Andelman. No member of the Company’s management is a trustee of the SMR Trust. Based on information received from National Amusements, some of the shares of the Company’s Class A and Class B Common Stock owned by its wholly owned subsidiaries are pledged to its lenders. National Amusements holds more than 50% of the Company’s Class A Common Stock directly, and these shares are not pledged.

(8)	Includes 4,553,409 shares of the Company’s Class B Common Stock which the current directors and executive officers as a group, other than Mr. Redstone, had the right to acquire on or within 60 days from February 28, 2017, through the exercise of stock options or through the vesting of RSUs.

(9)	Mr. Redstone is the beneficial owner of the controlling interest in National Amusements and, accordingly, beneficially owns all the Company’s shares held by National Amusements and its wholly owned subsidiaries. Based on information received from National Amusements, some of the shares of the Company’s Class A and Class B Common Stock owned by its wholly owned subsidiaries are pledged to its lenders. National Amusements holds more than 50% of the Company’s Class A Common Stock directly, and these shares are not pledged.

(10)	The number of shares identified is based on a Schedule 13D dated February 25, 2011 and filed with the SEC by Gamco Investors, Inc. et al. on March 15, 2011. The Schedule 13D reported that the Gabelli entities have investment discretion and/or voting power with respect to substantially all of such shares.

(11)	The number of shares identified is based on a Schedule 13G/A dated December 31, 2016 and filed with the SEC by GRUSS Capital Management, L.P. et al. on February 10, 2017. The Schedule 13G/A reported that the GRUSS entities have investment discretion and/or voting power with respect to substantially all of such shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s executive officers and directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE and to furnish the Company with copies of all Section 16(a) forms they file. Based upon the Company’s compliance program, a review of the forms furnished to the Company and written representations, the Company believes that during 2016 its executive officers, directors and greater than 10% beneficial owners complied with all applicable Section 16(a) filing requirements.

RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors adopted a written policy whereby the Nominating and Governance Committee reviews and approves, ratifies or takes other actions it deems appropriate with respect to a related person transaction that, under the rules of the SEC, is required to be disclosed in the Company’s proxy statement. In its review, the Committee considers the related person’s interest in the transaction; the material terms of the transaction, including the dollar amount involved; the importance of the transaction to the related person and the Company; whether the transaction would impair the judgment of the related person; and any other information the Committee deems appropriate.

Any member of the Committee who is a related person with respect to a transaction under review may not participate in the review or vote respecting the transaction; however, that person may be counted in determining the presence of a quorum at a meeting of the Committee that considers the transaction.

Under the policy, the Company’s legal staff is primarily responsible for determining whether a related person has a direct or indirect material interest in a transaction with the Company that is required to be disclosed. The determination will be made after a review of information obtained from the related person and information available from the Company’s records. The staff is responsible for establishing and maintaining policies and procedures to obtain relevant information to allow it to make the determination.

Agreements Related to Viacom Inc.

National Amusements, the Company’s controlling stockholder, is also the controlling stockholder of Viacom. Mr. Sumner M. Redstone, the controlling stockholder, chairman of the board of directors and chief executive officer of National Amusements, serves as Chairman Emeritus for both the Company and Viacom.

During 2016, the Company, as part of its normal course of business, entered into transactions with Viacom and its subsidiaries. The Company licenses its television content, leases production facilities and sells advertising spots to various subsidiaries of Viacom. Viacom also distributes certain of the Company’s television programs in the home entertainment market. The Company’s total revenues from these transactions were $120 million for the year ended December 31, 2016. In addition, the Company places advertisements with and leases production facilities from various subsidiaries of Viacom. The total amounts from these transactions were $24 million for the year ended December 31, 2016. As of December 31, 2016, Viacom owed the Company approximately $148 million, and the Company owed Viacom approximately $1.2 million in connection with the Company’s various normal course of business transactions with Viacom.

The Company believes that the terms of all such transactions were no more or less favorable to the Company and its businesses than they would have obtained from unrelated parties. The Company expects for the foreseeable future to continue to have transactions with Viacom.

Other Transactions

The National Center on Addiction and Substance Abuse (“CASA”) sponsors an annual “Family Day” event, the purpose of which is to encourage families to eat dinner together. During 2016, Mr. Califano served as Founder and Chairman Emeritus of CASA. In 2016, certain divisions of the Company and its subsidiaries supported the “Family Day” event by airing public service announcements (PSAs). It is anticipated that divisions of the Company and its subsidiaries will from time to time continue to promote Family Day. In addition, in 2016, the Company made contributions totaling $50,000 to CASA.

Pursuant to an agreement between a subsidiary of the Company and Panda Productions, a television and film production company owned 50% by Mr. Goldberg, he serves as an Executive Producer of CBS Network’s television series, Blue Bloods. In connection with this agreement, during 2016, the Company paid to Panda Productions fees per episode for Mr. Goldberg’s executive producer services, which are consistent with fees paid to other executive producers at Mr. Goldberg’s level. The Company in 2016 also advanced to Panda Productions, consistent with industry practice, a certain portion of contingent compensation based upon its negotiated participation in net revenues received by the Company in connection with the Blue Bloods series, and the Company may in the future pay additional such compensation to Panda Productions. The Company believes that the terms of the agreement with Panda Productions are no more or less favorable to the Company than it could have obtained from unrelated parties.

Julie Chen, the wife of Mr. Moonves, is a host of the CBS Network show The Talk and the host of the CBS Network show Big Brother. Ms. Chen’s compensation is comparable to on-air talent in similar positions at the CBS Network, and the Company believes it is comparable to on-air talent in such positions generally.

Amy Salerno (daughter of Frederic V. Salerno, who served as a director of the Company until May 2016) is an employee in the Business Development department of Showtime Networks Inc., a subsidiary of the Company. Ms. Salerno has been an employee of Showtime Networks for approximately seventeen years. She is not an executive officer of the Company or of Showtime. Ms. Salerno received compensation in 2016 in an amount consistent with the compensation paid to other employees at her level.

Pursuant to the terms of an agreement between Simon & Schuster, a subsidiary of the Company, and Gil Schwartz, the Company’s Senior Executive Vice President and Chief Communications Officer, Mr. Schwartz is entitled to receive an advance on royalties, in connection with his grant to Simon & Schuster of the exclusive rights to publish a new book to be authored by him, payable over time subject to certain milestones. The formula for determining royalties payable under Mr. Schwartz’ agreement is consistent with such formulas for determining royalties payable to other authors at his level. The Company believes that the terms of the agreement with Mr. Schwartz are no more or less favorable to the Company than it could have obtained from unrelated parties.

In November 1995, the Company entered into an agreement with Gabelli Asset Management Company (“GAMCO”) pursuant to which GAMCO manages certain assets for qualified U.S. pension plans sponsored by the Company. For 2016, the Company paid GAMCO approximately $202,877 for such investment management services. The Company believes that the terms of the agreement with GAMCO are no more or less favorable to the Company than it could have obtained from unrelated parties. Entities that are affiliated with GAMCO collectively own 4,411,381 shares of the Company’s Class A Common Stock, according to a Schedule 13D filed with the SEC on March 15, 2011 by such entities (the latest filing available), which shares, as of February 28, 2017, represented approximately 11.7% of the outstanding shares of the class.

During 2016, Mr. Redstone was employed by the Company and received $1.1 million as payment for his service. This arrangement was approved by the Compensation Committee.

ITEM 1—ELECTION OF DIRECTORS

The election of 13 directors is proposed by the Board of Directors, each director to hold office, in accordance with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, until the next annual meeting or until his or her successor is duly elected and qualified. The Company’s Board proposes for election: David R. Andelman, Joseph A. Califano, Jr., William S. Cohen, Gary L. Countryman, Charles K. Gifford, Leonard Goldberg, Bruce S. Gordon, Linda M. Griego, Arnold Kopelson, Martha L. Minow, Leslie Moonves, Doug Morris and Shari Redstone. All of the nominees, except for Ms. Minow, are current members of the Company’s Board who were elected at the Company’s 2016 Annual Meeting of Stockholders. Ms. Minow is not a current director of the Company, but is a nominee for election as a director at the Annual Meeting.

In accordance with the Board’s recommendation, the proxy holders will vote the shares of the Company’s Class A Common Stock covered by the respective proxies for the election of each of the 13 director nominees set forth below, unless the stockholder gives instructions to the contrary. If, for any reason, any of the director nominees become unavailable for election, the proxy holders may exercise discretion to vote for substitute nominees proposed by the Board. Each of the director nominees has indicated that he or she will be able to serve if elected and has agreed to do so.

Information about each director nominee is set forth below:

David R. Andelman	Director since 2000
Mr. Andelman (age 77) is a senior partner associated with the law firm of Lourie & Cutler, P.C. in Boston, Massachusetts since 1964. Mr. Andelman also serves as a director and treasurer of Lourie & Cutler. He is also a director of National Amusements. He has held no other public company directorships during the past five years.

Mr. Andelman is an accomplished attorney, practicing law for over 52 years with a focus in tax, estate and business planning. His legal acumen positions him as an invaluable advisor in the Company’s deliberations. Mr. Andelman also provides institutional knowledge of the Company and continuity on the Company’s Board, having served on the Board for 17 years.

Joseph A. Califano, Jr.	Director since 2003
Mr. Califano (age 85) is Founder and Chairman Emeritus of the Board of The National Center on Addiction and Substance Abuse (“CASA”). Prior to becoming Founder and Chairman Emeritus, effective February 1, 2012, Mr. Califano served as Founder and Chairman of CASA, commencing in 1992, and also served as its President from 1992 through May 1, 2009. Mr. Califano has served as Adjunct Professor of Public Health at Columbia University’s Medical School and School of Public Health since 1992 and is a member of the Institute of Medicine of the National Academy of Sciences. He was senior partner of the Washington, D.C. office of the law firm Dewey Ballantine from 1983 to 1992. Mr. Califano served as the United States Secretary of Health, Education, and Welfare from 1977 to 1979, and he served as President Lyndon B. Johnson’s Assistant for Domestic Affairs from 1965 to 1969. He is the author of 13 books. During the past five years, he was also a director of Willis Group Holdings PLC (2004-2013).

As the Founder and Chairman Emeritus and former senior executive of a nonprofit organization at a major university, Mr. Califano brings to the Board a distinctive ability to advise on public policy issues that may affect the Company and its reputation. In addition, his prior service at the highest levels of the federal government for more than 15 years and as an accomplished attorney in private practice in Washington, D.C. and New York provides the Board with insight on matters related to the federal government’s regulation of the Company’s businesses. From this experience plus his past and present directorship experience, which includes experience on audit, financial and executive committees, Mr. Califano provides meaningful leadership in these areas and with respect to the implementation of sound corporate governance practices.

William S. Cohen	Director since 2003
Mr. Cohen (age 76) has been Chairman and Chief Executive Officer of The Cohen Group, a business consulting firm, since January 2001. Prior to founding The Cohen Group, Mr. Cohen served as the United States Secretary of Defense from January 1997 to 2001. He also served as a United States Senator from 1979 to 1997, and as a member of the United States House of Representatives from 1973 to 1979. During the past five years, he was also a director of RLJ Acquisition, Inc. (2011-2012).

Mr. Cohen currently serves as the principal executive officer of a privately held global consulting group that provides global business consulting services and advice on tactical and strategic opportunities in multiple global markets. This experience, coupled with his prior 28 years of service at the highest levels of the federal government, makes Mr. Cohen an invaluable, skilled advisor to the Board on global economic and political conditions and on the development of international strategies.

Gary L. Countryman	Director since 2007
Mr. Countryman (age 77) has been Chairman Emeritus of the Liberty Mutual Group since 2000. He served as Chairman of Liberty Mutual Group from 1986 to 2000 and as Chief Executive Officer from 1986 to 1998. During the past five years, he was also a director of Liberty Mutual Group (1986-2012) and NSTAR (1999-2012).

Mr. Countryman’s 40-year career in the insurance industry provides the Board with financial expertise and an understanding of the management of risk from an insurance perspective. His leadership in transforming Liberty Mutual from a domestic to an international financial services group and overseeing a complex, highly regulated group of insurance companies is relevant to the Board’s oversight of the Company’s global businesses and complex regulations. Mr. Countryman is an experienced director, whose breadth of experience includes experience on executive personnel, executive, investment and nominating committees.

Charles K. Gifford	Director since 2006
Mr. Gifford (age 74) has been Chairman Emeritus of Bank of America Corporation since February 2005. He was Chairman and Chief Executive Officer of BankBoston prior to its 1999 merger with Fleet Financial Group and became President and Chief Operating Officer of the combined companies. Mr. Gifford became Chief Executive Officer of FleetBoston Financial in 2001 and Chairman in 2002. Mr. Gifford is also a director of Eversource Energy. During the past five years, he was also a director of Bank of America Corporation (2004-2016) and NSTAR (1999-2012).

Mr. Gifford, through an accomplished career overseeing large complex financial institutions in the banking industry, brings important business and financial expertise to the Board in its deliberations on complex transactions and other financial matters. In addition, his breadth of director experience, which includes his service on executive, executive personnel, credit, governance and nominating, compensation and audit committees, as well as his previous service as the lead trustee of NSTAR, provides valuable contributions to the Board in implementing good corporate governance.

Leonard Goldberg	Director since 2007
Mr. Goldberg (age 83) has been President of Mandy Films, Inc. and Panda Productions, Inc., both independent television and film production companies, since 1984. He is currently Executive Producer of the hit CBS television series, Blue Bloods. He was President of Twentieth Century Fox from 1987 to 1989. In addition, from 1972 to 1984, he partnered with producer Aaron Spelling to launch various television series and made-for-television movies. Prior to that, Mr. Goldberg served as Vice President of Production at Screen Gems (now Columbia Pictures Television) from 1969 to 1972. During the years 1961 to 1969, he served in various positions with the ABC Network, advancing to Head of Programming. He has held no other public company directorships during the past five years.

With over 50 years of executive and creative experience in the television and film industries, Mr. Goldberg brings a deep understanding of the Company’s core television and film businesses. He is well-positioned to advise directly on the strategic direction of the Company’s Entertainment segment, including with respect to providing insight into the management of the Company’s executive and creative talent.

Bruce S. Gordon	Director since 2006
Mr. Gordon (age 71) served as President and Chief Executive Officer of the National Association for the Advancement of Colored People (“NAACP”) from August 2005 to March 2007. In December 2003, Mr. Gordon retired from Verizon Communications where he had served as President, Retail Markets Group since June 2000. Prior to that, Mr. Gordon served as Group President, Enterprise Business with Bell Atlantic Corporation (Verizon’s predecessor) since December 1998. He served as Group President, Consumer and Small Business Services of Bell Atlantic from 1993 to August 1997, and as Group President, Retail, from August 1997 to December 1998. Mr. Gordon is also a director of Northrop Grumman Corporation. During the past five years, he was also a director of The ADT Corporation (2012-2016) and Tyco International Ltd. (2003-2012).

Having completed a 35-year career as a top executive in the telecommunications industry in 2003, Mr. Gordon became the first business executive to head the NAACP from 2005 to 2007. In addition to bringing significant leadership experience to the Board from his previous executive officer positions, the combination of proven business acumen and experience in public service makes Mr. Gordon a valuable advisor on business practices, including those with social policy implications. For example, he has been an instrumental advisor in the Company’s re-affirmation of its diversity commitment programs. Also, Mr. Gordon’s service on other boards, including service on nominating and governance, compensation and policy committees and as a non-Executive Chairman of a public company, gives him a deep understanding of public company governance.

Linda M. Griego	Director since 2007
Ms. Griego (age 69) has served, since 1986, as President and Chief Executive Officer of Griego Enterprises, Inc., a business management company. For more than 20 years, she oversaw the operations of Engine Co. No. 28, a prominent restaurant in downtown Los Angeles that she founded in 1988. From 1990 to 2000, Ms. Griego held a number of government-related appointments, including Deputy Mayor of the city of Los Angeles, President and Chief Executive Officer of the Los Angeles Community Development Bank, and President and Chief Executive Officer of Rebuild LA, the agency created to jump-start inner-city economic development following the 1992 Los Angeles riots. Over the past two decades, she has also served on a number of government commissions and boards of directors of nonprofit organizations, including current service on the boards of the David and Lucile Packard Foundation, the MLK Health and Wellness, CDC, and the Community Development Technologies Center. Ms. Griego has served as a director of publicly traded and private corporations, including presently serving as director of AECOM Technology Corporation and the American Funds (8 funds). She has held no other public company directorships during the past five years.

With the breadth of her leadership experience as a businesswoman, in the public sector through her multiple government appointments and extensive community-based participation in Los Angeles, an area where the Company has a significant presence, and on multiple not-for-profit boards, Ms. Griego provides the Board with financial and business acumen, as well as public policy expertise as it relates to business practices. Ms. Griego is also an experienced director, including through service on other audit, compensation and organization, and nominating and governance committees, with demonstrated expertise in the application of sound corporate governance principles.

Arnold Kopelson	Director since 2007
Mr. Kopelson (age 82) has been Co-Chairman and Co-President of Kopelson Entertainment, through which he produces films and television programs and finances the acquisition and development of screenplays, since 1979. Prior to that, he practiced entertainment and banking law, specializing in motion picture financing. He has been honored with a Best Picture Academy Award, a Golden Globe, and an Independent Spirit Award, and his films have generated 17 Academy Award nominations. Mr. Kopelson has served on the Executive Committee of the Producers Branch of the Academy of Motion Picture Arts and Sciences and for more than ten years has served on the Board of Mentors of the Peter Stark Producing Program at University of Southern California. He has held no other public company directorships during the past five years.

As an Academy Award-winning producer, as well as through his involvement in television production and development, Mr. Kopelson brings to the Board a significant depth of knowledge of the entertainment industry. This encompasses over 35 years of executive and creative experience in film and television production and financing, as well as his prior experience in practicing entertainment and banking law. With his film industry experience and affiliations, Mr. Kopelson is a skilled advisor on the strategic direction of the Company’s Entertainment segment and provides insight into the management of the Company’s executive and creative talent.

Martha L. Minow	Director Nominee
Ms. Minow (age 62) is completing her final year as Dean of the Harvard Law School, a position she has held since 2009. She has taught at Harvard Law School since 1981 and became the inaugural Morgan and Helen Chu Dean and Professor of Law in 2013. She is also a lecturer at the Harvard Graduate School of Education and a Senior Fellow of the Harvard Society of Fellows. She has served extensively on government commissions and boards of directors of nonprofit organizations, including current service as Vice-Chair of the Legal Services Corporation, a trustee of the MacArthur Foundation, and an advisory council member of the MIT Media Lab, among others. She is also the author of numerous books and scholarly articles in journals of law, history and philosophy. She has held no public company directorships during the past five years.

Ms. Minow’s 36-year career at Harvard Law School, culminating in her current position as Dean of the Harvard Law School, reflects exceptional achievements in academia. As the chief executive of the Harvard Law School, Ms. Minow brings extensive leadership and administrative and management experience to the Board. Her distinguished legal expertise on public policy issues will provide the Board with meaningful insight on matters relating to social and governance policies and corporate reputation. She is also an experienced director, through her many years of service on government commissions and numerous boards of directors of nonprofit organizations.

Leslie Moonves	Director since 2006
Mr. Moonves (age 67) has been Chairman of the Board of Directors since February 3, 2016, and President and Chief Executive Officer of the Company since January 2006. Previously, Mr. Moonves served as Co-President and Co-Chief Operating Officer of former Viacom Inc. from June 2004 through December 2005. Prior to that, he served as Chairman and Chief Executive Officer of CBS Broadcasting since 2003 and as its President and Chief Executive Officer since 1998. Mr. Moonves joined former CBS Corporation in 1995 as President, CBS Entertainment. Prior to that, Mr. Moonves was President of Warner Bros. Television since July 1993. During the past five years, he was also a director of CBS Outdoor Americas Inc. (currently known as Outfront Media Inc.) (2013-2014) and KB Home (2004-2012).

As the Company’s Chairman of the Board, President and Chief Executive Officer, Mr. Moonves provides a critical link to management’s perspective in Board discussions regarding the businesses and strategic direction of the Company. With his experience in all aspects of the Company’s global businesses, having served in executive positions with the Company for the past 22 years, coupled with his service on the Board for over 11 years, he provides the Board with unique institutional knowledge of the Company. Mr. Moonves is widely recognized as one of the most influential leaders in the entertainment industry. He is also an experienced director, with his service on the boards of multiple industry associations, and his prior service on other public company boards.

Doug Morris	Director since 2007
Mr. Morris (age 78) has been the Chief Executive Officer of Sony Music Entertainment (“Sony”) since July 2011. Previously, he served as Chairman of Universal Music Group (“UMG”) from November 1995 through early March 2011, as its Chairman and Chief Executive Officer from November 1995 to July 2010, and as its Chairman and Co-Chief Executive Officer for the remainder of 2010. In July 1995, he formed a joint venture with Universal Music Group for a full-service record label. Prior to that, Mr. Morris served as President and Chief Operating Officer of Warner Music U.S. commencing in 1994 and was soon after appointed Chairman. He served as President of Atlantic Records and Co-Chief Executive Officer of the Atlantic Recording Group from 1980 to 1994. Mr. Morris began his career as a songwriter, producer, and the founder of his own record label, which was acquired by Atlantic Records in 1978. He has held no other public company directorships during the past five years.

Mr. Morris brings to the Board significant leadership experience from his executive positions at industry-leading international music companies, including his position at Sony and his prior positions at UMG. As both Sony and UMG are involved in the development, manufacturing, marketing, sales and distribution of recorded music through a network of subsidiaries, joint ventures and licensees in multiple countries around the world, Mr. Morris brings his direct experience overseeing a business structure focused on content creation and distribution to advise on the strategic direction of the Company’s businesses with a global footprint.

Shari Redstone[1]	Director since 1994
Ms. Redstone (age 62) is a media executive with a wide-ranging background in numerous aspects of the entertainment industry and related ventures. She is Non-Executive Vice Chair of the Board of Directors of Viacom and Vice Chair of the Board of Directors of the Company.

Since 2000, she has been President of National Amusements, one of the top 10 movie exhibitors in the United States. Ms. Redstone has expanded the company’s international footprint and its exploration of new technologies.

Ms. Redstone is Co-founder and Managing Partner of Advancit Capital, an investment firm launched in 2011, which focuses on early stage companies at the intersection of media, entertainment and technology. Advancit is an investor in more than 75 companies. In addition, she is Co-Chairman of MovieTickets.com, Inc. and is a member of the Board of Directors and Executive Committee for the National Association of Theatre Owners (NATO).

Ms. Redstone earned a BS from Tufts University and a JD and a Masters in Tax Law from Boston University. She practiced corporate law, estate planning and criminal law in the Boston area before joining National Amusements.

With a deep commitment to the community, Ms. Redstone is actively involved in a variety of charitable, civic and educational organizations. She is a member of the Board of Directors at Combined Jewish Philanthropies and the John F. Kennedy Library Foundation, and sits on the Board of Trustees at Dana-Farber Cancer Institute. She is also on the Local Advisory Board and Executive Committee for BUILD, a non-profit organization which uses entrepreneurship to propel low income youth through high school and into college. Most recently, Ms. Redstone joined the Legal Services Corporation’s Leaders Council, which seeks to raise awareness of the crisis in civil legal aid and secure equal access to justice.

Ms. Redstone brings to the Board, and to her position as its Vice Chair, extensive industry and executive expertise, as well as legal acumen from her prior experience as a practicing attorney. That broad experience and entertainment industry knowledge directly assist the Board in overseeing the management of the Company. Ms. Redstone also brings to the Board’s deliberations a direct knowledge of global growth strategies for the Company’s businesses. She is an experienced director through her service on the boards of multiple industry associations, other public companies and charitable organizations. Ms. Redstone also provides institutional knowledge of the Company and continuity on the Company’s Board, having served as a Board member for 23 years.

[1]	Ms. Redstone is Sumner Redstone’s daughter. There are no other director nominees related to any other director, executive officer or director nominee by blood, marriage or adoption.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the election of each of the director nominees named above.

DIRECTOR COMPENSATION

Outside Director Compensation During 2016

The following table sets forth information concerning the compensation of the Company’s Outside Directors for 2016.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
Andelman, David R.	100,000	200,010	82	7,500	307,592
Califano, Jr., Joseph A.	248,000	200,010	13,460	7,500	468,970
Cohen, William S.	112,000	200,010	99	7,500	319,609
Countryman, Gary L.	238,000	200,010	1,556	7,500	447,066
Gifford, Charles K.	244,000	200,010	7,108	7,500	458,618
Goldberg, Leonard	100,000	200,010	—	7,500	307,510
Gordon, Bruce S.	200,000	200,010	—	7,500	407,510
Griego, Linda M.	110,000	200,010	—	7,500	317,510
Kopelson, Arnold	100,000	200,010	10	4,600	304,620
Morris, Doug	110,000	200,010	68	0	310,078
Redstone, Shari	100,000	200,010	34	7,500	307,544
Salerno, Frederic V.(5)	54,000	200,010	46	0	254,056

(1)	Reflects cash amounts earned by Outside Directors in 2016 for the annual board retainer and committee chair retainers and meeting fees for standing and ad hoc board committee meetings. These amounts include cash deferred by Messrs. Andelman, Cohen and Morris and Ms. Redstone under the CBS Corporation Deferred Compensation Plan for Outside Directors.

(2)	These amounts reflect the grant date fair value determined in accordance with FASB ASC Topic 718 of the annual grant of restricted share units to each Outside Director under the CBS Corporation 2015 Equity Plan for Outside Directors. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2016, see Note 13 “Stock-Based Compensation” to the audited 2016 consolidated financial statements on pages II-72-II-75 in the Company’s Form 10-K for the fiscal year ended December 31, 2016. The aggregate number of unvested restricted share units outstanding as of the fiscal year ended December 31, 2016 for each Outside Director (other than Mr. Salerno, who held none; see footnote 5) was 4,632. The aggregate number of option awards outstanding (from prior year grants, all of which are fully vested) as of the fiscal year ended December 31, 2016 for each Outside Director was as follows: Andelman and Gifford, 25,465; Califano and Countryman, 20,372; Cohen and Salerno, 1,698; Gordon, 5,093; Griego, 15,279; Kopelson, 33,106; Goldberg, Morris and Shari Redstone, 0.

(3)	Interest accrues on cash in deferred accounts under the CBS Corporation Deferred Compensation Plan for Outside Directors at the prime rate in effect at Citibank, N.A. at the beginning of each calendar quarter. For 2016, the prime rate represented an interest rate that was more than 120% of the long-term applicable federal rate published by the Internal Revenue Service and therefore is deemed to be preferential for purposes of this table. Accordingly, amounts in the table reflect the amount of interest accrued for each Outside Director in 2016 that exceeded the amount of interest that would have been accrued at 120% of the long-term applicable federal rate published by the Internal Revenue Service. Messrs. Goldberg and Gordon and Ms. Griego do not have any deferred cash amounts.

(4)	Amounts reflect the aggregate value of all matching contributions made by the Company on behalf of the director for 2016 under the CBS Corporation Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year.

(5)	Mr. Salerno did not stand for reelection at the Company’s 2016 Annual Meeting of Stockholders that was held on May 26, 2016 and thus ceased to be an Outside Director as of that date. His February 2016 grant of RSUs, included in the “Stock Awards” column above, was unvested at the time of his departure and was forfeited.

Description of Director Compensation

Directors of the Company who are not employees of the Company or any of its subsidiaries are “Outside Directors” as defined in the director plans described below. Outside Directors receive compensation for their service on the Board and are eligible to participate in these director plans. Messrs. Andelman, Califano, Cohen, Countryman, Gifford, Goldberg, Gordon, Kopelson, and Morris and Mses. Griego and Redstone are currently deemed Outside Directors. Messrs. Redstone and Moonves are not compensated for serving on the Board and are not eligible to participate in any director plans, other than the Matching Gifts Program for Directors.

Cash Compensation

The Company pays the following cash compensation to Outside Directors:

•	An annual Board retainer of $100,000, payable in equal installments quarterly in advance; and

•	The Chairs of the Audit, Compensation and Nominating and Governance Committees each receive an annual retainer of $20,000, payable in equal installments quarterly in advance, and the members of those Committees each receive a per meeting attendance fee of $2,000; the Chairs and members of any ad hoc committees of the Board that may exist from time to time shall be paid as determined by the Board.

Deferred Compensation Plan

The Company maintains deferred compensation plans for Outside Directors (the “Director Deferred Compensation Plans”). Under the Director Deferred Compensation Plans, Outside Directors may elect to defer their Board and committee chair retainers and committee meeting fees. Deferred amounts are credited during a calendar quarter to an interest-bearing income account or a stock unit account in accordance with the director’s prior election. Amounts credited to an income account bear interest at the prime rate in effect at the beginning of each calendar quarter. Amounts credited to a stock unit account are deemed invested in phantom units for shares of the Company’s Class A Common Stock and Class B Common Stock on the first day of the calendar quarter following the quarter in which the amounts are credited, with the number of shares calculated based on the closing market prices on that first day. Until the amounts credited to the stock unit account are converted into phantom units, these credited amounts bear interest at the prime rate in effect at the beginning of the relevant calendar quarter.

Upon a director’s leaving the Board, the amounts deferred under the Director Deferred Compensation Plans are paid in cash in a lump sum or in three or five annual installments, based on the director’s prior elections, with the lump sum or initial annual installment becoming payable on the later of six months after the director leaves the Board (90 days after the director leaves the Board in the case of amounts deferred before January 1, 2005) or January 15th of the following year. The value of a stock unit account is determined by reference to the average of the respective closing market prices of the Company’s Class A Common Stock and Class B Common Stock on the NYSE on each trading date during the four-week period ending five business days prior to the initial payment date. Amounts paid in installments accrue interest until the final installment is paid.

Equity Compensation

The Company maintains the 2015 Equity Plan for Outside Directors (the “Director Equity Plan”).

Outside Directors receive the following awards under the Director Equity Plan:

•	an annual grant of RSUs on each February 15th, equal to $200,000 in value based on the closing price of the Company’s Class B common stock on the New York Stock Exchange (“NYSE”) on the date of grant (or, if the date of grant is not a day on which the NYSE is open for trading, on the last trading day preceding the date of grant), which RSUs vest one year from the date of grant; and

•	prorated RSU grants for Outside Directors who join the Board following the date of the annual RSU grant, but during the calendar year of the grant. Such grants will be made five business days following the date such Outside Director joins the Board, and will be determined by multiplying the number of months remaining in such calendar year from the date the Outside Director joins the Board (counting the month of joining as a full month), by the value of the annual RSU grant for that calendar year divided by 12, divided by the closing price of the Company’s Class B common stock on the NYSE on the date of grant (or, if the date of grant is not a day on which the NYSE is open for trading, on the last trading day preceding the date of grant). Prorated RSU grants vest on the first anniversary of the date of grant of the annual RSU grant that was awarded during the calendar year in which the Outside Director received such prorated RSU grant.

RSUs are payable to Outside Directors in shares of the Company’s Class B common stock upon vesting unless the Outside Director elects to defer the settlement to a future date. Outside Directors are entitled to receive dividend equivalents on the RSUs in the event the Company pays a regular cash dividend on its Class B common stock. Dividend equivalents will accrue on the RSUs (including RSUs for which settlement has been deferred) until the RSUs are settled.

Matching Gifts Program for Directors

All directors are eligible to participate in the Company’s Matching Gifts Program for Directors. Under the program, the Company matches donations made by a director to eligible tax-exempt organizations at the rate of one dollar for each dollar donated up to $7,500 for each fiscal year. The purpose of the program is to recognize the interest of the Company and its directors in supporting eligible organizations.

Other

Expenses: Directors are reimbursed for expenses incurred in attending Board, committee and stockholder meetings (including travel and lodging) in accordance with the Company’s normal travel policies.

Director Attendance at Certain Other Events: CBS Corporation believes it is in its best interest for directors to participate in certain Company events and other events to meet with management, customers, talent and others important to the Company’s business. The Board has established a policy on director attendance at these events. Under the policy, tickets to events that are designated as having a business purpose are allocated to directors. In addition, the Company reimburses directors for travel and related expenses in accordance with the Company’s normal travel policies.

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the year ending December 31, 2017, subject to stockholder ratification. The Audit Committee has reviewed PwC’s independence from the Company as described in the “Report of the Audit Committee.” In appointing PwC as the Company’s independent registered public accounting firm for the year ending December 31, 2017, and in recommending that the Company’s stockholders ratify the appointment, the Audit Committee has considered whether the non-audit services provided by PwC were compatible with maintaining PwC’s independence from the Company and has determined that such services do not impair PwC’s independence.

Representatives of PwC are expected to be present at the Annual Meeting and will be given an opportunity to make a statement if they desire to do so. They will also be available to respond to questions at the Annual Meeting.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2017.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Audit Committee Charter states that the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audit of the consolidated financial statements of the Company. The Audit Committee also assists the Board of Directors’ oversight of:

•	The quality and integrity of the Company’s consolidated financial statements and related disclosures;

•	Evaluation of the effectiveness of the Company’s internal control over financial reporting and risk management;

•	The Company’s compliance with legal and regulatory requirements;

•	The independent auditor’s qualifications and independence; and

•	The performance of the Company’s internal audit function and independent auditor.

Under the Audit Committee Charter, the Audit Committee’s authorities and duties include, among other things:

•	Direct responsibility for the appointment, retention, termination, compensation and oversight of the work of the independent auditor, which reports directly to the Audit Committee, and the sole authority to pre-approve all services provided by the independent auditor;

•	Reviewing and discussing the Company’s annual audited financial statements, quarterly financial statements and earnings releases with the Company’s management and its independent auditor;

•	Reviewing the organization, responsibilities, audit plan and results of the internal audit function;

•	Reviewing with management, the internal auditor and the independent auditor the effectiveness of the Company’s internal control over financial reporting and disclosure controls and procedures;

•	Reviewing with management material legal matters and the effectiveness of the Company’s procedures to ensure compliance with legal and regulatory requirements; and

•	Overseeing the Company’s compliance program and obtaining periodic reports from the Chief Compliance Officer.

The Audit Committee also discusses certain matters with the independent auditor on a regular basis, including the Company’s critical accounting policies, certain communications between the independent auditor and management, and the qualifications of the independent auditor.

The full text of the Audit Committee Charter is available on CBS Corporation’s website at www.cbscorporation.com. The Audit Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

The Company’s management is responsible for the preparation of the Company’s consolidated financial statements, the financial reporting processes and maintaining effective internal control over financial reporting. The independent auditor is responsible for performing an audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on the conformity of the audited consolidated financial statements to U.S. generally accepted accounting principles. The independent auditor also expresses an opinion on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee monitors and oversees these processes.

As part of its oversight role, the Audit Committee has reviewed and discussed with management and the Company’s independent auditor, PricewaterhouseCoopers LLP (“PwC”), the Company’s audited consolidated financial statements for the year ended December 31, 2016, the Company’s disclosures under “Management’s Discussion and Analysis of Results of Operations and Financial Condition” in the Company’s 2016 Annual Report on Form 10-K and matters relating to the effectiveness of the Company’s internal control over financial reporting as of December 31, 2016.

The Audit Committee has also discussed with PwC all required communications, including the matters required to be discussed pursuant to PCAOB Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence and has discussed with PwC the firm’s independence from the Company.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Members of the Audit Committee

Gary L. Countryman, Chair

Charles K. Gifford

Linda M. Griego

FEES FOR SERVICES PROVIDED BY THE INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The following table sets forth fees for professional services rendered by PwC to the Company and its subsidiaries for each of the years ended December 31, 2016 and 2015.

	2016	2015
Audit Fees(1)	$11,291,000	$7,520,000
Audit-Related Fees(2)	892,000	1,798,000
Tax Fees(3)	5,650,000	3,600,000
All Other Fees(4)	15,000	15,000

Total	$17,848,000	$12,933,000

(1)	Audit fees for 2016 include $2,950,000 attributable to audit services provided in connection with the planned divestiture of CBS Radio Inc. (“Radio”), including with respect to Radio’s debt transactions, comfort letters and SEC filings.

(2)	Audit-related fees principally related to the preparation of carve-out financial statements, domestic and foreign employee benefit plan audits, attestation services required by contract, and, also for 2016, sales and scheduling system pre-implementation assessment and the adoption of new accounting standards.

(3)	Tax fees principally related to transfer pricing studies, tax compliance and tax consulting.

(4)	All other fees principally related to license fees for the use of PwC reference materials and publications and access to various online tools.

Audit Committee Pre-Approval of Services Provided by PwC

All audit and non-audit services provided to the Company by PwC for 2016 were pre-approved by either the full Audit Committee or the Chair of the Audit Committee. Under the Audit Committee’s pre-approval policies and procedures in effect during 2016, the Chair of the Audit Committee was authorized to pre-approve the engagement of PwC to provide certain specified audit and non-audit services, and the engagement of any accounting firm to provide certain specified audit services, up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000. The Audit Committee receives regular reports on the engagements approved by the Chair pursuant to this delegation. For 2017, the Audit Committee adopted the same pre-approval policies and procedures that were in effect for 2016, which permit the Chair to pre-approve the specified audit and non-audit services up to a maximum amount of $200,000 per engagement, with the total amount of such authorizations outstanding that have not been reported to the Audit Committee not to exceed an aggregate of $1,000,000.

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal Year 2016 Executive Summary

The 2016 fiscal year was exceptional for CBS Corporation as it continued to achieve success on key financial results from the prior year. This strong performance resulted from the leadership of Mr. Moonves and his senior management team in executing on key strategic growth initiatives and other key strategies, including continuing to strengthen the Company’s financial position, capitalizing on the value of its premium content and maximizing advertising revenues. As described below, the Company continued to position itself for long-term success, rewarding its stockholders in the process.

Company Performance

The Company delivered exceptional results, continued to strengthen its financial position and delivered value to stockholders:

•	The Company’s Class B Common Stock appreciated 35% during 2016, which exceeded the average of the Company’s diversified media peers and the S&P 500 index, resulting in cumulative share price appreciation for the five-year period ending December 31, 2016 that has significantly outpaced the average of such appreciation for this period for both the Company’s diversified media peers and the S&P 500 Index.

•	The Company’s market capitalization increased by approximately $4.4 billion during 2016, based on diluted shares outstanding at fiscal year-end.

•	Revenues and adjusted operating income (“Adjusted OI”) increased during 2016, with 4% and 12% growth, respectively. (See Annex A, “Reconciliation of Non-GAAP Measures.”)

•	The Company exceeded its budgets for 2016 for both operating income (“OI”) and Free Cash Flow (“FcF”) (i.e., OI before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures), even while making significant investments in Company-owned products and new content.

•	The Company continued to deliver on its commitment to return value and capital to shareholders, including by:

○	Generating a total shareholder return (“TSR”) (i.e., the total return of a stock to an investor, including stock price appreciation plus dividends) of 37% during 2016, outperforming the average TSR of its diversified media peers for the same period;

○	Growing its adjusted net earnings per diluted share (“EPS”), up 24% from 2015 to $4.11 in 2016, representing the seventh consecutive fiscal year of increase in this metric (see Annex A, “Reconciliation of Non GAAP Measures”);

○	Increasing its quarterly dividend by 20% to $0.18 per share in 2016, effective October 1, 2016;

○	Repurchasing approximately 54.3 million shares of its Class B common stock during 2016 under the Company’s share repurchase program; and

○	Adding approximately $5 billion to the amount authorized to repurchase shares under the Company’s share repurchase program, reloading the amount available to purchase shares under the program to $6 billion.

•	The Company increased retransmission and station affiliation revenues by 35% over the prior year, and positioned itself for future success by finalizing a key multi-year retransmission compensation arrangement and seven key multi-year station affiliation arrangements.

The CBS® Television Network (the “Network”) maintained its lead in certain Nielsen Media Research ratings categories, and focused on producing high-quality content in which the Company maintains an ownership interest:

•	The Network closed out the 2015/2016 television season as the #1 network in viewers for the 13th time in 14 seasons, winning the season convincingly by an average of 2.7 million viewers (based on “Live+7” ratings, which measure viewing from live airing through the seven-day period thereafter via Digital-Video-Recording (DVR) or Video-on-Demand (VOD) (“Live+7”)).

•	As a result of the strength of its primetime schedule during the 2015/2016 television season, the Network was able to secure a large scale renewal of 21 series for the 2016/2017 season.

•	From the commencement of the 2016/2017 television season through the end of 2016 (i.e., through Week 14 of the 2016/2017 season), the Network ranked #1 in viewers and households (based on Live+7 ratings). The Network also had during this period, in terms of viewers in primetime (based on Live+7 ratings, unless otherwise noted):

○	The #1 Series,

○	The Top 3 Scripted Series,

○	The #1 New Scripted Series,

○	The Top 2 Dramas,

○	The #1 New Drama,

○	The #1 Comedy,

○	The Top 2 New Comedies,

○	The #1 News Program,

○	The #1 Broadcast on four nights (more than all other broadcast networks combined),

○	The #1 Scripted Broadcast on six nights (more than all other broadcast networks combined),

○	Three of the top five, six of the top 10, 10 of the top 20 and 15 of the top 30 regularly-scheduled primetime broadcasts, demonstrating the depth and overall strength of the Network’s primetime schedule relative to other broadcasters, and

○	More time-period winning broadcasts than all other broadcast networks combined (based on “Live+SD” ratings, which measure viewing from live airing through the remainder of the broadcast day, including via DVR and VOD).

•	The Company holds an ownership position in more than 80% of the shows that aired on the Network’s fall 2016/2017 primetime schedule.

•	The Company continued to deliver high ratings on significant live events, including CBS Sports®’ broadcast of Super Bowl 50, which was the third most-watched program in U.S. television history, and the #1 most-watched program in terms of total audience reach.

Senior management successfully executed on key strategic growth initiatives to grow revenues, including by:

•	Increasing retransmission and station affiliation revenues by 35% over the prior year;

•	Continuing to grow the number of subscribers for:

○	CBS All Access®—the Company’s direct-to-consumer digital subscription VOD (SVOD) and Nielsen-measured live streaming service, and

○	Showtime OTT®—a stand-alone streaming service available on the most popular digital platforms and as an add-on feature for SVOD providers; and

•	Further enhancing the Company’s global footprint and brand awareness through:

○	A long-term licensing agreement with each of Sky and Stan, in which the Company licensed the Showtime® brand in five European markets (the United Kingdom, Ireland, Germany, Italy and Austria) and in Australia, respectively;

○	A licensing deal with Netflix for the upcoming “Star Trek: Discovery™” series, which will make Netflix the exclusive home to the new series in 188 international markets; and

○	Agreements to license “Bull” in international syndication to over 200 overseas markets.

Pay for Performance

CBS’s performance-based compensation programs generally provide for the opportunity to reward the executive officers whose compensation is individually disclosed in the tables that appear on subsequent pages (the “named executive officers”) and certain other senior executives (together with the named executive officers, the “senior executives”) for contributing to annual financial and operational performance (through annual bonus programs) and stock price appreciation (through long-term equity incentives). A high percentage of the named executive officers’ total target compensation is performance-based (targeted at 73% to 92% of total target compensation for 2016).

The following charts show the percentage of the average of the named executive officers’ target total compensation that is allocable to fixed versus variable compensation:

In selecting the financial performance metrics, goals and criteria for the performance-based compensation programs each year, the Compensation Committee considers the Company’s annual operating budget for the upcoming year, as approved by the Board. The Company’s budgeting process reflects aggressive goal-setting and takes into account the expected performance of the Company’s industry peers for that year as determined by media industry analysts. The Company’s achievement of the resulting challenging, yet realistic, financial and operational goals has led to its successful long-term stock price performance and outperformance of the S&P 500.

For 2016, the Committee determined that budgeted OI and FcF were the appropriate metrics to be used in setting performance goals and criteria in order to reflect the Company’s core objective of pay for performance. (See “Performance-Based Compensation Programs—Long-Term Incentive Programs—Performance Goals for LTMIP Awards” and “Compensation Deductibility Policy” for a discussion of the calculation of the performance goals and criteria, respectively.)

As a result of the Company’s performance in the 2016 fiscal year, the Compensation Committee approved the bonuses disclosed in the “Summary Compensation Table for Fiscal Year 2016” and related footnotes, and shares underlying performance-based equity awards were earned as discussed in the “Long-Term Incentive Programs” section, at levels reflecting the Company’s performance. The bonus awards and further achievements during the 2016 fiscal year are discussed in more detail below in the “Bonus Awards” section.

Overview of Compensation Objectives

CBS Corporation’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The Company’s compensation programs are based on the following core objectives:

•	Stockholder Value Focused: Align executives’ interests with stockholders’ interests, with particular emphasis on creating incentives that reward executives for consistently increasing the value of the Company.

•	Market-based: Take into account the profile of compensation and benefits programs found in peer companies in order to attract and retain the talent needed to drive sustainable competitive advantage and deliver value to stockholders.

•	Performance-based: Ensure plans provide reward levels that reflect variances between actual and desired performance results.

•	Flexible: Enable management and the Board to make decisions based on the needs of the business and to recognize different levels of individual contribution and value creation.

In determining the Company’s compensation policies and decisions, the Company has considered the results of the previous vote held on the compensation of the named executive officers as disclosed in the 2014 proxy statement, relating to the 2014 Annual Meeting of Stockholders, and as a result continued to base the Company’s compensation programs on the objectives above.

Evaluating Senior Executive Compensation

The Compensation Committee reviews and approves the Company’s compensation arrangements with the senior executives. The Committee reviews all components of the senior executives’ compensation, including base salary, annual and long-term incentives, severance arrangements and benefit programs to ensure that they adhere to the core objectives of the Company’s compensation programs. The Committee utilizes a rolling 12-month calendar based on regularly-scheduled meeting dates that identifies the meeting date at which each senior executive requires Committee consideration regarding compensation and the type of action to be considered (i.e., salary increase, annual bonus payout, long-term incentive award determination, and other compensation actions). All final determinations relating to the compensation of Mr. Moonves have been made by the Committee in executive session, with advice from an independent compensation consultant (currently Exequity LLP). In assessing the compensation of the senior executives, the Committee considers many factors, including the performance of the Company’s operations (with respect to corporate executives, the overall performance of the Company; with respect to operational executives, performance of the operations for which the executive is responsible), individual performance, experience, tenure and historical compensation, comparisons to other appropriate senior executives at identified peer companies and the advice of the Committee’s independent compensation consultant. In considering any individual element of a senior executive’s compensation, the Committee considers that element in relation to the individual executive’s total compensation (i.e., base salary, bonus and long-term incentives).

The Compensation Committee retains an independent compensation consultant to advise the Committee in its review of senior executive compensation. The Committee has the sole authority to retain and terminate the independent compensation consultant and to review and approve the firm’s fees and other retention terms. The Committee adopted a policy in 2008 providing that the independent compensation consultant will not be considered as a provider of services to the Company, other than for services provided to the Compensation Committee. Accordingly, other than these services provided to the Committee, Exequity LLP does not perform any administrative or consulting services for the Company. The Committee has assessed the independence of Exequity and determined that Exequity’s work for the Committee does not raise any conflict of interest.

In reviewing senior executive compensation, the Compensation Committee considers data regarding the competitive market for senior executive talent. For 2016, at the Committee’s request, Exequity reviewed and approved a competitive assessment on the compensation practices at companies with which the Company competes for senior executive talent. The assessment includes those companies engaged in similar business activities (i.e., industry peers) and, as a more general reference point, an index of total compensation packages at other applicable primarily publicly-traded U.S. companies (general industry), all as described below. Not all of the companies included in these groups may be used as a point of comparison when reviewing a senior executive’s total compensation. In determining which companies are appropriate comparisons for each senior executive, the scope of the executive’s responsibility and the nature of the business for which he or she is responsible are considered. As a result, the appropriate companies selected for comparison may differ from one senior executive to the next. With respect to senior executives other than Mr. Moonves, the competitive assessment focuses on applicable compensation packages at the 65th percentile of reliable market data, which includes an evaluation of base salary, target annual incentive opportunities (as such data is available), actual annual incentive earned, annualized value of long-term incentives, and the resulting total actual and target compensation. The competitive assessment also includes market data at the 65th percentile to reflect the Committee’s commitment to competing with the Company’s industry peers in recruiting and retaining the most sought-after executive talent. Although the Committee does not target total compensation amounts for each senior executive to a specific benchmark, the Committee does consider the compensation levels from the competitive assessment as one factor in determining these total compensation amounts for each senior executive.

In 2016, for Mr. Moonves, the Committee considered the compensation arrangements for similarly-situated chief executive officer roles at peer diversified media companies (i.e., Discovery Communications, Inc., Time Warner Inc., Twenty-First Century Fox, Inc., Viacom Inc. and The Walt Disney Company) and other media peers (i.e., Comcast Corporation). The competitive assessment for the other named executive officers included the compensation data of companies in the industry peer group (primarily the diversified media companies and other media peers) and data regarding general compensation levels primarily at publicly traded companies included in the general industry index from which the Company may source, or to which the Company may lose, executive talent (i.e., American Broadcasting Company (ABC), Amazon.com, Inc., AT&T Inc., Cablevision Systems Corporation, Cisco Systems, Inc., The Coca-Cola Company, Comcast Corporation, Dell Inc., DirecTV, Discovery Communications, Inc., Gannett Co., Inc., General Electric Company, Alphabet Inc., International Business Machines Corporation, NBCUniversal, LLC, PepsiCo, Inc., Sprint Corporation, Time Warner Inc., Verizon Communications Inc., Viacom Inc., and The Walt Disney Company).

Changes in Named Executive Officers’ Compensation Arrangements in 2016

In February of 2016, the Compensation Committee approved an amendment, effective February 26, 2016, to Mr. Moonves’ employment agreement dated December 11, 2014 and amended effective February 24, 2015. The amendment reflects Mr. Moonves’ election as Chairman of the Board, adding to his previous position as President and Chief Executive Officer. The amendment also provided for an additional equity-based performance incentive based on the Company’s stock price performance over the period beginning February 18, 2016 and ending June 30, 2019. The Committee was advised by its independent compensation consultant and its independent legal counsel in considering and structuring the terms of the amendment to Mr. Moonves’ agreement and the equity-based performance incentive. The amendment is filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016.

In order to secure the continued service of Mr. Ambrosio beyond the scheduled expiration of his employment agreement, the Compensation Committee approved a new employment agreement for Mr. Ambrosio, effective September 29, 2016. This new agreement supersedes his prior agreement, which was scheduled to expire on June 6, 2017, and extends his employment with the Company through September 28, 2020 in his existing role as Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer. In determining the compensation terms, the Committee considered the compensation arrangements for similar executives at peer media companies, as well as the core objectives set forth in the “Overview of Compensation Objectives” section above. As a result, the Committee determined to increase his base salary to $1,250,000 and, beginning in calendar year 2017, increase his annual long term incentive award target to 185% of his base salary. Mr. Ambrosio’s new employment agreement is filed as Exhibit 10(a) to the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016.

In December 2015, the Compensation Committee approved a new employment agreement for Mr. Schwartz, effective as of July 1, 2016. This new agreement supersedes his prior agreement, which was scheduled to expire on June 30, 2017, and extends his employment with the Company through June 30, 2020 in his existing role as Senior Executive Vice President and Chief Communications Officer. In determining the compensation terms, the

Committee considered the compensation arrangements for similar executives at peer media companies, as well as the core objectives set forth in the “Overview of Compensation Objectives” section above. As a result, the Committee determined to increase his base salary to $1,000,000 and increase his annual long term incentive award target to $1,600,000. Mr. Schwartz’s new employment agreement is filed as Exhibit 10(u) to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

During 2016, the Compensation Committee did not change the compensation arrangements set forth in the employment agreements for Messrs. Ianniello and Tu.

Elements of Executive Compensation

The Company’s compensation arrangements with its senior executives, including the named executive officers, generally consist of the following elements:

•	Base Salary

•	Performance-Based Compensation Programs

○	Annual Bonus Awards

○	Long-Term Incentives

•	Retirement and Deferred Compensation Plans

•	Other Compensation (Perquisites and Other Personal Benefits)

The Compensation Committee generally considers these elements in determining a senior executive’s compensation package in order to reward for both the long- and short-term performance of the executive and the Company. The Committee does not use rigid guidelines in determining the mix of compensation elements (i.e., long-term versus currently paid out compensation and cash versus non-cash compensation) for each senior executive. However, the Committee did consider the level of base salary of each senior executive (including the named executive officers) as it relates to the allocation of guaranteed versus performance-based compensation.

The Compensation Committee believes that its consideration of these compensation elements effectively achieves the objective of aligning compensation with performance measures that are directly related to the Company’s financial goals and creation of stockholder value, without encouraging senior executives to take unnecessary and excessive risks that threaten the value of the Company. The Committee selects the financial performance metrics, goals and criteria for the performance-based compensation programs each year and also approves adjustments to the calculation of those goals and criteria, including pre-approved adjustments for awards intended to satisfy Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in order to avoid distorted performance goals and criteria. The Committee believes this process results in performance goals and criteria that are challenging, yet realistic, and that will not encourage senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

A discussion of decisions made by the Compensation Committee with respect to fiscal year 2016 compensation is set forth below.

Base Salary

The Company provides the senior executives with base salary that is sufficiently competitive to attract and retain talented individuals and provides a secure base of guaranteed cash to compensate them for services rendered during the fiscal year. In order to ensure that the majority of compensation is variable, at-risk and tied to performance, the Compensation Committee set base salary levels for the named executive officers at between 8%

and 27% of targeted total compensation for 2016. In reviewing proposals for changes to base salary for the named executive officers, the Committee considered the following:

•	Appropriate competitive compensation data for the position;

•	Individual performance;

•	Base salary level for the executive in relation to that executive’s total compensation package;

•	Input and recommendations of Mr. Moonves in his role as Chairman of the Board, President and Chief Executive Officer (for executives other than himself);

•	The level of the annual merit increase budget across the Company as a whole; and

•	Existing contractual obligations, if any.

In reviewing base salary during 2016 for the named executive officers, the Compensation Committee continued to consider their level of base salary as it relates to the allocation of guaranteed versus variable, at-risk compensation, as well as the factors listed above. As a result, Messrs. Moonves, Ianniello and Tu did not receive base salary increases during 2016. Each of Messrs. Ambrosio and Schwartz received an increase in base salary in connection with their execution of a new employment agreement as described above under “Changes in Named Executive Officers’ Compensation Arrangements in 2016.”

Performance-Based Compensation Programs

CBS’s performance-based compensation programs generally provide for the opportunity to reward senior executives for contributing to annual financial and operational performance (through annual bonus programs) and for realizing stock price appreciation (through long-term equity incentives). Bonus awards are based on the Compensation Committee’s review of the Company’s financial results and qualitative assessment of senior executive performance against key strategic objectives and are not directly linked to the Company’s stock price performance. Long-term equity incentives encourage executives to make decisions which will create and sustain long-term value for stockholders.

Bonus Awards

The Company provides an opportunity for annual bonus awards under its short-term incentive program (“Bonus Program”). The purpose of the Bonus Program is to benefit and advance the interests of the Company by granting annual bonus awards to executives as “pay for performance”—a reward for their individual contributions to the Company’s annual financial and operational success.

At the beginning of each fiscal year, the Compensation Committee approves funding levels that can be earned for that year for the Bonus Program. These funding levels are based on (i) financial performance goals set by the Committee that are derived from budget determinations for the relevant year, which take into account expected financial performance of the Company’s industry peers for that year, as well as (ii) expected performance against the key strategic objectives identified below. After the end of the fiscal year, the Committee evaluates the Company’s actual performance relative to the funding levels in order to determine the aggregate amount available for payouts under the Bonus Program.

In January 2017, the Committee evaluated the Company’s actual financial performance for 2016, including the levels of achievement against the pre-established performance goals and management’s performance in 2016 against the strategic objectives, relative to the funding levels approved at the beginning of 2016, in order to determine the aggregate amount available for bonus payouts. The aggregate amount of awards provided to the named executive officers, as well as to the other participants in the Bonus Program, is limited by the funding pool resulting from the Committee’s evaluation.

As part of the Bonus Program, the named executive officers and certain other senior executives were selected by the Committee in early 2016 to participate in the Company’s Senior Executive Short-Term Incentive

Plan, as amended (the “Senior Executive STIP”) for 2016, which is a stockholder approved plan that provides for deductibility of amounts paid pursuant to the plan. Under the Senior Executive STIP, awards may be paid, in whole or in part, in cash, in the form of stock-based awards issued under the Company’s long-term incentive plan or in any other form prescribed by the Committee.

At the beginning of each fiscal year, the Compensation Committee sets a performance criterion under the Senior Executive STIP, as a first step toward qualifying bonus awards made under the Senior Executive STIP as “qualified performance-based compensation” eligible for deductibility under Section 162(m) of the Code. Assuming that the Committee determines that the criterion is met, the terms of the Senior Executive STIP establish for each of the named executive officers a maximum bonus that may be paid under the plan, subject to the Committee’s negative discretion (“downward discretion”), for deductibility purposes. See the “Compensation Deductibility Policy” section below for a discussion of the Section 162(m) performance criterion set for 2016. The Committee may approve bonus compensation in excess of amounts paid under the Senior Executive STIP, in order to provide appropriate compensation, which excess amounts may not be deductible. In any exercise of its downward discretion under the Senior Executive STIP, the Committee takes into account certain terms in Mr. Moonves’ employment agreement which provide that a portion of his bonus must be, at least, an amount consistent with the level of achievement attained against the “Company-Wide Performance Goal(s)” established for that year by the Committee (provided such achievement level is at least 80%), as described under “Summary Compensation Table for Fiscal Year 2016—Employment Agreements—Leslie Moonves.”

The Compensation Committee considers individual performance factors in determining bonus payouts for the senior executives. In addition to reviewing each executive’s contributions to the achievement of financial goals, for 2016, the Committee also considered the following key strategic objectives: (i) strengthening the Company’s financial position; (ii) providing continuous flow of top-tier content; (iii) continuing to drive growth through strategic transformation of the Company; (iv) maintaining and building the Company’s reputation as one of the most desirable organizations for top “talent”; (v) continuing to ensure a high degree of focus on the importance of a diverse workforce; and (vi) positioning the Company for long-term success. In this regard, the Committee also considers the input and recommendations of Mr. Moonves in his role as Chairman of the Board, President and Chief Executive Officer (for executives other than himself). With respect to Mr. Moonves, for 2016, the Committee took into account his performance evaluation conducted by the Committee, together with the Nominating and Governance Committee, based on the goals and objectives for him approved by the Compensation Committee at the beginning of such year. The Committee’s determination regarding the amount of the annual bonus awards to be paid to the named executive officers takes into account all of the factors it deems appropriate, with no pre-determined emphasis on any individual item, and utilizes discretion to award an appropriate bonus.

The Compensation Committee also considers target bonus amounts for the named executive officers, which amounts are based on competitive practice. See “Summary Compensation Table for Fiscal Year 2016—Employment Agreements” for a discussion of the named executive officers’ target bonus amounts. The differences in the target bonus amounts set forth in the named executive officers’ agreements reflect the level of relative impact of each of their positions on Company performance.

In determining the bonus amounts for 2016 for the named executive officers, as set forth in the Summary Compensation Table for Fiscal Year 2016, the Compensation Committee took into account their leadership and execution with respect to the Company’s key strategic objectives, including growing the core content business, emphasizing new revenue streams, markets and growth opportunities, and executing on strategic acquisitions and dispositions. As a result of this leadership and execution, the Company continued to deliver on its long-term strategy and positioned itself to return long-term value to its shareholders. The Committee noted the following accomplishments within this context:

The Company delivered exceptional results, continued to strengthen its financial position and delivered value to stockholders.

•	The Company:

○	Appreciated its stock price by 35% during 2016, which exceeded the average of the Company’s diversified media peers and the S&P 500 index, resulting in cumulative share price appreciation for the five-year period ending December 31, 2016 that has significantly outpaced the average of such appreciation for this period for both the Company’s diversified media peers and the S&P 500 Index;

○	Grew revenues and Adjusted OI during 2016 by 4% and 12%, respectively, and grew EPS by 24%, which represents the seventh consecutive fiscal year that EPS has increased year-over-year; and

○	Exceeded its budgets for 2016 for both OI and FcF while simultaneously investing in Company-owned products and new premium content.

•	The Company continued to focus on its commitment to return value to shareholders, including by:

○	Generating a TSR of 37% during 2016, outperforming the average TSR of its diversified media peers;

○	Increasing its quarterly dividend by 20% to $0.18 per share, effective October 1, 2016;

○	Retiring approximately 54.3 million shares during 2016 pursuant to the Company’s share repurchase program, and further expanding the program’s total availability back to $6 billion by adding $5 billion to the amount authorized under the program; and

○	Using its share of the proceeds from the CBS Radio debt issuance to retire approximately 18 million additional shares of the Company’s Class B common stock, which alone amounted to an approximate 4% reduction in the Company’s weighted average shares outstanding for 2016.

•	The Company capitalized on opportunities to grow advertising revenues in a contentious election year, including at its owned-and-operated television stations and radio stations, with Company-wide political advertising up 23% and 46%, respectively, compared to the 2012 and 2008 election years.

•	The Company issued 10-year notes at a historic low coupon rate, which helped to lower the Company’s average interest expense.

•	The Company strengthened its financial position and better positioned itself for the future by continuing to diversify its revenue streams, growing additional alternative revenue streams and closely managing costs across the Company.

The Company Continued to Deliver Top-Tier Content Across All Content-Related Business Units.

•	The Network closed out the 2015/2016 television season by placing #1 in viewers for the eighth consecutive season and, through the end of 2016 (i.e., through Week 14 of the 2016/2017 season), ranked #1 in viewers and households (all based on Live+7 ratings).

•	Through the end of 2016, the Network, among viewers, was #1 in many categories (Series, Scripted Series, New Scripted Series, Comedy, New Comedy, Drama, New Drama and News Program) and had the #1 Program on four nights and the #1 Scripted Program on six nights.

•	The Company maintained its focus on ownership by holding an ownership stake in more than 80% of the shows on the Network’s fall 2016/2017 primetime schedule.

•	The Company continued to deliver on significant live events:

○	CBS Sports’ broadcast of Super Bowl 50 was the third most-watched program in U.S. television history, and the #1 most-watched program in terms of total audience reach;

○	The 2016 AFC Championship Game was the second most-watched AFC Conference championship game on any network in 39 years, with 53.3 million viewers;

○	The Network’s broadcast of the 2016 Grammy Awards produced the largest audience of any entertainment telecast during the 2015/2016 broadcast season, with nearly 25 million viewers; and

○	CBSNews.com™ had 31 million visits during election day, besting its prior viewership record by more than five times.

•	The Late Late Show® (hosted by James Corden) received three Emmy nominations, with a win for Outstanding Interactive Program, and has a rapidly expanding social media audience, with his YouTube channel alone surpassing 9 million subscribers and more than 2.2 billion views.

•	CBS Sports delivered another year of successful events for its coverage of Super Bowl 50, the NFL, the PGA Tour and NCAA football and basketball seasons.

•	CBS News®’ “CBS This Morning” is America’s fastest growing network morning news show, and is the only such morning news show with higher ratings compared to 2015 in viewers and key demographics.

•	CBS News recently received the Alfred I. duPont-Columbia University Award, considered the highest honor in electronic journalism, for its coverage during 2016 of Europe’s migrant crisis that was featured on “CBS This Morning” and “CBS Evening News with Scott Pelley.”

•	The Company’s programming (with respect to CBS Entertainment™, CBS News, CBS Sports, CBS Television Stations and Showtime) received, in 2016, 397 Emmy nominations and 91 wins.

•	The Company’s content received, for 2016, six nominations for the Golden Globe Awards and three nominations for the Screen Actors Guild Awards (both awarded in January of 2017).

•	The Company continued to lead the industry in domestic syndicated programming with three of the top four and six of the top 10 highest-rated first-run shows, and was #1 in several first-run genres (#1 Talk Show, #1 Court Show and #1 News Magazine).

•	WCBS-TV, New York was America’s most-watched television station, and the Company has more of its owned-and-operated television stations ranked #1 in households for the November 2016 sweep than any other network.

•	CBS Radio® was home to the most listened to radio stations in the U.S. for news, sports, classic hits, adult hits, and album adult alternative music, based on the Spring 2016 report from Nielsen Audio.

•	Showtime continued to provide award-winning original programming to its subscribers: the series premiere of “Billions” was the largest original series premiere in Showtime history, with 6.6 million viewers across all platforms; the seventh season of the critically-acclaimed comedy series “Shameless” was its highest-rated season to date; and the original docu-series “The Circus: Inside the Greatest Political Show on Earth” averaged approximately 1 million weekly viewers across all platforms, and posted back-to-back season highs to close out its inaugural season, with the season finale’s audience nearly three times that of its series premiere.

•	CBS Interactive ranked as #6 on the list of Top 10 Internet Properties and was the only premium content provider listed in the Top 10.

•	CBS.com™ continued to be the #1 TV Network website (in average monthly unique viewers) across platforms in 2016, according to comScore.

•	CBS Films® production of “Hell or High Water” was nominated for three Golden Globes, including Best Picture, Drama, and listed as one of the best films of 2016 by the American Film Institute and the National Board of Review.

•	Simon & Schuster® continued to produce bestsellers in hardcover, paperback and multi-formats, 277 of which appeared on the New York Times bestseller lists and 33 of which held the #1 position.

The Company Continued to Position Itself for Future Success by Executing on Key Strategic Growth Initiatives and Optimizing its Portfolio of Assets.

•	The Company:

○	increased retransmission and station affiliation revenues by 35% over the prior year, and positioned itself for future success by finalizing a key multi-year retransmission arrangement and seven key multi-year station affiliation compensation arrangements;

○	grew the number of subscribers for CBS All Access and Showtime OTT and helped ensure their continued growth by:

◾	reaching agreement with additional CBS affiliates for CBS All Access, bringing the live linear feed coverage to 90% of all U.S. households;

◾	expanding the reach of CBS All Access by offering an ad-free version to more directly compete with other streaming providers who do not air commercials, and by expanding CBS All Access availability to the Microsoft Xbox One and Sony PlayStation 4 platforms so that the service is now available on every major connected-device platform;

◾	securing a strategic agreement with the National Football League to stream live NFL games;

◾	adopting a staggered premiere schedule at Showtime in order to boost subscription rates for Showtime OTT; and

◾	offering exclusive content on both services, including “Big Brother OTT” and the upcoming series “Star Trek: Discovery” and “The Good Fight” (a spin-off of “The Good Wife”) on CBS All Access, and the revival of “Twin Peaks” on Showtime OTT;

○	further expanded its brand internationally by:

◾	entering into a long-term licensing agreement with Sky and Stan, in which the Company licensed the Showtime brand in five European markets and Australia, respectively;

◾	concluding a ground-breaking licensing deal with Netflix for the upcoming “Star Trek: Discovery” series, which will make Netflix the exclusive home to the new series in 188 international markets and is expected to significantly expand the viewer base for the show;

◾	continuing to capitalize on the Company’s success in creating franchise TV shows, including selling this season’s #1 New Drama series—“Bull”—in international syndication to over 200 different markets;

◾	entering into an exclusive licensing agreement with Apple Music to be the global home to CBS Television Studio’s highly-anticipated new “Carpool Karaoke™” series, based on the hit James Corden segment for The Late Late Show; and

◾	licensing all current and future Showtime series and other select titles to Movistar+ in Spain; and

○	focused on the opportunity to grow revenues from inclusion of the Company’s content in “skinny bundles,” through its agreement with Sony’s PlayStation service and new opportunities with Google and Layer3 TV.

•	The Company continued to progress on its initiative to divest the Company’s radio business, including multiple regulatory filings, completion of a successful debt issuance for CBS Radio and the addition of several key new hires for the business.

•	The Company completed the divestiture of one of its remaining on-line fashion businesses in China, and acquired Adams Media, a nonfiction-focused publisher with a distinctive library of content that will enrich and enlarge Simon & Schuster’s existing catalog.

The Company Secured its Reputation as a Desirable Organization for Top “Talent” and Demonstrated its Commitment to Diversity and Inclusion.

The Company continued:

•	to capitalize on opportunities to acquire key executive and creative talent, exemplified by the acquisition of key talent with prior work experience at notable companies, including 21st Century Fox, NBCUniversal, CNN, Turner Broadcasting, Discovery Communications, Nickelodeon and Hearst Magazines;

•	achievement with respect to increasing minority representation in internal promotions, overall minority representation in its workforce (including in higher salary brackets) and supplier diversity spending from the prior year; and

•	to actively participate in, support and sponsor programs to develop diverse talent in the workplace and to appoint diverse candidates to key executive roles.

With respect to the individual performance of the named executive officers during 2016, the Compensation Committee also determined (in the case of Mr. Moonves) and concurred in the recommendations made by Mr. Moonves (in the case of the other named executive officers) that:

•	Mr. Moonves provided leadership in delivering key financial and strategic results. He continued to demonstrate consistent leadership in driving ratings successes, leveraging his relationships and industry clout to secure broadcast rights to key “tent-pole” events for the Company and taking advantage of ratings and prior negotiation successes to help secure key retransmission, station affiliation, skinny-bundle and streaming deals. Mr. Moonves’ leadership and direction were instrumental in developing and producing CBS-owned content that generates both high ratings and lucrative licensing opportunities. Mr. Moonves continued to improve the strength and reputation of the Company’s brands and businesses in domestic and international markets with the syndication of new programming into the international marketplace. Mr. Moonves demonstrated to key stakeholders that CBS remains a leader in the evolving media landscape by developing and expanding the Company’s streaming products, such as CBS All Access and Showtime, to better position the Company for the digital future. Under Mr. Moonves’ leadership, the Company continued to return significant value to shareholders, as demonstrated by a total shareholder return of 37% during 2016, increasing the Company’s dividend by 20% to $0.18 per share during 2016, and retiring approximately 54.3 million shares during 2016 pursuant to the Company’s share repurchase program. The Compensation Committee also acknowledged Mr. Moonves’ successes in communication with the investment community, including at the Company’s highly-effective Investor Day, and in management development and human resources, including his personal involvement in acquiring key executive and creative talent, his leadership and execution of the Company’s succession planning and diversity and inclusion programs, and his leadership in fostering a remarkably stable senior management team. Mr. Moonves was instrumental in continuing to lead the CBS Television Network in solidifying its #1 position in certain key metrics and leading the competition with his direct involvement in developing and securing high quality programming and maintaining CBS’s reputation as one of the most highly desirable organizations for top creative talent.

•

Mr. Ianniello improved the Company’s operations and focused on the Company’s strategic growth initiatives, including the development and expansion of the Company’s streaming products, inclusion of the Company’s content in skinny bundles, audience monetization initiatives, international licensing opportunities and retransmission and station affiliation compensation. Mr. Ianniello also provided leadership with respect to the Company’s plan to separate the Company’s Radio business. Under Mr. Ianniello’s leadership, the Company increased its revenues derived from non-advertising sources, primarily through the negotiations of key retransmission and station affiliation deals, increasing these revenue streams by 35% over the prior year, and through licensing the Company’s content world-wide. Mr. Ianniello also led his team in effectively managing the Company’s finances. The Company was successful in growing EPS over the prior fiscal year and for the seventh consecutive fiscal year. He focused on strengthening the Company’s financial position and returning value to shareholders by successfully managing the Company’s share repurchase program. He also restructured the Company’s debt portfolio by issuing 10-year notes at a historic low coupon rate, which lowered the Company’s average interest expense. Throughout 2016, Mr. Ianniello successfully communicated an effective message to the investment community, including at the Company’s Investor Day, and achieved significant tax savings from strategic tax planning. Mr. Ianniello also provided leadership and direction for the Company’s information technology group.

•	Mr. Tu manages a global legal organization responsible for providing legal support to the Company’s wide ranging domestic and international business activities. Under his direction the legal organization continued to provide proactive, cost-effective, high quality and timely support across the Company’s business operations. His areas of responsibility include advising the Company’s management and Board of Directors on corporate governance matters; oversight of regulatory, disclosure, and public company reporting obligations; the timely resolution of disputes through formal and informal adversarial processes and settlement negotiations; advice, guidance and documentation relating to mergers, acquisitions and other strategic transactions; the negotiation and documentation of key commercial arrangements, including material agreements relating to the licensing and distribution of content, both domestically and internationally; legal support of the Company’s expanding content production activities, including clearance, rights acquisition and in-bound and out-bound licensing; protection of the Company’s intellectual property rights; and leadership of the Company’s global compliance programs. Mr. Tu made substantial contributions to matters of strategic importance to the Company, including key commercial arrangements with major distributors and affiliates; strategic transactions relating to the Company, including with respect to the Company’s plan to separate the Company’s Radio business; the successful resolution of several major legal disputes with favorable outcomes; and the continued expansion of the Company’s direct and indirect distribution of content through video streaming services. Under Mr. Tu’s direction, the legal department was actively involved in community volunteer activities, including the provision of pro bono legal services, and in efforts to drive greater diversity in the legal profession.

•	Mr. Ambrosio serves as the Company’s chief administrative officer and chief human resources officer. As chief administrative officer, he is responsible for oversight of corporate real estate, strategic sourcing, facilities management and corporate security, corporate planning, and corporate social responsibility. He also provides management oversight of the Company’s EcoMedia business unit. As chief human resources officer, he is responsible for all aspects of the global human resources function. Mr. Ambrosio effectively managed the Company’s most significant areas of people and administrative costs, including controlling overall compensation and benefit expenses, reducing sourcing spend across the Company’s business units and negotiating reductions in real estate occupancy costs. These efforts contributed to the Company’s reduction in administrative costs, and will continue to do so in future years. The EcoMedia unit achieved record sales for 2016. In human resources, Mr. Ambrosio’s leadership was integral to the Company’s pension de-risking activities, the expansion of the Company’s benefits offerings and the design and implementation of a separate stand-alone benefits program in connection with the planned separation of the Company’s Radio business. Mr. Ambrosio successfully handled key leadership changes, transitioning several executives into more senior roles and securing the continued employment of key members of the Company’s senior management team. Mr. Ambrosio also ensured that the Company is meeting its recruitment, retention and succession planning needs at the most senior executive levels across the entire Company, addressing the Company’s critical needs for top executive talent. Mr. Ambrosio’s leadership has also resulted in the expansion of the Company’s past successes in diverse supplier spending, in its efforts toward building a diverse workforce and an inclusive workplace, and an increase in volunteering and community outreach efforts.

•	Mr. Schwartz led his team to successfully develop and manage the communications strategy and reputation for all of the Company’s domestic and international business units. Working with Messrs. Moonves and Ianniello, Mr. Schwartz planned the communication strategy for the Company’s highly-effective Investor Day, at which the Company emphasized its positioning in the evolving media landscape. Mr. Schwartz also provided advice on a wide range of strategic and tactical issues as a key member of the Company’s senior management team, and advised all company division heads and public relations department senior staffs (who report to him and his senior team) on communications strategies for major announcements and issues. Most notably, Mr. Schwartz oversaw communications campaigns for The CBS Television Network, for Super Bowl 50, for the planned separation of the Company’s Radio business, for CBS News’ coverage of the 2016 election, for the strategic expansion of the Company’s streaming products and for CBS Films’ successful launches of “Hell or High Water” and “Patriots Day,” among other major initiatives. Throughout 2016, Mr. Schwartz also oversaw all of the Company’s internal communications vehicles, including the weekly publication of Update to all employees and certain members of the analyst community, the ongoing publication of the Company’s award-winning annual newsletter highlighting the Company’s efforts with respect to diversity and inclusion, and the publication of a special issue highlighting the Company’s support of the military and veterans issues.

In determining the individual bonus payouts to the named executive officers for 2016, the Compensation Committee took into consideration the factors above, as well as the historical bonus payouts and performance relative to previous years’ performances. In addition, for Mr. Moonves, the Committee took into account the successes in his role as Chairman of the Board, President and Chief Executive Officer of the Company and also his contributions to the creative successes across the Company’s portfolio of businesses. For all of these reasons, the Committee determined to award bonuses in the amounts set forth in the “Summary Compensation Table for Fiscal Year 2016” and related footnotes.

Long-Term Incentive Programs

Long-Term “Management” Incentive Program (“LTMIP”)

The LTMIP is designed as a “pay for performance” vehicle to encourage executives to make decisions which will create and sustain long-term value for stockholders. It is also a vehicle used to retain talent and build executive ownership. Through the Company’s total compensation design, a significant portion of the total compensation opportunity for the named executive officers is directly linked to stock price performance (with equity awards targeted at 38% – 57% of total compensation for 2016), with the intention of creating alignment with the stockholders.

In determining the target value to be delivered through these equity vehicles, the Compensation Committee reviews competitive market data, the Company’s retention needs, potential stockholder dilution, the expense to be incurred by the Company and prior equity grant practices. Eligibility to participate in the LTMIP is generally limited to executives who have management responsibility.

The type and mix of equity-based vehicles used to deliver value varies primarily by an executive’s level in the organization and the Company’s business needs. The Compensation Committee considers the following objectives in determining the appropriate type and mix of equity-based vehicles:

•	Increased alignment with stockholder interests (Stock Options): Provide the opportunity to acquire an equity interest in the Company and share in the appreciation of the value of the stock.

•	Increased accountability for senior executive (Performance-Based Stock Awards): Motivate senior executives to focus on Company performance through the achievement of pre-determined financial goals over a designated period.

•	Retention of talent in both up and down markets (Time-Based Stock Awards): Provide real value in awards that are earned over a specified vesting period.

The values, mix, and type of annual grants for senior executives are discussed by management and the Compensation Committee and ultimately approved by the Committee, unless the terms have been previously approved and set forth in an employment agreement. In determining the value, mix and type of awards, the Committee takes into consideration the objectives to allocating award types noted above and the competitive assessment of total compensation reviewed by the independent compensation consultant (as discussed in the “Evaluating Senior Executive Compensation” section above) and also reviews the LTMIP with its independent compensation consultant and senior management. For 2016, Messrs. Ianniello, Tu, and Ambrosio received LTMIP awards, based on their then-current contractual target values that took into account the compensation assessment and the relative impact of the executive’s position on Company performance, of which 40% was delivered in stock options, 30% in performance-based restricted stock units (“PRSUs”), and 30% in time-based restricted stock units (“TRSUs” and together with the PRSUs, the “RSUs”). Mr. Schwartz received an LTMIP award for 2016 based on the contractual target value in his new employment agreement, which became effective as of July 1, 2016. In addition, in connection with the extension of Mr. Ianniello’s employment arrangements in June 2013, Mr. Ianniello received during 2016 a TRSU award having a grant date value of $6.5 million. Mr. Tu also received a TRSU award under the Company’s Fund-the-Future Program (“FtF”), which provides equity compensation to eligible employees, excluding those actively participating in certain pension plans and employees otherwise subject to a collectively bargained agreement which does not provide for participation in the FtF. The remaining named executive officers are not eligible for the FtF, as they actively participate in certain pension plans.

For Mr. Moonves, his annual grant of RSUs for 2016, which was comprised of 50% PRSUs and 50% TRSUs and had a grant date value of $14 million, was awarded in accordance with the terms set forth in his employment agreement. In addition, during 2016, as part of Mr. Moonves’ bonus for 2015, the Compensation Committee granted to Mr. Moonves shares of the Company’s Class B Common Stock having a grant date value of $6 million. In connection with the extension of his employment arrangements in December 2014, Mr. Moonves was granted a PRSU award during 2016 having a grant date target value of $8.7 million. (See the “Grants of Plan-Based Awards During 2016” table.)

Performance Goals for LTMIP Awards

Performance Goals for 2016. At the beginning of each year, the Compensation Committee reviews performance goals for the annual awards of PRSUs and considers which metrics offer the best measure of Company performance to reflect the Company’s core objective of pay for performance. In setting the performance goal for the 2016 PRSUs, which also will be used to measure 2016 financial performance for the 2015 Performance Share Award (see “Grants of Plan-Based Awards During 2016—Description of Plan-Based Awards”), the Committee took into account the performance goal from the previous year and sought to establish a performance goal that was meaningful and challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events. See also the “Fiscal Year 2016 Executive Summary—Pay for Performance” section above for more information regarding the performance goals for 2016.

For 2016, the performance goal for the most senior levels of management, including the named executive officers, was the achievement during 2016 of a 90% or greater level of the weighted average performance of (i) the percentage of an OI Metric Target (as defined below) of $2.357 billion actually achieved (75% weighting) and (ii) the percentage of an FcF Metric Target (as defined below) of $1.357 billion actually achieved (25% weighting).

In setting the 2016 performance goal, the Compensation Committee selected two metrics: (i) operating income (the “OI metric”) and (ii) Free Cash Flow (i.e., operating income before depreciation and amortization, less cash interest, taxes paid, working capital requirements and capital expenditures) (the “FcF metric”). The “OI Metric Target” is calculated by starting with the Company’s budget for 2016 for the OI metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance goal, and the “FcF Metric Target” is calculated by starting with the Company’s budget for 2016 for the FcF metric and then taking into account the same items. The Committee selected the OI metric because it is an important indicator of the Company’s operational strength and performance of its businesses, as it measures efficiency and profitability and incentivizes management to better control expenses. The FcF metric was selected because it gives a clear view of the Company’s ability to generate cash (and thus profits), which allows the Company to pursue opportunities that enhance stockholder value.

The vesting of an annual award of PRSUs is subject to the Compensation Committee’s determination of the level of achievement against a pre-determined performance goal set by the Committee. See “Grants of Plan-Based Awards During 2016—Description of Plan-Based Awards” for vesting schedules. The number of target shares is determined at the time of grant based on the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant (February 18, 2016). The number of shares earned upon vesting of the PRSUs is determined in accordance with the following schedule:

•	if the Company achieves less than 80% of the pre-determined performance goal, the award will be forfeited;

•	if the Company achieves 80% of the pre-determined performance goal, 80% of the target shares will be earned;

•	if the Company achieves 100% of the pre-determined performance goal, 100% of the target shares will be earned; and

•	if the Company achieves 120% or greater of the pre-determined performance goal, 120% of the target shares will be earned.

For achievement at intermediate points between 80% and 100% and between 100% and 120%, the number of shares to be delivered will be linearly interpolated. Dividend equivalents accrue on the target number of shares and equal the value of regular cash dividends paid on the shares of the Company’s Class B Common Stock. Dividend equivalents are paid in cash, less applicable withholdings, when the PRSUs vest, but only up to the amount payable with respect to the target number of shares. If the PRSUs do not vest, then the dividend equivalents accrued on those PRSUs are forfeited.

Payout Under PRSU Awards for 2016. In February 2017, the Compensation Committee reviewed and discussed the Company’s 2016 performance against the 2016 performance goal. The Committee certified that the 2016 performance goal had been exceeded. Actual performance with respect to the OI metric was $2.469 billion and with respect to the FcF metric was $1.510 billion. Thus 118.2% of the target number of shares underlying the PRSUs granted in February 2016 to the named executive officers vested in accordance with their respective schedules.

Grant Date of Awards

The grant date for equity awards is the date on which the Compensation Committee approves awards under the Company’s LTMIP or, if so determined by the Committee, a future grant date, or a date specified in an employment agreement. The Committee may approve an award that will have a future grant date, with the exercise price of any stock option not to be less than the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant. The Company does not set grant dates intentionally to precede the release of material non-public information. Communications regarding individual grant awards, including the terms and conditions, are provided to recipients as soon as administratively feasible. Annual management grants awarded in 2016 were approved on February 18, 2016, with a grant date of the same date. The exercise price of stock options granted on February 18, 2016 was the closing price of the Company’s Class B Common Stock on that date (i.e., $45.79).

Other Terms for RSUs/Stock Options

For a description of certain other material terms of the RSU and stock option grants, see “Grants of Plan-Based Awards During 2016—Description of Plan-Based Awards.”

Delegation of Authority With Respect to Awards

The Compensation Committee has delegated to the Chairman of the Board, President and Chief Executive Officer limited authority, with respect to executives who are not senior executives, to grant long-term incentive awards under the Company’s long-term incentive plan to such executives in connection with their hiring, promotion or contract renewal and to modify the terms of outstanding equity grants in certain post-termination scenarios. The Committee delegated this authority in order for the Company to have the ability to (i) act in a timely manner in a competitive environment in connection with the hiring of new executives or the compensating of an existing executive being given a significant increase in responsibility and (ii) maintain flexibility to manage compensation in post-termination scenarios when mutually beneficial to the Company and the executive. The Committee’s delegation specifies the circumstances in which the authority can be used; limits the amount that can be awarded to an individual, the total amount that can be awarded in any period, and, in certain circumstances, aggregate incremental expense that can be incurred by the Company resulting from modifications of the terms of outstanding equity grants; and specifies the method for establishing the grant date. The delegation also requires that the Chairman of the Board, President and Chief Executive Officer report to the Committee periodically on his exercise of this delegated authority.

Stock Ownership Guidelines

In order to further align the senior executives’ interests with those of the Company’s stockholders, the Company has established stock ownership guidelines. For 2016, the guidelines provided that, within five years, starting in fiscal year 2007 or, if later, in the year in which a senior executive becomes subject to the guidelines, these senior executives are expected to acquire and establish holdings in Company stock equal in value to a multiple of their cash base (base salary less mandatory deferrals, if applicable), depending upon their positions as follows:

Senior Executive	Ownership Guideline Multiple
Chairman of the Board, President and Chief Executive Officer	5x cash base
Other Senior Executives	2x to 3x cash base

All types of equity holdings, with the exception of stock options, are included in determining ownership. The Compensation Committee monitors compliance with these guidelines by receiving an annual progress report from senior management. During 2016, senior management reported to the Committee that all of the named executive officers subject to the guidelines met the guidelines as applied to each of them. The Committee determined to continue to monitor compliance with the guidelines. During 2017, the Committee determined to increase the ownership guidelines multiple to 6x cash base for the Chairman of the Board, President and Chief Executive Officer and to 4x cash base for the Chief Operating Officer.

Retirement and Deferred Compensation Plans

The Company provides active, eligible employees, including the named executive officers, with the opportunity to build financial resources for retirement through the Company’s broad-based tax-qualified defined benefit and/or defined contribution plans. In addition, eligible executives, including the named executive officers, participate in the Company’s nonqualified defined benefit and/or deferred compensation plans. In some instances, participants in these qualified and nonqualified plans may also have frozen benefits in other qualified and nonqualified plans. Information regarding these retirement and deferred compensation plans applicable to the named executive officers is set forth in the narrative following each of the Pension Benefits in 2016 tables and Nonqualified Deferred Compensation in 2016 table.

All Other Compensation

The Company provides for other compensation to participating employees (including the named executive officers) by providing Company-matching contributions in the CBS 401(k) and 401(k) excess plans and Company-paid life insurance. Compensation paid to the named executive officers in relation to these programs is included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016.

In certain instances, the Company provides executives, including the named executive officers, with additional benefits that the Company believes are reasonable and typical for executives in similar industries and helps the Company to attract and retain these executives. Among these benefits are transportation-related benefits, which the Company believes provide security, travel flexibility and efficiencies that result in a more productive use of the executive’s time, given the demands of his position. In addition, the Company provided security services to Mr. Moonves, at the Company’s request, due to the significance of the chief executive to the Company and the security issues that surround a senior executive in Mr. Moonves’ position, representing a high-profile company with multinational interests.

The Company also requires that named executive officers who are East Coast-based provide extended services at the Company’s West Coast operations (and vice versa with respect to one who is West Coast-based), for which the Company provides an expense allowance; executives are reimbursed for taxes on imputed income associated with certain expenses. All additional benefits are also described in footnote 7 to the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016.

Post-Termination Arrangements

Each of the named executive officers is entitled to post-termination payments and benefits upon the occurrence of a termination without cause or a resignation for good reason and upon death or disability, as set forth in their respective employment agreements. The employment agreements for Messrs. Ianniello, Tu, Ambrosio and Schwartz also provide enhanced severance payments and benefits in the event of a termination within twenty-four months following certain corporate events. In addition, the agreement with Mr. Moonves provides for accelerated vesting of outstanding equity-based awards in certain circumstances following a transaction that results in the Company’s stock ceasing to be publicly traded.

The terms of these payments and benefits, and the estimated potential payments that would be made to each named executive officer if his employment terminated as of the 2016 fiscal year end for the applicable reasons noted above are described under “Potential Payments Upon Termination and Certain Other Events.” In assessing post-termination payments and benefits in connection with senior executive employment arrangements, the Compensation Committee considers competitive practice with respect to comparable executives at media peers as well as prevailing practice and trends with respect to other public companies that are relevant in terms of size and complexity. The objective of these payments and benefits is to recruit and retain talent in a competitive market and, as applicable, compensate executives for restrictive covenants and other obligations following a termination without cause or a resignation for good reason.

Compensation Deductibility Policy

In approving compensation, the Compensation Committee takes into account Section 162(m) of the Code, which generally limits to $1 million the federal tax deductibility of some forms of compensation paid in one year to the chief executive officer and the three other most highly compensated executive officers employed by the Company at the end of the year (other than the Company’s chief financial officer). However, the Compensation Committee has approved, and may continue to approve, compensation exceeding the $1 million limitation, including with respect to a portion of base salary and long-term incentives, and exceeding the maximum bonus amount provided for under the Senior Executive STIP, in order to provide appropriate compensation. As part of the Bonus Program, the named executive officers are eligible to receive bonus awards under the Senior Executive STIP, and the named executive officers are eligible to receive long-term compensation under the Company’s long-term incentive plan. Performance-based compensation may qualify for an exception to the limit on deductibility, provided that the plan under which such compensation is paid meets certain requirements, including stockholder approval. Each of the Senior Executive STIP and the Company’s long-term incentive plan is designed to permit awards that comply with the Section 162(m) exception for performance-based compensation. The stockholders of the Company have approved both of these plans.

In order for bonus awards made under the Senior Executive STIP to be eligible for deductibility under Section 162(m), the Compensation Committee establishes a performance criterion for the bonus awards, which criterion must not be certain of being achieved at the time it is set. In setting the performance criterion for 2016, the Committee took into account the performance criterion from the previous year and sought to establish a performance criterion that was meaningful and challenging and designed to motivate performance, without encouraging senior executives to engage in risky business activities in order to achieve unattainable goals or overcome lower results caused by unforeseen events.

For 2016, the Section 162(m) performance criterion established was the achievement during 2016 of an 80% or greater level of the weighted average performance of (i) the percentage of an OI Metric Target of $2.357 billion actually achieved (75% weighting) and (ii) the percentage of an FcF Metric Target of $1.357 billion actually achieved (25% weighting). The “OI Metric Target” is calculated by starting with the Company’s budget for 2016 for the OI metric and then taking into account items approved by the Committee that may otherwise distort the calculation of the performance criterion, and the “FcF Metric Target” is calculated by starting with the Company’s budget for 2016 for the FcF metric and then taking into account the same items.

Assuming that the Compensation Committee determines that the performance criterion has been achieved, the terms of the Senior Executive STIP establish a maximum bonus for each named executive officer that can be awarded under the Senior Executive STIP equal to eight times his base salary in effect at the beginning of the year, with the amount of the bonus, if any, actually awarded to any named executive officer under the Senior Executive STIP being subject to the Committee’s downward discretion, as discussed under the “Performance-Based Compensation Programs—Bonus Awards” section above. This framework for establishing a maximum bonus is designed to provide that the awards granted under the Senior Executive STIP will be eligible for deductibility under Section 162(m).

In January 2017, the Compensation Committee reviewed and discussed the Company’s 2016 performance against the 2016 performance criterion. Actual performance with respect to the OI metric was $2.469 billion and with respect to the FcF metric was $1.510 billion. The Committee certified that the 2016 performance criterion had been exceeded with actual performance exceeding the targeted level. Therefore, the Committee awarded bonuses to the named executive officers under the Senior Executive STIP.

With respect to the Company’s long-term incentive plan, the Compensation Committee also establishes performance goals for PRSUs, rendering them eligible for deductibility under Section 162(m), as described in the “Long-Term Incentive Programs—Performance Goals for LTMIP Awards” section above.

Employment Contracts

All of the named executive officers had during 2016, and continue to have, employment contracts with the Company, as the Compensation Committee has considered it to be in the Company’s best interest, and as the best means, to secure the employment of each of these executives. The terms and provisions of these contracts are more fully described in the narrative section following the Summary Compensation Table for Fiscal Year 2016 and in “Changes in Named Executive Officers’ Compensation Arrangements in 2016” in this “Compensation Discussion and Analysis.”

The Compensation Committee approves all employment arrangements with senior executives. With respect to employees other than senior executives, employment contracts are subject to an approval process coordinated through the Office of the Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such information by reference.

The Compensation Committee Charter states that the primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors relating to the compensation of the Company’s executive officers and other senior executives. Under the Charter, the Compensation Committee’s authorities and duties include, among other things:

•	Adopting and periodically reviewing the Company’s philosophy, strategy and principles regarding the design and administration of the Company’s compensation programs;

•	Reviewing and approving the total compensation packages for the Company’s executive officers and other senior executives identified by the Committee after consultation with the Company’s Chairman of the Board, President and Chief Executive Officer and Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer (excluding “Talent,” as such term is currently used in the media or entertainment industries); and

•	Overseeing the administration of the Company’s incentive compensation plans (including the bonus plan for executives subject to Section 162(m) of the Code) and equity-based compensation plans.

The Compensation Committee retains an independent compensation consulting firm to advise the Committee in its review of senior executive compensation. The consultant reports directly to the Compensation Committee.

The full text of the Compensation Committee Charter is available on the Company’s website at www.cbscorporation.com. The Compensation Committee assesses the adequacy of its Charter at least every other year, or more frequently as the Committee may determine.

The Compensation Committee of the Board of Directors of CBS Corporation has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis (“CD&A”) included in this proxy statement. Based on this review and these discussions, the Compensation Committee has recommended to the CBS Corporation Board of Directors that the CD&A be included in this proxy statement and incorporated by reference from this proxy statement into the Company’s Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 17, 2017.

Members of the Compensation Committee

Charles K. Gifford, Chair

William S. Cohen

Bruce S. Gordon

Doug Morris

EXECUTIVE COMPENSATION

Summary Compensation Table for Fiscal Year 2016(1)

The following table sets forth information concerning total compensation for the Company’s last three completed fiscal years for the Company’s principal executive officer, principal financial officer and the three other most highly compensated executive officers of the Company for fiscal year 2016 who were serving as executive officers at the end of fiscal year 2016 (the “named executive officers”).

Name and Principal Position (a)	Year (b)	Salary ($) (c)(2)	Bonus ($) (d)(3)	Stock Awards ($) (e)(4)	Option Awards ($) (f)(5)	Change in Pension Value and NQDC Earnings ($) (g)(6)	All Other Compensation ($) (h)(7)	Total ($) (i)
Leslie Moonves	2016	3,500,000	32,000,000	31,946,942	0	956,011	1,147,704	69,550,657
Chairman of the Board, President and Chief Executive Officer	2015	3,500,000	19,000,000	25,499,919	7,199,999	421,021	1,152,883	56,773,822
	2014	3,513,461	25,000,000	14,499,972	9,999,994	2,771,924	1,390,294	57,175,645

Joseph R. Ianniello	2016	2,500,000	12,500,000	10,726,720	2,799,993	197,529	321,442	29,045,684
Chief Operating Officer	2015	2,500,000	8,073,000	12,686,605	2,799,995	60,548	295,446	26,415,594
	2014	2,509,615	8,970,000	8,199,864	6,799,972	270,482	280,795	27,030,728
Lawrence P. Tu(8)	2016	1,200,000	3,800,000	2,113,667	1,399,997	0	58,642	8,572,306
Senior Executive Vice President and Chief Legal Officer	2015	1,200,000	2,700,000	2,113,748	1,399,998	0	69,877	7,483,623
	2014	1,204,615	3,000,000	3,713,605	1,399,991	0	2,026,859	11,345,070

Anthony G. Ambrosio	2016	964,423	2,200,000	1,049,965	699,998	236,707	137,311	5,288,404
Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer	2015	875,000	1,260,000	1,049,928	699,999	100,484	136,167	4,121,578
	2014	878,365	1,400,000	1,049,946	699,996	313,724	118,605	4,460,636

Gil Schwartz(9)	2016	896,923	2,200,000	959,942	639,998	283,759	99,759	5,080,381
Senior Executive Vice President and Chief Communications Officer	2015	800,000	1,378,125	809,982	539,996	219,148	91,070	3,838,321

(1)	The table below sets forth the following 2016 compensation items: (i) cash compensation comprised of salary and annual bonus awards, (ii) annual equity awards, and (iii) certain special equity awards. The table below differs from the Summary Compensation Table, in that the table below excludes column (g) (“Change in Pension Value and NQDC Earnings”) and column (h) (“All Other Compensation”), and as further described in the footnotes to the table below. This table is not required by SEC rules and is not designed to replace the Summary Compensation Table. It is intended to provide information that the Company believes is useful in understanding and analyzing 2016 compensation decisions.

Annual Compensation
	Cash Portion		Annual Equity Awards ($)(a)	Total Annual Compensation ($)	Special Equity Award ($)
Name	Salary ($)	Bonus ($)
Leslie Moonves	3,500,000	32,000,000(b)	13,999,926	49,499,926	11,947,044(c)
Joseph R. Ianniello	2,500,000	12,500,000	6,999,943	21,999,943	6,526,769(c)
Lawrence P. Tu	1,200,000	3,800,000	3,513,664	8,513,664
Anthony G. Ambrosio	964,423	2,200,000	1,749,963	4,914,386
Gil Schwartz	896,923	2,200,000	1,599,940	4,696,863

(a)

Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of the annual stock and option awards, as applicable, granted in 2016 to the named executive officers, as disclosed in columns (e) and (f) in the Summary Compensation Table. For Mr. Moonves, this amount does not include the grant date fair value of the unrestricted shares of the Company’s Class B Common Stock granted to him in 2016 as part of his bonus for fiscal year 2015 performance ($6.0 million). This amount also does not include (i) the performance-based RSUs noted in (c) below or (ii) the portion of the 2015 Performance Share Award deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2016 performance period (see “Grant of Plan-Based Awards During 2016—Description

of Plan-Based Awards”) noted in (c) below, both of which are included in the “Special Equity Award” column above. For Mr. Ianniello, this amount does not include the grant date fair value of the RSUs noted in (c) below, which are included in the “Special Equity Award” column above.

(b)	See footnote (3) below for a discussion of Mr. Moonves’ 2016 bonus. During 2017, the Compensation Committee determined to grant to Mr. Moonves unrestricted shares of the Company’s Class B Common Stock having a grant date value of $5,000,000. This award will be reportable in the Company’s 2018 proxy statement in accordance with SEC rules.

(c)	Represents the grant date fair value, determined in accordance with FASB ASC Topic 718, of (i) for Mr. Moonves, a special performance-based RSU ($8,723,544) awarded to Mr. Moonves on February 18, 2016, disclosed in column (e) of the Summary Compensation Table, in connection with the execution of his employment agreement dated December 11, 2014 (as subsequently amended), and the portion of the 2015 Performance Share Award deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2016 performance period ($3,223,500), as disclosed in column (e) of the Summary Compensation Table, also in connection with that employment agreement, and (ii) for Mr. Ianniello, a special RSU grant awarded on February 18, 2016, as disclosed in column (e) of the Summary Compensation Table, in connection with the execution of his employment agreement dated June 4, 2013.

(2)	Salary includes amounts deferred under qualified and nonqualified arrangements. For 2016, all named executive officers deferred a portion of their salary under qualified and nonqualified deferred compensation arrangements. See the Nonqualified Deferred Compensation in 2016 table for further information on amounts deferred under nonqualified deferred compensation arrangements.

(3)	Amounts set forth in the “Bonus” column for 2016, 2015, and 2014 reflect cash payments made in early 2017 for fiscal year 2016 performance, early 2016 for fiscal year 2015 performance, and early 2015 for fiscal year 2014 performance, respectively.

During 2017, the Compensation Committee determined to grant to Mr. Moonves, as part of his bonus, unrestricted shares of the Company’s Class B Common Stock having a grant date value of $5,000,000. This award will be reportable in the Company’s 2018 proxy statement in accordance with SEC rules.

(4)	Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 of grants of RSUs, and, with respect to Mr. Moonves only, (i) the portion of the 2015 Performance Share Award deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2016 performance period ($3,223,500), and (ii) unrestricted shares of the Company’s Class B Common Stock, with a value of $6.0 million, as part of his bonus for 2015. For the performance-based RSUs granted in 2016 (representing, of the aggregate grant date values included in column (e), $15,723,507 for Mr. Moonves, $2,099,975 for Mr. Ianniello, $1,049,965 for Mr. Tu, $524,982 for Mr. Ambrosio and $479,971 for Mr. Schwartz), the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $18,868,273, $2,520,007, $1,259,958, $629,979 and $575,992, respectively. For the portion relating to the 2016 performance period of Mr. Moonves’ 2015 Performance Share Award, the maximum grant date value, determined in accordance with FASB ASC Topic 718, would be $3,545,850. For a discussion of the maximum number of shares that may be issued in connection with the 2015 Performance Share Award, see “Grants of Plan-Based Awards During 2016—Description of Plan-Based Awards” below. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2016, see Note 13 “Stock-Based Compensation” to the audited 2016 consolidated financial statements on pages II-72-II-75 in the Company’s Form 10-K for the fiscal year-ended December 31, 2016.

(5)	Amounts reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718. For a discussion of the assumptions made in calculating the grant date fair value amounts for 2016, see Note 13 “Stock-Based Compensation” to the audited 2016 consolidated financial statements on pages II-72-II-75 in the Company’s Form 10-K for the fiscal year-ended December 31, 2016.

(6)	Amounts relate to changes in pension value only. None of the Company’s nonqualified deferred compensation plans provide for above-market interest or preferential earnings.

(7)	The following table and footnotes describe each component of the “All Other Compensation” column for 2016:

Named Executive Officer	Company Contribution to 401(k) Plan ($)	Company Contribution to 401(k) Excess Plan ($)	Company- Paid Life Insurance ($)(a)	Tax Reimbursement ($)(b)	PERQUISITES AND OTHER PERSONAL BENEFITS				Total ($)(g)
					Other Compensation ($)(c)	Extended Service Expense ($)(d)	Transportation- Related Benefits ($)(e)	Security ($)(f)
Leslie Moonves	4,200	19,646	234,564	—	7,500	—	343,849	537,945	1,147,704
Joseph R. Ianniello	8,912	14,550	3,780	169,033	—	71,813	53,354	—	321,442
Lawrence P. Tu	8,176	14,786	1,814	33,866	—	—	—	—	58,642
Anthony G. Ambrosio	3,937	18,900	1,465	102,224	—	10,785	—	—	137,311
Gil Schwartz	4,808	18,000	1,361	75,590	—	—	—	—	99,759

(a)	Represents premiums paid in 2016 by the Company for life insurance coverage.

(b)	Amounts include tax reimbursement on imputed income associated with the Extended Service Expense (defined below).

(c)	The amount reflects matching charitable contributions made by the Company on Mr. Moonves’ behalf, in his capacity as a director, under the directors’ matching gift program.

(d)	The Company requires that certain East Coast-based senior executives provide extended services at the Company’s West Coast operations (and vice versa), for which the Company provides an estimated expense allowance. The amounts shown in this column represent certain other costs and expenses incurred in connection with providing these services (“Extended Service Expense”).

(e)	The amounts of perquisites and other personal benefits shown in this column include (i) amounts attributable to the personal use of a car and driver and/or for personal use of car service, all provided for business-related security reasons, (ii) the incremental cost to the Company of the personal use of the Company aircraft, and (iii) for Mr. Moonves, automobile insurance provided by the Company ($1,400). The incremental cost to the Company of the personal use of the Company aircraft is calculated by dividing the total variable costs (including fuel, maintenance, landing and navigation fees, catering, flight crew trip expenses, telecommunications, supplies and miscellaneous expenses) by the total flight hours for such year and multiplying such amount by the executive’s total number of flight hours for his personal use for the year (including flights made to reposition the plane in connection with such personal use). Fixed costs which do not change based on usage, such as pilot salaries, hangar rental and insurance, are excluded.

(f)	The amount represents the cost to the Company for the provision of a Company-specified level of regular security coverage (i.e., exclusive of cost for any extraordinary incident coverage) deemed necessary to protect CBS’s business interests. Although the security is directed by and provided at the request of the Company for business purposes, the cost is being reported as a perquisite.

(g)	From time to time, tickets to sporting and other entertainment events are provided to certain employees, including the named executive officers, without charge, to attend these events as they relate to a business purpose. Tickets are made available to employees, including the named executive officers, for personal use if the tickets are not otherwise needed for business use. The Company does not incur incremental costs with respect to tickets to sporting and other entertainment events, as the tickets were purchased by the Company for business purposes and are made available to the named executive officers if the tickets are not utilized for such purposes.

(8)	Mr. Tu’s compensation for 2014 included a special restricted share unit grant awarded to him on January 1, 2014 and a special cash payment in respect of forfeited compensation with his former employer, in each case in connection with the execution of his employment agreement on November 11, 2013.

(9)	Mr. Schwartz first became a named executive officer of the Company for fiscal year 2015; therefore, information for only fiscal years 2016 and 2015 is provided for him.

Employment Agreements

For Fiscal Year 2016, all of the named executive officers had employment agreements that set forth the terms and conditions of their employment with the Company. The material terms of each of these agreements necessary to an understanding of the information provided in the Summary Compensation Table for Fiscal Year 2016 and the Grants of Plan-Based Awards During 2016 table are provided below and, along with the vesting terms of long-term incentive awards granted to the named executive officers during 2016, in the section “Grants of Plan-Based Awards During 2016—Description of Plan-Based Awards.” See “Potential Payments Upon Termination or Certain Other Events” for a description of the payments and benefits that would be provided to the named executive officers in connection with a termination of their employment and enhanced payments and benefits available to certain named executive officers in connection with specified corporate events.

Leslie Moonves

On December 11, 2014, the Company entered into a new employment agreement with Mr. Moonves, which superseded his prior employment agreement and extended the term of his employment through June 30, 2019, and which was subsequently amended on February 24, 2015 and on February 26, 2016. The agreement, as amended, provides for an annual base salary of $3.5 million and a target bonus of $20 million, both subject to an annual review and increase at the discretion of the Compensation Committee. The agreement provides that a portion of the bonus amount payable to Mr. Moonves, if any, is subject to a payment schedule based on levels of achievement of the “Company-Wide Performance Goal(s)” established by the Compensation Committee, which goal for 2016 was the same as the performance criterion under the Short-Term Incentive Program. Pursuant to the agreement, for 2016, the payment schedule provided that an 80% level of achievement against this goal would result in a payment of at least 75% of his target bonus amount; a 100% level of achievement would result in a payment of at least 100% of the target amount; and a 108% or greater level of achievement would result in a payment of at least 133.33% of the target amount.

Pursuant to Mr. Moonves’ agreement, Mr. Moonves received in February of 2016, a grant of RSUs subject to performance-based vesting, with the number of RSUs determined by dividing $10 million by the closing price of the Company’s Class B Common Stock on December 11, 2014. In addition, Mr. Moonves’ agreement provides for an annual RSU award through 2019, with each award subsequent to the award for 2014 having a grant date value that is $1.5 million higher than the prior year’s award (except for the 2019 RSU award, the value of which will be prorated by 50% to reflect the agreement’s scheduled expiration on June 30, 2019). Accordingly, on February 18, 2016, as part of the annual LTMIP awards, Mr. Moonves received an annual RSU award with a grant date value of $14 million. The Committee determined that the performance goal applicable to one-half of Mr. Moonves’ annual 2016 RSU award will be the same as that set for the other named executive officers. The Compensation Committee may make additional awards to Mr. Moonves in future years.

On February 3, 2016, the Board elected Mr. Moonves to serve as Chairman of the Board, in addition to his President and Chief Executive Officer role. On February 26, 2016, Mr. Moonves’ employment agreement was amended to provide that Mr. Moonves reports to the Board and that he will be nominated annually for election to the Board as its Chairman and agrees to serve as a member of the Board for each period for which he is so elected. The amendment also provides the terms for a performance share award, as described below under “Potential Payments Upon Termination or Certain Other Events.” Mr. Moonves is provided with life insurance during his employment with the Company in accordance with the terms of his agreement.

The agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product and requiring cooperation in litigation, as well as other covenants, during Mr. Moonves’ employment and for specified periods after the termination of employment.

Joseph R. Ianniello

On June 4, 2013, the Company entered into an employment agreement with Mr. Ianniello, which superseded his prior employment agreement and provides for his continued employment with the Company as its Chief Operating Officer through June 3, 2018. The agreement provides for an annual base salary of $2.5 million, which shall be annually reviewed and increased at the discretion of the Compensation Committee. Under the agreement, Mr. Ianniello’s annual target bonus is 300% of his base salary as in effect on November 1st of the applicable year, and Mr. Ianniello is eligible to receive annual grants of long-term compensation, as determined by the

Company’s Compensation Committee, based on a target value of $7 million, commencing in 2014. In connection with the execution of his employment agreement in 2013, the Compensation Committee approved an RSU grant to be made in each of 2015 and 2016 when other senior executives of the Company receive their annual LTMIP grants for those years (generally in February), with the number of RSUs subject to each such grant determined by dividing $7 million by the closing price of the Company’s Class B Common Stock on June 4, 2013.

Mr. Ianniello’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Lawrence P. Tu

On November 11, 2013, the Company entered into an employment agreement with Mr. Tu to provide for his employment with the Company as its Senior Executive Vice President and Chief Legal Officer, commencing on January 1, 2014. The agreement provides for an annual base salary of $1.2 million, which may be increased at the discretion of the Compensation Committee, and an annual target bonus of 200% of his base salary as in effect on November 1st of the applicable year, and Mr. Tu is eligible to receive annual grants of long-term compensation, as determined by the Company’s Compensation Committee, based on a target value of $3.5 million.

Mr. Tu’s employment agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Anthony G. Ambrosio

Effective June 7, 2013, the Company entered into an employment agreement with Mr. Ambrosio, which superseded his prior employment agreement and provided for his continued employment with the Company as its Senior Executive Vice President, Chief Administrative Officer and Chief Human Resources Officer through June 6, 2017, and which was subsequently amended on February 6, 2015. The agreement provided for an annual base salary of $875,000, which may be reviewed and increased at the discretion of the Compensation Committee, and an annual target bonus equal to 125% of his base salary as in effect on November 1st of the applicable year. Mr. Ambrosio was also eligible to receive annual grants of long-term compensation, as determined by the Company’s Compensation Committee, based on a target value of $1.75 million. On October 5, 2016, the Company entered into a new employment agreement with Mr. Ambrosio, which amended and restated Mr. Ambrosio’s prior employment agreement. The new agreement, which was effective as of September 29, 2016, extends the term of Mr. Ambrosio’s employment to September 28, 2020 and increases his annual base salary to $1,250,000, which may be increased at the discretion of the Compensation Committee. Mr. Ambrosio’s target bonus for each calendar year will remain 125% of his annual base salary.

The agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Gil Schwartz

Effective July 1, 2013, the Company entered into an employment agreement with Mr. Schwartz, which superseded his prior employment agreement and provided for his continued employment with the Company as its Senior Executive Vice President, Chief Communications Officer through June 30, 2017, and which was subsequently amended on August 25, 2014. Pursuant to an amended and restated agreement with Mr. Schwartz effective July 1, 2016, the term of his agreement with the Company was extended for up to an additional three years. The previous agreement provided for an annual base salary of $800,000. Mr. Schwartz’ current agreement provides for an annual base salary of $1,000,000, beginning on July 1, 2016, which may be increased at the discretion of the Compensation Committee. In addition, the current agreement provides that, for the 2016 calendar year, Mr. Schwartz’ annual target bonus is equal to 125% of his increased annual base salary, and he is eligible to receive grants of long-term compensation, as determined by the Compensation Committee, based on a target of $1.6 million.

The agreement contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, protecting the Company’s confidential information and its ownership of work product and requiring cooperation in litigation, as well as other covenants, during his employment and for specified periods after the termination of employment. The agreement also provides for enhanced severance payments and benefits in the event his employment is terminated by the Company without cause or by him for good reason, in each case, in connection with specified corporate events.

Grants of Plan-Based Awards During 2016

The following table sets forth information concerning grants of equity awards under the Company’s incentive programs to the named executive officers in fiscal year 2016.

Name	Grant Date	Committee Action Date(1)	Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(2)	Grant Date Fair Value of Stock and Option Awards ($)(3)
			Threshold (#)	Target (#)	Maximum (#)
Leslie Moonves	1/28/2016	1/27/2016				129,617			5,999,971
	2/18/2016	11/24/2014	75,000	150,000	238,334				3,223,500
	2/18/2016	11/24/2014	152,410	190,512	228,615				8,723,544
	2/18/2016	2/18/2016				152,871			6,999,963
	2/18/2016	2/18/2016	122,297	152,871	183,446				6,999,963
Joseph R. Ianniello	2/18/2016	2/18/2016	36,689	45,861	55,034				2,099,975
	2/18/2016	2/18/2016				45,861			2,099,975
	2/18/2016	6/4/2013				142,537			6,526,769
	2/18/2016	2/18/2016					229,132	45.79	2,799,993
Lawrence P. Tu	2/18/2016	2/18/2016	18,344	22,930	27,516				1,049,965
	2/18/2016	2/18/2016				22,930			1,049,965
	2/18/2016	2/18/2016					114,566	45.79	1,399,997
	4/1/2016	2/18/2016				249			13,737
Anthony G. Ambrosio	2/18/2016	2/18/2016	9,172	11,465	13,758				524,982
	2/18/2016	2/18/2016				11,465			524,982
	2/18/2016	2/18/2016					57,283	45.79	699,998
Gil Schwartz	2/18/2016	2/18/2016	8,386	10,482	12,579				479,971
	2/18/2016	2/18/2016				10,482			479,971
	2/18/2016	2/18/2016					52,373	45.79	639,998

(1)	The “Committee Action Date” refers to the date on which the Compensation Committee approved the grants reported in the table. With respect to Mr. Moonves’ (i) performance-based RSU award granted on February 18, 2016 ($8.7 million grant date fair value) and (ii) the portion of the 2015 Performance Share Award (defined below) deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2016 performance period ($3.2 million grant date fair value), the “Committee Action Date” refers to the date on which the Compensation Committee approved the employment agreement providing for the awards. With respect to Mr. Ianniello’s time-based RSU award granted on February 18, 2016 (142,537), the “Committee Action Date” refers to the date on which the Compensation Committee approved the terms of the employment agreement providing for the grant. With respect to Mr. Tu’s April 1, 2016 grant, the “Committee Action Date” refers to the date on which the Compensation Committee approved the grant under the Company’s Fund-the-Future Program (“FtF”).

(2)	The exercise price of the options is the closing price of the Company’s Class B Common Stock on the date of grant.

(3)	Amounts reflect the fair value on the date of grant, calculated in accordance with FASB ASC Topic 718, of the awards reported in the table.

Description of Plan-Based Awards

Equity awards reported in the Grants of Plan-Based Awards During 2016 table were awarded to the named executive officers under the Company’s long-term incentive programs, except for the unrestricted share award made to Mr. Moonves as part of his bonus for fiscal year 2015 performance.

RSUs—The number of RSUs awarded is determined by dividing the value to be delivered by the closing price of a share of the Company’s Class B Common Stock on the NYSE on the date of grant. Except for Mr. Moonves’ annual RSU grants and Mr. Tu’s FtF grant, vesting for RSUs occurs in equal annual installments over four years. Some RSU awards are subject to performance conditions (“PRSUs”), as described under “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards.” With respect to Mr. Moonves’ annual RSU grant for 2016, the PRSUs vest and settle upon the later of the first anniversary of the grant date and the date of the Compensation Committee’s certification of the level of performance achieved, and the RSUs subject only to time-based vesting are scheduled to vest in thirds, with 33 1/3% vesting on each of the first three anniversaries of the date of grant.

2015 Performance Share Award—Pursuant to Mr. Moonves’ agreement, he is eligible to receive a grant of shares of the Company’s Class B Common Stock, with the number of shares to be determined based on the Company’s stock price performance over the 4.5 year period from January 1, 2015 through June 30, 2019, as adjusted based on the Company’s financial performance during each of 2016, 2017 and 2018 (the “2015 Performance Share Award”). The number of shares that may be awarded pursuant to the 2015 Performance Share Award (without giving effect to the financial performance adjustment) ranges from 0 to 650,000 shares, with a target award of 450,000 shares. In order to receive shares, the Company’s stock price performance must increase by at least 124.6% from the initial stock price at the beginning of the performance period. For a stock price increase of 153.73%, the target number of shares (450,000) will be awarded (subject to adjustment) and for a stock price increase equal to or above 188.02%, the maximum number of shares may be earned (subject to adjustment). Generally, stock price performance will be determined within 30 days of the end of the performance period. Once the stock price performance is determined, if the threshold level of stock price performance is achieved, an initial number of shares will be determined and will be divided into thirds with one third allocated to each of the 2016, 2017 and 2018 calendar years. Based on the Company’s financial performance in each of those years, as measured by the performance goal set by the Compensation Committee for the PRSUs awarded in each year, each third of the shares allocated to the respective calendar year (which are deemed granted for purposes of FASB ASC Topic 718 in each such year) can be increased or decreased by up to 10%. Accordingly, the portion of the 2015 Performance Share Award deemed to have been granted for the purposes of measuring the grant date fair value as provided in FASB ASC Topic 718 relating to the 2016 performance period is included in the

Summary Compensation Table and Grants of Plan-Based Awards Table During 2016. Following such adjustment related to each of 2016, 2017 and 2018, the final number of shares will be determined and issued to Mr. Moonves no later than 60 days following June 30, 2019.

Stock Options—The number of stock options awarded is determined by using a Black-Scholes valuation methodology in accordance with FASB ASC Topic 718 employing the same methodologies and assumptions that are applied for purposes of the Company’s financial accounting statements (as reviewed by the Compensation Committee’s independent compensation consultant). Stock options have an exercise price not less than the closing price of a share of the Company’s Class B Common Stock on the NYSE on the grant date and have an eight-year term. Vesting for stock options occurs in four equal annual installments on the first four anniversaries of the grant.

Fund-the-Future Program (“FtF”)—For 2016, the number of RSUs awarded under the FtF equaled the quotient derived by dividing (i) 2.5% of an individual’s eligible compensation (benefits base rate of pay in effect on the grant date, limited to a maximum of $550,000) by (ii) the closing price of a share of the Company’s Class B Common Stock on the NYSE on the grant date, rounded up or down to the nearest whole number. The RSUs vest ratably over three years from the grant date.

For other terms of these awards relating to performance goals and grant dates, see “Compensation Discussion and Analysis—Long-Term Incentive Programs—Performance Goals for LTMIP Awards” and “—Grant Date of Awards.”

Outstanding Equity Awards at Fiscal Year-End 2016

The following table sets forth for each named executive officer information concerning the outstanding equity awards at December 31, 2016, which included unexercised and vested stock options, unexercised and unvested stock options, and unvested RSUs. The market values in this table were calculated using the closing price of a share of the Company’s Class B Common Stock on December 30, 2016, which was $63.62.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Leslie Moonves	2/23/2012	1,000,000	0	29.44	2/23/2020	—	—	—	—
	10/18/2012	790,305	0	34.06	10/18/2020	—	—	—	—
	2/12/2013	375,000	125,000	43.21	2/12/2021	—	—	—	—
	2/20/2014	274,273	274,273	65.91	2/20/2022	—	—	—	—
	2/19/2015	114,140	342,423	59.54	2/19/2023	—	—	—	—
	2/20/2014	—	—	—	—	27,816	1,769,654	—	—
	1/2/2015	—	—	—	—	121,677	7,741,091	—	—
	2/19/2015	—	—	—	—	69,981	4,452,191	—	—
	2/18/2016	—	—	—	—	558,751	35,547,739	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Joseph R. Ianniello	2/12/2013	102,651	34,218	43.21	2/12/2021	—	—	—	—
	6/10/2013	362,453	120,818	47.79	6/10/2021	—	—	—	—
	2/20/2014	186,505	186,505	65.91	2/20/2022	—	—	—	—
	2/19/2015	44,388	133,164	59.54	2/19/2023	—	—	—	—
	2/18/2016	0	229,132	45.79	2/18/2024	—	—	—	—
	2/12/2013	—	—	—	—	15,275	971,796	—	—
	6/4/2013	—	—	—	—	7,636	485,802	—	—
	2/20/2014	—	—	—	—	63,641	4,048,840	—	—
	2/19/2015	—	—	—	—	161,318	10,263,051	—	—
	2/18/2016	—	—	—	—	242,606	15,434,594	—	—
Lawrence P. Tu	2/20/2014	38,398	38,398	65.91	2/20/2022	—	—	—	—
	2/19/2015	22,194	66,582	59.54	2/19/2023	—	—	—	—
	2/18/2016	0	114,566	45.79	2/18/2024	—	—	—	—
	2/20/2014	—	—	—	—	16,647	1,059,082	—	—
	4/1/2014	—	—	—	—	73	4,644	—	—
	2/19/2015	—	—	—	—	27,209	1,731,037	—	—
	4/1/2015	—	—	—	—	154	9,797	—	—
	2/18/2016	—	—	—	—	50,034	3,183,163	—	—
	4/1/2016	—	—	—	—	249	15,841	—	—
Anthony G. Ambrosio	3/1/2011	79,051	0	23.19	3/1/2019	—	—	—	—
	2/23/2012	67,950	0	29.44	2/23/2020	—	—	—	—
	2/12/2013	38,493	12,832	43.21	2/12/2021	—	—	—	—
	2/20/2014	19,199	19,199	65.91	2/20/2022	—	—	—	—
	2/19/2015	11,097	33,291	59.54	2/19/2023	—	—	—	—
	2/18/2016	0	57,283	45.79	2/18/2024	—	—	—	—
	2/12/2013	—	—	—	—	5,729	364,479	—	—
	2/20/2014	—	—	—	—	8,325	529,637	—	—
	2/19/2015	—	—	—	—	13,604	865,486	—	—
	2/18/2016	—	—	—	—	25,017	1,591,582	—	—

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gil Schwartz	3/1/2010	24,194	0	13.43	3/1/2018	—	—	—	—
	3/1/2011	63,241	0	23.19	3/1/2019	—	—	—	—
	2/23/2012	54,360	0	29.44	2/23/2020	—	—	—	—
	2/12/2013	30,795	10,265	43.21	2/12/2021	—	—	—	—
	2/20/2014	14,810	14,811	65.91	2/20/2022	—	—	—	—
	2/19/2015	8,560	25,682	59.54	2/19/2023	—	—	—	—
	2/18/2016	0	52,373	45.79	2/18/2024	—	—	—	—
	2/12/2013	—	—	—	—	4,583	291,570	—	—
	2/20/2014	—	—	—	—	6,421	408,504	—	—
	2/19/2015	—	—	—	—	10,496	667,756	—	—
	2/18/2016	—	—	—	—	22,872	1,455,117	—	—

(1)	Each option award identified in the above table vests as follows: 25% vesting on each of the first four anniversaries of the date of grant, except with respect to the following grants for Mr. Moonves: (i) the 2/23/2012 grant, of which 33 1⁄3% vested on each of the first two anniversaries of the date of grant and the final 33 1⁄3% installment vested on February 22, 2015, (ii) the 10/18/2012 grant, which vested fully on the first anniversary of the date of grant, and (iii) the 2/20/2014 grant, of which 25% vested on each of the first three anniversaries of the date of grant and the final 25% installment vests on June 30, 2017.

(2)	Set forth below is a schedule of the vesting, described as of the date hereof, related to each grant date for the stock awards (RSUs) identified in the above table:

Grant Date	Stock Awards Vesting Schedule
2/12/2013	25% vested on each of the first four anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2013.
6/4/2013	25% vested on each of the first three anniversaries of the date of grant, and 25% vests on the fourth anniversary of the date of grant.
2/20/2014	25% vested on each of the first three anniversaries of the date of grant, and 25% vests on the fourth anniversary of the date of grant, except with respect to Mr. Moonves’ award. For Mr. Moonves, one half vested on the first anniversary of the date of grant following Compensation Committee certification as to the achievement of performance conditions for 2014, and with respect to the other half of his award, 33 1⁄3% vested on each of the first three anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2014.
4/1/2014	33 1⁄3% vested on each of the first three anniversaries of the date of grant.
1/2/2015	33 1⁄3% vested on each of the first two anniversaries of the date of grant and 33 1⁄3% vests on the third anniversary of the date of grant.
2/19/2015	25% vested on each of the first two anniversaries of the date of grant, and 25% vests on each of the next two anniversaries of the date of grant, except with respect to Mr. Moonves’ award. For Mr. Moonves, one half vested on the first anniversary of the date of grant following Compensation Committee certification as to the achievement of performance conditions for 2015, and with respect to the other half of his award, 33 1⁄3% vested on each of the first two anniversaries of the date of grant and 33 1⁄3% vests on the next anniversary of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2015, except in the case of Mr. Ianniello’s award, for which 35,270 shares (at target) were subject to the satisfaction of performance conditions for 2015.
4/1/2015	33 1⁄3% vested on each of the first two anniversaries of the date of grant and 33 1⁄3% vests on the third anniversary of the date of grant.
2/18/2016	25% vested on the first anniversary of the date of grant, and 25% vests on each of the next three anniversaries of the date of grant, except with respect to Mr. Moonves’ award. For Mr. Moonves, 405,880 vested following Compensation Committee certification as to the achievement of performance conditions for 2016, and with respect to the remainder of his award, 33 1⁄3% vested on the first anniversary of the date of grant and 33 1⁄3% vests on each of the next two anniversaries of the date of grant. One half of each award was subject to the satisfaction of performance conditions for 2016, except in the case of Mr. Ianniello’s award, for which 45,861 shares (at target) were subject to the satisfaction of performance conditions for 2016. See also paragraph below this chart.
4/1/2016	33 1⁄3% vested on the first anniversary of the date of grant and 33 1⁄3% vests on each of the second and third anniversaries of the date of grant.

For RSUs with a grant date of 2/18/2016, amounts in this column, with respect to the portion of each award that is subject to performance conditions, reflect actual achievement of the applicable performance conditions for 2016. The table above does not include the 2015 Performance Share Award, or any portion thereof, as that award is not outstanding at fiscal year-end 2016.

Option Exercises and Stock Vested During 2016

The following table sets forth information concerning each exercise of stock options and the vesting of stock awards during 2016 for each of the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)(1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized on Vesting ($)(3)
Leslie Moonves	0	0	400,859	18,284,394
Joseph R. Ianniello	135,900	2,915,735	125,315	5,723,737
Lawrence P. Tu	0	0	30,093	1,384,009
Anthony G. Ambrosio	180,967	8,370,517	22,830	1,034,191
Gil Schwartz	0	0	18,015	816,120

(1)	Represents stock options that were exercised during 2016 pursuant to the executive’s 10b5-1 plan.

(2)	Represents RSUs that vested during 2016 and unrestricted shares that were awarded to Mr. Moonves in 2016 as part of his bonus for 2015. The net shares delivered to each named executive officer after withholding for applicable taxes were as follows: Mr. Moonves, 173,742 shares; Mr. Ianniello, 55,164 shares; Mr. Tu, 16,148 shares; Mr. Ambrosio, 10,985 shares; and Mr. Schwartz, 7,925 shares.

(3)	Represents the number of shares underlying RSUs that vested during 2016 and the number of unrestricted shares awarded to Mr. Moonves in 2016 as part of his bonus for 2015, multiplied by the closing price of the Company’s Class B Common Stock on the NYSE on the applicable vesting date.

Pension Benefits in 2016

The following tables set forth information concerning each qualified and nonqualified defined benefit pension plan that provides payments in connection with retirement with respect to each of the named executive officers, except for Mr. Tu, who does not participate in any such plan. The first table sets forth information with respect to pension plans pursuant to which the applicable named executive officers were accruing benefits as of December 31, 2016, and the second table sets forth information with respect to pension plans pursuant to which the applicable named executive officers had an accumulated benefit but were not accruing benefits as of December 31, 2016. None of the named executive officers received payments under these pension plans during 2016.

Pension plans pursuant to which the applicable named executive officers were accruing benefits as of December 31, 2016:

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Leslie Moonves	Qualified—CBS Retirement Plan Component of CCPP	12.5	620,858
	Nonqualified—CREPP	12.5	8,443,551
Joseph R. Ianniello	Qualified—CBS Retirement Plan Component of CCPP	13.0	343,319
	Nonqualified—CREPP	13.0	741,350
Anthony G. Ambrosio	Qualified—CBS Retirement Plan Component of CCPP	11.0	356,463
	Nonqualified—CREPP	11.0	798,447
Gil Schwartz	Qualified—CBS Retirement Plan Component of CCPP	11.0	436,901
	Nonqualified—CREPP	11.0	1,022,873

(1)

The years of credited service under the plans identified in the table above differ from the years of actual service with respect to Messrs. Moonves, Ianniello, Ambrosio and Schwartz, who have been employed by the Company since 1995, 1997, 1985 and 1981, respectively. Their respective credited service for benefit accruals began in the following years: Messrs. Moonves and Ianniello, 2004; and Messrs. Ambrosio and Schwartz, 2006. Prior to their participation in these plans, Messrs. Moonves, Ianniello, Ambrosio and Schwartz participated in the pension plans identified in the table set forth below.

(2)	The present value of each applicable named executive officer’s accumulated benefit at December 31, 2016 in these plans was calculated assuming commencement of benefits at age 65 (or current age if older than 65), using a discount rate of 4.32% and mortality rates in accordance with the RPH-2015 mixed collar sex distinct table multiplied by 1.03 and with generational projection of BB-2D with a long term rate of 0.75% from 2015.

Pension plans pursuant to which the applicable named executive officers had an accumulated benefit but were not accruing benefits as of December 31, 2016:

Name	Benefit Accrual Status	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)
Leslie Moonves	Frozen Benefit	Qualified—Cash Balance Component of CCPP	9.0	200,669
	Frozen Benefit	Nonqualified—CBS Supplemental Executive Retirement Plan (SERP)	9.0	2,156,538
	Frozen Benefit	Nonqualified—CBS Bonus Supplemental Executive Retirement Plan (Bonus SERP)	3.8	689,830
Joseph R. Ianniello	Frozen Benefit	Qualified—Cash Balance Component of CCPP	6.3	68,205
	Frozen Benefit	Nonqualified—SERP	6.3	18,186
Anthony G. Ambrosio	Frozen Benefit	Qualified—Cash Balance Component of CCPP	25.5	290,883
	Frozen Benefit	Nonqualified—SERP	25.5	92,725
	Frozen Benefit	Nonqualified—Bonus SERP	14.1	44,714
Gil Schwartz	Frozen Benefit	Qualified—Cash Balance Component of CCPP	29.1	537,724
	Frozen Benefit	Nonqualified—SERP	29.1	332,571
	Frozen Benefit	Nonqualified—Westinghouse Executive Pension Plan (WEPP)	17.7	748,710

(1)	The years of credited service under the plans identified in the table above differ from the years of actual service, as Messrs. Moonves, Ianniello, Ambrosio and Schwartz have been employed by the Company since 1995, 1997, 1985 and 1981, respectively. Their respective years of credited service under these plans reflect actual service through the date on which these plans froze their respective benefit accruals, as follows: Cash Balance Component of CCPP and SERP for Messrs. Moonves and Ianniello, December 31, 2003; Cash Balance Component of CCPP and SERP for Messrs. Ambrosio and Schwartz, August 14, 2010; CBS Bonus SERP for Messrs. Moonves and Ambrosio, March 31, 1999; and WEPP for Mr. Schwartz, March 31, 1999.

(2)	The present value of the applicable named executive officer’s accumulated benefit at December 31, 2016 in these plans was calculated assuming commencement of benefits at age 65 (or current age if older than 65), a discount rate of 4.32% and mortality rates in accordance with the RPH-2015 blue collar sex distinct table multiplied by 1.04 and with generational projection of BB-2D with a long-term rate of 0.75% from 2015.

Description of Pension Benefits

The Company currently maintains several qualified and nonqualified defined benefit plans as a result of various mergers, acquisitions and divestitures involving the Company and its various businesses, as well as changes implemented by the Company and its predecessors in retirement programs. Most of these plans, including all of the plans identified below, are closed to new participants and operate only for employees who are grandfathered into these plans. The normal retirement age for all Company-sponsored pension plans is 65. See the two immediately preceding tables for the applicable named executive officers’ participation in these plans.

Pension plans pursuant to which the applicable named executive officers were accruing benefits as of December 31, 2016:

CBS Combined Pension Plan (“CCPP”)

The Company maintains the CCPP, a tax-qualified defined benefit plan for eligible employees who satisfied age and service requirements prior to the CCPP’s closure to new participants. The CCPP contains seven separate components, including the CBS Retirement Plan Component (described below) (which became a component as of December 31, 2011), and the Cash Balance Component (described below) (which became a component as of April 1, 1999). Each of the components has been closed to new participants generally since March 31, 1999, except that the CRP Component has been closed to new participants since July 2010. For all of the components, employees are fully vested in their accrued benefit upon completion of five years of vesting service. The Company pays the cost of the benefits provided by the CCPP. Eligible compensation for purposes of the CCPP is limited by federal law; for 2016, the limit was $265,000 (the “Annual Limit”). Early retirement reductions differ in each of these components of the CCPP; however, each component defines early retirement eligibility as age 55 with 10 years of vesting service while actively employed for each component.

CBS Retirement Plan Component of the CCPP (“CRP Component”). All of the named executive officers (except for Mr. Tu) participate in the CRP Component. For existing participants, participation in the CRP Component began on the later of the date an eligible employee attained age 21 or completed one year of eligibility service. For each year of credited service up to a maximum of 30 years, the benefit formula for calculating an age 65 accrued benefit under the CRP Component is 1.25% of the participant’s final average compensation up to the Social Security covered compensation amount, plus 1.75% of the participant’s final average compensation above the Social Security covered compensation amount. Final average compensation includes eligible salary, commissions, overtime and short-term incentive awards. If an employee who participates in the CRP Component reaches age 55 with 10 years of eligibility service, he or she is considered eligible for an early retirement benefit. The reductions for retiring early are 6% per year for each year that the benefit begins between ages 65 and 60, plus 4% per year for each year that the benefit begins between ages 60 and 55. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CRP Component are actuarially equivalent to the normal forms of payment.

CBS Retirement Excess Pension Plan (“CREPP”)

The Company maintains the CREPP, an unfunded nonqualified defined benefit plan, to provide benefits to employees who are participants in the CRP Component and whose annual base salary and commissions have exceeded the Annual Limit. The benefits under the CREPP are calculated by determining the excess, if any, of (i) the benefits that would be payable under the CRP Component if it were not subject to the Annual Limit, over (ii) the benefits actually payable under the CRP Component. Early retirement reduction factors are identical to those of the CRP Component. The maximum amount of total annual compensation that may be taken into account under the CRP and the CREPP together is $750,000, except with respect to Mr. Moonves. Pursuant to the terms of Mr. Moonves’ employment agreement, the amount of compensation that can be taken into account for him equals the amount of his base salary. Employees are fully vested in their accrued CREPP benefit upon completion of five full years of vesting service. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the CREPP are actuarially equivalent to the normal forms of payment.

Pension plans pursuant to which the applicable named executive officers had an accumulated benefit but were not accruing benefits as of December 31, 2016:

Cash Balance Component of the CCPP (“Cash Balance Component”)

Messrs. Moonves, Ianniello, Ambrosio and Schwartz have frozen benefits in the Cash Balance Component of the CCPP (described above). The cash balance benefit is expressed in the form of a hypothetical account balance. Benefits accrue monthly at a rate generally between 2%-12% of eligible compensation; the rate may increase with service. Eligible compensation is generally base salary. Interest credits are applied monthly to the prior month’s balance, with a minimum interest rate of 5%. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively; however, a lump sum payment option is available for this component. All optional forms of payment under the Cash Balance Component are actuarially equivalent to the normal forms of benefit. The named executive officers participating in the Cash Balance Component are eligible to commence receiving benefits upon termination from employment at any age, without any early retirement subsidy, and to the extent an annuity payment is elected, an early retirement supplement and subsidy are available on the portion of the benefit accrued prior to March 31, 1999.

CBS Supplemental Executive Retirement Plan (“SERP”)

The Company maintains the SERP, an unfunded nonqualified defined benefit plan, for eligible employees who participate in certain components of the CCPP whose annual base salary has exceeded the Annual Limit. The benefits under the SERP applicable to the named executive officers are calculated by determining the excess, if any, of (i) the benefits that would be payable under the Cash Balance Component if it were not subject to the Annual Limit, over (ii) the benefits actually payable under the Cash Balance Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the SERP are actuarially equivalent to the normal form of payment.

CBS Bonus Supplemental Executive Retirement Plan (“Bonus SERP”)

The Company established the Bonus SERP, an unfunded nonqualified defined benefit plan, to provide benefits based on short-term incentive awards to certain employees who are participants in certain components of the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The benefit is based on 50% of the average of a participant’s highest five consecutive short-term incentive awards for the last 10 years, multiplied by 1.7% times credited service up to a maximum of 35. Benefits under the Bonus SERP applicable to the named executive officers have been frozen since March 31, 1999. Early retirement reduction factors are identical to those of the Cash Balance Component. The normal forms of payment for a married or single participant are a 50% joint and survivor annuity or single life annuity, respectively. All optional forms of payment under the Bonus SERP are actuarially equivalent to the normal form of payment.

Westinghouse Executive Pension Plan (“WEPP”)

The WEPP is an unfunded nonqualified defined benefit plan, which provides benefits based upon an executive’s final average compensation which are offset by benefits payable under the CCPP. This plan has been closed to new participants since March 31, 1999, at which time all benefits vested. The WEPP normal retirement formula is as follows: the sum of the participant’s average monthly base salary and average monthly short-term incentive awards is multiplied by the product of the participant’s executive service times 1.47%. The early retirement reduction factors for the WEPP are identical to those in the applicable component of the CCPP. The normal form of payment is a single life annuity. All optional forms of payment under the WEPP are actuarially equivalent to the normal form of payment. Mr. Schwartz is the only named executive officer with an accumulated benefit in the WEPP.

Nonqualified Deferred Compensation in 2016

The following table sets forth information concerning nonqualified deferred compensation.

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Leslie Moonves	Deferred salary plans	507,000	19,646	1,577,516	0	23,176,639
	Deferred bonus plans	0	0	144,249	0	2,324,688
Joseph R. Ianniello	Deferred salary plans	111,750	14,550	161,443	0	1,295,455
	Deferred bonus plans	0	0	0	0	0
Lawrence P. Tu	Deferred salary plans	47,143	14,786	13,132	0	198,228
	Deferred bonus plans	405,000	0	75,143	0	919,554
Anthony G. Ambrosio	Deferred salary plans	126,664	18,900	326,473	0	2,032,919
	Deferred bonus plans	0	0	0	0	0
Gil Schwartz	Deferred salary plans	74,692	18,000	86,262	0	816,937
	Deferred bonus plans	0	0	0	0	0

(1)	Executive contributions pursuant to deferred salary and bonus plans are included in the “Salary” and “Bonus” columns, respectively, in the Summary Compensation Table for Fiscal Year 2016.

(2)	Amounts reported are included in the “All Other Compensation” column of the Summary Compensation Table for Fiscal Year 2016.

(3)	Amounts reflect earnings or losses on all amounts deferred in 2016 and prior years in nonqualified plans, net of deductions for fees. No portion of these amounts is included in the Summary Compensation Table for Fiscal Year 2016, as none of these plans or arrangements provided for above-market or preferential earnings during 2016, as noted in footnote (6) to the Summary Compensation Table for Fiscal Year 2016.

Description of Nonqualified Deferred Compensation

Set forth below is information with respect to each plan under which deferrals of compensation are reflected in the table above.

Deferred Salary Plans

CBS Excess 401(k) Plan for Designated Senior Executives (“Excess 401(k) Plan”)

The Company maintains supplemental 401(k) plans, including the Excess 401(k) Plan, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. A participant can defer between 1% and 15% of his or her eligible compensation through payroll deductions on a pre-tax basis. Eligible compensation generally includes base pay or salary, including pre-tax contributions to the CBS 401(k) Plan and the Company’s group health and welfare plans, flexible spending accounts and contributions to the commuter reimbursement account plan, plus overtime, commissions, hazard pay and shift differential pay. For 2016, the Company matched Excess 401(k) Plan contributions based on the rate of matching contributions under the CBS 401(k) Plan (70% of the first 5% of eligible compensation deferred on a pre-tax basis for January of 2016 and 60% of the first 5% of eligible compensation deferred on a pre-tax basis for the remaining months of 2016). Company contributions are fully vested after five years of service. Matching contributions made by the Company to the CBS 401(k) Plan and the Excess 401(k) Plan together are not made with respect to compensation in excess of $750,000.

Deferred amounts are reflected in phantom notional accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the Excess 401(k) Plan with respect to investment options which are the same as those available under the CBS 401(k) Plan. The

Company’s matching contributions are also reflected in phantom notional accounts, which are credited with earnings and/or losses as if the matching contributions were actually invested in accordance with the participant’s investment elections under the Excess 401(k) Plan. The Excess 401(k) Plan offers 20 investment options in which Excess 401(k) Plan balances may be notionally invested, and participants may change or reallocate investment directions on any business day on which the NYSE is open. The vested portion of a participant’s Excess 401(k) Plan account is distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or in installment payments. All of the named executive officers actively participated in the Excess 401(k) Plan during 2016.

CBS Supplementary Employee Investment Fund (“SEIF”)

The SEIF was established to provide benefits to employees who were eligible to participate in the former CBS Corporation’s qualified defined contribution plan and whose annual base salary exceeded the Annual Limit during the applicable years. This nonqualified deferred compensation plan, which is partially funded using a rabbi trust, was closed to new participants as of 1998 and ceased permitting new contributions effective January 1, 2002. Participants were permitted to contribute 1% to 12.5% of their eligible compensation, which was matched by the former CBS Corporation. Eligible compensation generally included base pay or salary and excluded bonus payments, overtime compensation, deferred compensation and additional compensation. The SEIF offers six investment options in which participants’ pre-2002 contributions may be invested and in which pre-2002 matching contributions may be notionally invested, and participants may reallocate investment directions on any business day on which the NYSE is open. Payouts under the SEIF are made in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. Mr. Moonves has a balance in the SEIF.

CBS Deferred Compensation Arrangements

The Company previously required certain senior executives to defer specified amounts of their base salary compensation, as determined by their respective employment contracts. Deferred amounts are held in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections with respect to investment options which are the same as those available under the Excess 401(k) Plan. These arrangements are not funded. Distributions are made in accordance with the individual’s respective employment contract. Mr. Moonves has a deferred compensation balance in connection with these arrangements due to deferral requirements from a prior employment contract with the Company.

Deferred Bonus Plans

CBS Bonus Deferral Plan for Designated Senior Executives (“BDP”)

The Company maintains bonus deferral plans, including the BDP, an unfunded nonqualified deferred compensation plan intended to provide benefits to employees who are eligible to participate in the CBS 401(k) Plan and whose annual base salary exceeds the Annual Limit. Participants can defer between 1% and 15% of their short-term incentive plan bonus to the BDP on a pre-tax basis. Deferred amounts are reflected in phantom accounts and are credited with earnings and/or losses as if the deferred amounts were actually invested in accordance with the participant’s investment elections under the BDP with respect to investment options which are the same as those available under the CBS 401(k) Plan. Amounts deferred under the BDP are distributed in cash after termination of employment in accordance with the participant’s distribution election, either in a lump sum payment or installment payments. Mr. Tu was the only named executive officer who made an election to defer bonus amounts paid in 2016. Mr. Moonves maintains a balance in the BDP with respect to bonus amounts paid prior to 2016.

Potential Payments upon Termination and Certain Other Events

During 2016, all of the named executive officers had employment agreements providing for payments upon certain types of termination of employment. In addition, Mr. Moonves’ employment agreement provides for acceleration of his outstanding equity awards in the event that the Company’s stock ceases to be publicly traded. The tables and narrative below set forth estimated potential payments that would be made to each named executive officer if his employment had terminated as of December 31, 2016, and, in the case of Mr. Moonves, payments related to an acceleration of equity awards in the event that the Company’s stock had ceased being publicly traded as of December 31, 2016. In determining the benefits payable upon certain terminations of employment, the Company has assumed in all cases that the executive has complied and continues to comply with all of the restrictive and other covenants included in his employment agreement and has not become employed by a new employer in those cases where the employment agreement requires mitigation by the executive.

The following tables and narrative indicate the incremental payments and benefits that would be owed by the Company to the executive beyond what the named executive officer had earned and which were no longer subject to vesting conditions, as of December 31, 2016, and do not reflect benefits that are provided pursuant to plans or arrangements that do not discriminate in favor of executive officers and are available generally to all salaried employees, such as amounts accrued under the CBS 401(k) and Excess 401(k) Plans, accumulated and vested benefits under the Company’s pension plans, disability benefits and accrued vacation pay. Payments made to a named executive officer would be made subject to any applicable requirements of Section 409A of the Code. Receipt of the payments and benefits shown below upon a termination without Cause or for Good Reason is conditioned on the named executive officer’s execution of a release in favor of the Company.

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Incremental Pension Benefit ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Vesting of Equity Awards ($)(4)
Leslie Moonves
• Termination for Cause	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0
• Without Cause termination	35,500,000	73,000,000	678,923	634,665	74,448,585
• Good Reason termination	33,523,787	73,000,000	678,923	634,665	74,448,585
• Death	0	0	0	0	54,914,000
• Disability	0	0	0	586,410	54,914,000
Joseph R. Ianniello
• Termination for Cause	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0
• Without Cause termination	5,000,000	17,043,000	0	58,787	38,443,754
• Good Reason termination	5,000,000	17,043,000	0	58,787	38,443,754
• Death	0	0	0	0	37,912,718
• Disability	0	0	0	0	37,912,718

	Continuation of Salary and Other Cash Compensation ($)(1)	Annual Bonus Continuation ($)(2)	Incremental Pension Benefit ($)	Continuation of Medical, Dental and Life Insurance ($)(3)	Vesting of Equity Awards ($)(4)
Lawrence P. Tu
• Termination for Cause	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0
• Without Cause termination	1,800,000	3,600,000	0	40,234	5,032,129
• Good Reason termination	1,800,000	3,600,000	0	40,234	5,032,129
• Death	0	0	0	0	8,317,931
• Disability	0	0	0	0	8,317,931
Anthony G. Ambrosio
• Termination for Cause	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0
• Without Cause termination	1,875,000	2,343,750	0	42,188	3,430,458
• Good Reason termination	1,875,000	2,343,750	0	42,188	3,430,458
• Death	0	0	0	0	4,770,268
• Disability	0	0	0	0	4,770,268
Gil Schwartz
• Termination for Cause	0	0	0	0	0
• Voluntary termination without Good Reason	0	0	0	0	0
• Without Cause termination	1,500,000	1,875,000	0	43,712	2,618,977
• Good Reason termination	1,500,000	1,875,000	0	43,712	2,618,977
• Death	0	0	0	0	4,071,049
• Disability	0	0	0	0	4,071,049

(1)	Amounts reflect, with respect to base salary for “Without Cause” and “Good Reason” terminations: for Mr. Moonves, 36 months of his annual base salary; for Mr. Ianniello, 24 months of his base salary; and for Messrs. Tu, Ambrosio and Schwartz, their respective base salaries for 18 months. In addition, Mr. Moonves’ amount includes the following cash compensation: (a) a cash payment of $15 million (which would have been prorated in the case of a termination for “Good Reason”) in respect of consideration not received over the remainder of the employment term and (b) a cash payment of $10 million which would be payable to Mr. Moonves unless he elects to provide services as a Producer to the Company following his termination without “Cause” or for “Good Reason.”

(2)	For terminations without “Cause” or for “Good Reason,” amounts reflect, with respect to bonus severance: for Mr. Moonves, three times the average of the last three completed calendar year bonuses, with his target bonus included for 2016; for Mr. Ianniello, 24 months’ worth of bonus, based on the greater of his target bonus and the average of the bonuses paid for the two calendar years preceding the calendar year of his termination; and for Messrs. Tu, Ambrosio and Schwartz, 18 months’ worth of their target bonuses. With respect to a December 31, 2016 termination date, bonuses for 2016 (as determined by the Compensation Committee, which would have been earned by the named executive officers as set forth in the Summary Compensation Table) are not included as “Annual Bonus Continuation.” Target bonus amounts for the named executive officers were as follows for 2016: Mr. Moonves, $20,000,000; Mr. Ianniello, $7,500,000; Mr. Tu, $2,400,000; Mr. Ambrosio, $1,562,500; and Mr. Schwartz, $1,250,000.

(3)	The amounts reflect the Company’s cost of providing continued health insurance benefits and life insurance coverage as provided in their respective employment agreements.

(4)	The calculation of the value associated with the acceleration of the vesting of outstanding equity awards in accordance with the provisions of each named executive officer’s employment agreement, (i) in the case of stock awards, was based on the closing price of the Company’s Class B Common Stock on December 30, 2016, which was $63.62, with the inclusion of the PRSUs awarded on February 18, 2016 reflecting actual achievement of the applicable performance conditions (except in the case of death or disability for Messrs. Moonves and Ianniello, whose agreements require that PRSUs be accelerated assuming target level of achievement) and with the inclusion of Mr. Moonves’ 2015 Performance Share Award and 2016 Performance Share Award, as described below under “Treatment of Mr. Moonves’ Performance Share Awards upon Termination and Certain Other Events”; and (ii) in the case of options, was based on the difference between such closing price and the exercise price of the option.

None of the employment agreements for Messrs. Ianniello, Tu, Ambrosio and Schwartz provide for payments and benefits solely in the event of a change-in-control. Mr. Moonves’ employment agreement provides for acceleration of his outstanding equity awards in the event that the Company’s stock ceases to be publicly traded, including with respect to his 2015 Performance Share Award and 2016 Performance Share Award (as described below under “Treatment of Mr. Moonves’ Performance Share Awards upon Termination and Certain Other Events”). If such event had occurred on December 31, 2016, the value of such benefit to Mr. Moonves would have been $99,101,525.

The following table reflects payments and benefits that are additional to those set forth in the preceding table that would be owed by the Company to Messrs. Ianniello, Tu, Ambrosio and Schwartz if their employment was terminated by the Company without Cause, or if they terminated their employment with Good Reason, on December 31, 2016, within twenty-four months following the occurrence of a “Corporate Event” (as defined below), in accordance with their respective employment agreements.

	Continuation of Salary ($)(1)	Annual Bonus Continuation ($)(2)	Continuation of Medical, Dental and Life Insurance ($)(3)	Outplacement Services ($)(4)	Vesting of Equity Awards ($)(5)
Joseph R. Ianniello
• Without Cause termination	2,500,000	10,250,000	29,393	25,000	0
• Good Reason termination	2,500,000	10,250,000	29,393	25,000	0
Lawrence P. Tu
• Without Cause termination	1,800,000	4,950,000	42,049	25,000	3,285,802
• Good Reason termination	1,800,000	4,950,000	42,049	25,000	3,285,802
Anthony G. Ambrosio
• Without Cause termination	1,875,000	1,916,250	33,682	25,000	1,339,810
• Good Reason termination	1,875,000	1,916,250	33,682	25,000	1,339,810
Gil Schwartz
• Without Cause termination	1,500,000	2,784,375	37,664	25,000	1,452,072
• Good Reason termination	1,500,000	2,784,375	37,664	25,000	1,452,072

(1)	Amounts reflect, for Mr. Ianniello, his base salary for an additional 12 months, and for Messrs. Tu, Ambrosio and Schwartz, their respective base salaries for an additional 18 months.

(2)	Amounts reflect the payment of 36 months’ worth of bonus, which is based on the average of the bonuses paid for the three calendar years preceding the calendar year of termination, less the amount shown in the preceding table.

(3)	Amounts reflect the Company’s cost of providing continued health insurance benefits and life insurance coverage for 36 months, less the amount shown in the preceding table.

(4)	Amounts reflect the Company’s cost of providing outplacement services for a maximum period of 12 months following termination of employment.

(5)	Amounts reflect the value associated with the acceleration of the vesting of outstanding equity grants, calculated in the case of stock awards, based on the closing price of the Company’s Class B Common Stock on December 30, 2016 ($63.62), and, in the case of options, based on the difference between such closing price and the exercise price of the option, less the amount shown in the preceding table.

In the case of Mr. Moonves, the amount of payments to which he is entitled upon termination is not affected by whether the termination occurs before or after a change-in-control. Mr. Moonves’ employment agreement provides for a “gross-up” in the event any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code. If the Company had experienced a change-in-control on December 31, 2016, Mr. Moonves had been terminated on that date, and such termination had been determined to be contingent on the change-in-control, none of Mr. Moonves’ payments and benefits would have triggered an excise tax imposed under Section 4999 of the Code.

The employment agreement of Mr. Ianniello provides for a “gross-up” if his employment is terminated “Without Cause” or for “Good Reason” within 24 months following the occurrence of a “Corporate Event” and any payment or benefit owed to him under the agreement is subject to the excise tax imposed by Section 4999 of the Code, but only if the aggregate amount of such payments and benefits exceeds a specified percentage of a safe harbor amount. If the aggregate amount of payments and benefits owed does not exceed the specified percentage, the payments and benefits would be reduced to avoid imposition of the excise tax. In connection with such termination “Without Cause” or for “Good Reason” on December 31, 2016, occurring within 24 months following the occurrence of a “Corporate Event,” none of Mr. Ianniello’s payments and benefits would have triggered an excise tax imposed under Section 4999 of the Code.

The employment agreements with each of Messrs. Tu, Ambrosio and Schwartz do not include provisions which would entitle them to a tax “gross-up” if an excise tax were imposed by Section 4999 of the Code. Their respective agreements provide that in the event that an excise tax may be imposed by Section 4999 of the Code, the respective executive’s payments will be delivered in full or reduced to an extent such that there will be no excise tax payable, whichever is greater on an after-tax basis. In connection with a termination “Without Cause” or for “Good Reason” on December 31, 2016, occurring within 24 months following the occurrence of a “Corporate Event,” payments to Messrs. Ambrosio and Schwartz would have been made in full without the imposition of an excise tax, and payments to Mr. Tu would have been reduced.

Termination for Cause by the Company or Voluntary Termination Without Good Reason by the Named Executive Officer

No incremental payments and benefits would be made to any of the named executive officers under the terms of their respective employment agreements in the event of a termination by the Company for “Cause” (as discussed below) or a voluntary termination without “Good Reason” (also as discussed below).

Termination Without “Cause” by the Company or for “Good Reason” by the Named Executive Officer

Each named executive officer will receive termination payments and benefits if the Company terminates his employment without “Cause” or if the named executive officer terminates employment with the Company for “Good Reason” pursuant to his employment agreement.

If a termination without “Cause” or for “Good Reason” had occurred as of December 31, 2016 then, in addition to compensation the named executive officer would have earned as of the termination date and benefits generally available to all salaried employees (such as amounts accrued under the CBS 401(k) plans, accumulated and vested benefits under the Company’s nonqualified deferred compensation and pension plans, disability benefits and accrued vacation pay):

•	Mr. Moonves would have received (i) a cash severance amount equal to three times the sum of his salary at the time of termination and the average of the annual bonuses payable with respect to the last three completed calendar years in which he served as President and Chief Executive Officer of the Company; (ii) a cash payment of $15 million (which would have been prorated in the case of a December 31, 2016 termination for “Good Reason” to $13,032,787) in respect of consideration not received over the remainder of the employment term; (iii) a cash payment of $10 million unless he elects to provide services to the Company as a Producer following his termination; (iv) Company-paid medical and dental benefits for up to 36 months following termination; (v) Company-paid life insurance until the end of the original employment term; (vi) accelerated vesting of outstanding equity awards; (vii) the opportunity to receive his performance share awards at the end of the term of his employment; (viii) up to 2.5 years of additional age and service credit under certain nonqualified supplemental retirement plans; (ix) certain incidental costs for office space and secretarial support; and (x) interest on amounts delayed pursuant to Section 409A of the Code;

•	Mr. Ianniello would have received (i) a cash severance amount equal to two times the sum of (x) his salary in effect at the time of his termination and (y) the greater of his target bonus or the average of the bonuses paid for the two calendar years immediately preceding the calendar year of termination; (ii) Company-paid medical and dental benefits for up to 24 months; (iii) Company-paid life insurance for 24 months; and (iv) accelerated vesting of all unvested stock options and RSUs;

•	Mr. Tu would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment;

•	Mr. Ambrosio would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment; and (vi) continued vesting for options that would have vested during the period between the 18-month period following his termination of employment and the 3-year period following his termination of employment; and

•	Mr. Schwartz would have received (i) a cash severance amount equal to 18 months of his annual salary; (ii) an additional cash severance amount equal to 18 months of his target bonus; (iii) Company-paid medical and dental benefits for up to 18 months; (iv) Company-paid life insurance until the end of the employment term; and (v) accelerated vesting of all unvested stock options and RSUs that would have vested during the 18-month period following his termination of employment.

With respect to Mr. Moonves, his employment agreement requires that (x) the cash severance amount described in clause (i) above be paid 50% in a lump sum within a specified period following the termination date and 50% over the 36-month severance period and (y) the cash payments described in clauses (ii) and (iii) above be paid within specified periods following the termination date. The employment agreement for Mr. Ianniello requires that the cash severance amount be paid 50% in a lump sum within a specified period following the termination date and 50% over the 24-month severance period. The employment agreements for Messrs. Tu, Ambrosio and Schwartz require that salary continuation be paid over the 18-month severance period and that bonus continuation be paid in accordance with the Company’s standard practice for the payment of bonuses.

Named executive officers who receive benefits upon termination without “Cause” or for “Good Reason” may be subject to mitigation obligations under the terms of the employment agreement and are subject to certain restrictive covenants relating to non-competition, solicitation of Company employees, protection of the Company’s confidential information and its ownership of work product and cooperation in litigation.

Definition of Termination for “Cause”:

•	A termination for “Cause” for Mr. Moonves would have been: engaging or participating in intentional acts of material fraud against the Company; willful misfeasance having a material adverse effect on the Company (except in the event of his incapacity); conviction of a felony; willful unauthorized disclosure of trade secrets or other confidential material information of the Company having a material adverse effect on the Company; resignation without “Good Reason” (as defined below) other than for death or incapacity; willful and material violation of any Company policy that is generally applicable to all employees or officers of the Company, including, but not limited to, policies concerning insider trading or sexual harassment, the Supplemental Code of Ethics for Senior Financial Officers, and the Company’s Business Conduct Statement, provided that such violation has a material adverse effect on the Company; willful failure to cooperate fully with a bona fide Company internal investigation or an investigation of the Company by regulatory or law enforcement authorities, whether or not related to his employment with the Company, after being instructed by the Board to cooperate, or willful destruction of or knowing and intentional failure to preserve documents of other material known by him to be relevant to any such investigation; or willful and material breach of the provisions of his employment contract.

•	A termination for “Cause” for Mr. Ianniello would have been: engaging or participating in intentional acts of material fraud against the Company and its subsidiaries; willful misfeasance having a material adverse effect on the Company (except in the event of his disability); conviction of a felony; willful failure to obey a material lawful directive that is appropriate to his position from the Chief Executive Officer; willful unauthorized disclosure of trade secret or other confidential material information of the Company and its subsidiaries; terminating his employment without “Good Reason” (as defined below) other than for death or disability; willful and material violation of any formal written policy of the Company that is generally applicable to all employees or all officers of the Company, including the Company’s Business Conduct Statement, among others; willful failure to cooperate fully with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, whether or not related to his employment with the Company, after being instructed by the Company’s Board of Directors or the Chief Executive Officer to cooperate or his willful destruction of or knowing and intentional failure to preserve documents or other material known by him to be relevant to any such investigation; or a willful and material breach of any of his material obligations under his employment agreement.

•	A termination for “Cause” for Mr. Tu would have been: embezzlement, fraud or other conduct that is intended to result in his substantial personal enrichment and which constitutes a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information that has had or is reasonably likely to have a material negative effect on the Company; failure to obey a material lawful and reasonable directive that is appropriate to his position from an executive in his reporting line; material failure to comply with the material written policies of the Company, including its Business Conduct Statement; material breach of his employment agreement; terminating his employment without “Good Reason” (as defined below) other than for death or disability; continued failure (except in the event of his disability) or refusal to substantially perform material obligations under the agreement; willful failure to materially cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, and which reasonably could be expected to bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company and its affiliated entities and have a material negative effect on the Company.

•	A termination for “Cause” for Mr. Ambrosio would have been: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of material confidential information; failure to obey a material lawful directive that is appropriate to his position from the Company’s Chief Executive Officer; failure to comply with the written policies of the Company, including its Business Conduct Statement; material breach of his employment agreement; failure (except in the event of disability) or refusal to substantially perform his material obligations under the employment agreement; terminating his employment without “Good Reason” (as defined below) other than for death or disability; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company and its affiliated entities.

•	A termination for “Cause” for Mr. Schwartz would have been: embezzlement, fraud or other conduct which would constitute a felony or a misdemeanor involving fraud or perjury; willful unauthorized disclosure of confidential information; failure to obey a material lawful directive that is appropriate to his position from the Company’s Chief Executive Officer; failure to comply with the written policies of the Company, including its Business Conduct Statement; material breach of his employment agreement; failure (except in the event of disability) or refusal to substantially perform his material obligations under the employment agreement; terminating his employment without “Good Reason” (as defined below) other than for death or disability; willful failure to cooperate with a bona fide internal investigation or investigation by regulatory or law enforcement authorities or the destruction or failure to preserve documents or other material reasonably likely to be relevant to such an investigation, or the inducement of others to fail to cooperate or to destroy or fail to produce documents or other material; or conduct which is considered an offense involving moral turpitude under federal, state or local laws, or which might bring him to public disrepute, scandal or ridicule or reflect unfavorably upon any of the Company’s businesses or those who conduct business with the Company and its affiliated entities.

Definition of “Good Reason” Termination:

•

For Mr. Moonves, “Good Reason” generally would have been based on the following circumstances: his removal or failure to be reelected as Chairman of the Board, President and Chief Executive Officer of the Company (or any higher office or title attained); his removal from or failure to be reelected to the Board; the appointment of a non-Executive Chairman; the assignment of duties inconsistent with the usual and customary duties associated with chairman of the board, president and chief executive officer of a comparable publicly traded company; a reduction in his salary, target bonus or other compensation levels as the same may be increased from time to time during the employment term; the Compensation Committee’s failure to set performance goals in accordance with the parameters set forth in his employment agreement; payment of a bonus that is less than the minimum performance bonus determined under his employment agreement; the Company’s requiring him to be based anywhere other than the New York or Los Angeles metropolitan area; the date on which a majority of the Board ceases to consist of “original independent directors” and “qualified replacement directors” (each as defined in the employment agreement); the date on which a majority of the members of the Compensation Committee or a majority of the members of the Nominating and Governance Committee of the Board ceases to consist of original independent directors and qualified replacement directors; certain acquisitions or beneficial ownership of stock representing more than twenty percent (20%) of the general voting power of the Company, as set forth in the employment agreement, but only if Mr. Moonves concludes and a majority of the original independent directors and qualified replacement directors concurs in writing that such acquisition or then beneficial ownership has adversely affected his ability to perform his duties effectively such that his ability to contribute to the further creation of shareholder value is inhibited; the date on which a person is appointed or elected to, or nominated for appointment or election to, the Board who is: (A) a then-current or former chief executive officer of a competitor media company (or substantially equal or higher ranking), other than any person who is serving on the Board at the beginning of the employment term, or (B) a trustee of a trust that, at the beginning of the employment term, directly or indirectly, held stock representing more than 50% of the general voting power of the Company, but only if such trustee’s service on the Board would cause the number of trustees of the trust serving on the Board to exceed the number of individuals who (x) were trustees of the trust that, on January 1, 2011, held, directly or indirectly, stock representing a majority of the general voting power of the Company and (y) served on the Board at the beginning of the employment term; or any other material breach by the Company of its material obligations under the employment agreement.

•	For Mr. Ianniello, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in his position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction, including any such reduction effected through the sharing of position, titles, duties, etc. or the removal of positions, titles, duties, etc. which are customarily given to an executive of a comparable public company; (ii) a reduction in his base salary or target compensation in effect immediately prior to such reduction, including his annual target bonus or long-term incentive targets; (iii) the assignment to him of duties or responsibilities that are materially inconsistent with the usual and customary duties associated with a Chief Operating Officer of a publicly traded company or that materially impair his ability to function as the Chief Operating Officer of the Company; (iv) a material breach by the Company of any of its obligations under his employment agreement; (v) a material reduction in his after-tax income which results from the performance of services in California for the Company; or (vi) the Company requiring him to be based anywhere other than the New York or Los Angeles metropolitan area, except for required business travel. A material reduction described in clause (i) above shall include and be deemed to have occurred if either (x) he ceases to be the most senior executive responsible for financial affairs and operational responsibilities at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company; however, neither the assignment of another individual (or any successor(s) to such individual) to serve as the Company’s chief financial officer nor such individual’s performance of duties customary to that of a CFO of a public company shall be considered a material reduction or otherwise constitute “Good Reason” so long as such CFO position reports to him.

•	For Mr. Tu, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in (A) position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction or (B) base salary or target compensation in effect immediately prior to such reduction; (ii) the assignment of duties or responsibilities that are materially inconsistent with his current duties or that materially impair his ability to function in his role with the Company as of a specified date; (iii) the material breach by the Company of any of its obligations under the agreement; or (iv) the relocation of his position outside of the Los Angeles metropolitan area to any metropolitan area other than New York. A material reduction described in clause (i)(A) above is deemed to have occurred if either (x) he ceases to be the most senior executive responsible for legal affairs at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company.

•

For Mr. Ambrosio, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in (A) position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction or (B) base salary or target compensation in effect immediately prior to such reduction; (ii) the assignment of duties or responsibilities that are materially inconsistent with his current duties or that materially impair his ability to function in his role with the Company as of a specified date; (iii) the material breach by the

Company of any of its obligations under his employment agreement; or (iv) the relocation of his position outside of the New York metropolitan area to any metropolitan area other than Los Angeles. A material reduction described in clause (i)(A) above is deemed to have occurred if either (x) he ceases to be the most senior executive responsible for human resources and administration at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company.

•	For Mr. Schwartz, “Good Reason” generally would have been triggered by one of the following: (i) a material reduction in (A) position, titles, offices, reporting relationships, authorities, duties or responsibilities from those in effect immediately prior to such reduction or (B) base salary or target compensation in effect immediately prior to such reduction; (ii) the assignment of duties or responsibilities that are materially inconsistent with his current duties or that materially impair his ability to function in his role with the Company as of a specified date; (iii) the material breach by the Company of any of its obligations under his employment agreement; or (iv) the relocation of his position outside of the New York or the Los Angeles metropolitan area. A material reduction described in clause (i)(A) above is deemed to have occurred if either (x) he ceases to be the most senior executive responsible for corporate communications at the Company (or if the Company has a public parent company, at the public parent company) or (y) neither the Company nor its ultimate parent company (if any) is a public company.

Termination Without “Cause” by the Company or for “Good Reason” by the Named Executive Officer Following the Occurrence of a Corporate Event

Each of Messrs. Ianniello, Tu, Ambrosio and Schwartz will receive termination payments and benefits if the Company terminates his employment without Cause or if he terminates employment with the Company for Good Reason, in either case within 24 months following the occurrence of a “Corporate Event.” If a termination without Cause or for Good Reason occurs during the 24-month period following the occurrence of a “Corporate Event,” then, in addition to the payments and benefits previously described in connection with a termination of employment by the Company without Cause or a termination of employment by the named executive officer for Good Reason, each of Messrs. Ianniello, Tu, Ambrosio and Schwartz would receive the following payments and benefits: (i) the continuation of base salary for an additional 12 months, in the case of Mr. Ianniello, or for an additional 18 months, in the case of Messrs. Tu, Ambrosio and Schwartz; (ii) a prorated target bonus for the calendar year of termination; (iii) an amount generally equal to an additional 12 months of bonus, in the case of Mr. Ianniello, or 18 months of bonus, in the case of Messrs. Tu, Ambrosio and Schwartz; (iv) Company-paid medical and dental benefits for an additional 12 months, in the case of Mr. Ianniello, or for an additional 18 months, in the case of Messrs. Tu, Ambrosio and Schwartz; (v) Company-paid life insurance for 36 months (instead of 24 months, in the case of Mr. Ianniello, or for the remainder of the term, for Messrs. Tu, Ambrosio and Schwartz); (vi) accelerated vesting of stock options, RSUs and other equity awards to the extent vesting of such awards would not be accelerated upon a termination without Cause or for Good Reason occurring other than during the 24-month period following the occurrence of a Corporate Event; and (vii) outplacement services for up to 12 months.

A “Corporate Event” generally is defined as the occurrence of (i) a merger, consolidation or reorganization of the Company, subject to certain exceptions, (ii) the sale or disposition of all or substantially all of the assets of the Company, (iii) the acquisition of stock by any person or group representing more than 20% of the voting power of the Company, subject to certain exceptions, or (iv) a majority of the independent directors of the Board ceasing to consist of the independent directors as of January 1, 2011 and their successor independent directors. The full definition of “Corporate Event” is set forth in the employment agreement of each of Messrs. Ianniello, Ambrosio, Tu and Schwartz.

Termination Due to Disability

If Mr. Moonves were to be terminated during the employment term due to disability, Mr. Moonves would receive salary earned through the date of his termination, a prorated target bonus for the year in which the termination occurs, Company-paid life insurance coverage for the remainder of the term of his agreement, accelerated vesting of his outstanding equity awards and payment of his prorated performance share awards. If any of the other named executive officers were to be terminated during the employment term due to disability, the applicable executive would receive salary earned through the date of termination, a prorated bonus for the calendar year in which the termination occurs (which he would have earned), a prorated target bonus for the period during which he receives short-term disability benefits under the Company’s short-term disability program, and accelerated vesting of his outstanding equity awards.

Termination Due to Death

If Mr. Moonves were to die during the employment term, his estate or beneficiary would receive salary earned through the date of his death, a prorated target bonus for the year in which his death occurs, accelerated vesting of his outstanding equity awards and payment of his prorated performance share awards. If any of the other named executive officers were to die during the employment term, the applicable executive’s beneficiary or estate would receive salary earned through the date of death, a prorated bonus for the calendar year in which death occurs (which he would have earned) and accelerated vesting of his outstanding equity awards. No additional payments or benefits would be due under their respective contracts.

Treatment of Mr. Moonves’ Performance Share Awards upon Termination and Certain Other Events

Pursuant to Mr. Moonves’ employment agreement dated December 11, 2014, he is eligible to receive a grant of shares of the Company’s Class B Common Stock, with the number of shares to be determined based on the Company’s stock price performance over the 4.5 year period from January 1, 2015 through June 30, 2019, as adjusted based on the Company’s financial performance during each of 2016, 2017 and 2018 (the “2015 Performance Share Award”). The number of shares that may be awarded pursuant to the 2015 Performance Share Award (without giving effect to the financial performance adjustment) ranges from 0 to 650,000 shares, with a target award of 450,000 shares. In order to receive shares, the Company’s stock price performance must increase by at least 124.6% from the initial stock price at the beginning of the performance period. For a stock price increase of 153.73%, the target number of shares (450,000) will be awarded (subject to adjustment) and for a stock price increase equal to or above 188.02%, the maximum number of shares may be awarded (subject to adjustment). Generally, stock price performance will be determined within 30 days of the end of the performance period. Once the stock price performance is determined, if the threshold level of stock price performance is achieved, an initial number of shares will be determined and will be divided into thirds with one-third allocated to each of the 2016, 2017 and 2018 calendar years. Based on company financial performance in each of those years, each third of the shares allocated to the respective calendar years can be increased or decreased by up to 10%. Following adjustment for the company performance related to calendar years 2016, 2017 and 2018, the final number of shares will be determined and granted to Mr. Moonves no later than 60 days following June 30, 2019.

Pursuant to Mr. Moonves’ employment agreement amendment dated February 26, 2016, he is eligible to receive an additional grant of shares of the Company’s Class B Common Stock, with the number of shares to be determined based on the Company’s stock price performance over the period from February 18, 2016 through June 30, 2019, as adjusted based on the Company’s financial performance during each of 2017 and 2018 (the “2016 Performance Share Award”). The number of shares that may be awarded pursuant to the 2016 Performance Share Award (without giving effect to the financial performance adjustment) ranges from 0 to 436,622 shares, with a target award of 316,907 shares. In order to receive shares, the Company’s stock price performance must increase by at least 117.84% from the initial stock price at the beginning of the performance period. For a stock price increase of 137.81%, the target number of shares (316,907) will be awarded (subject to adjustment) and for a stock price increase equal to or above 160.05%, the maximum number of shares may be awarded (subject to adjustment). Generally, stock price performance will be determined within 30 days of the end of the performance period. Once the stock price performance is determined, if the threshold level of stock price performance is achieved, an initial number of shares will be determined and will be divided in half with one-half allocated to each of the 2017 and 2018 calendar years. Based on company financial performance in each of those years, each half of the shares allocated to the respective calendar years can be increased or decreased by up to 10%. Following adjustment for the company performance related to calendar years 2017 and 2018, the final number of shares will be determined and granted to Mr. Moonves no later than 60 days following June 30, 2019.

In the event of Mr. Moonves’ termination of employment during the employment term without Cause or pursuant to his resignation for Good Reason, he will remain eligible to receive shares relating to the 2015 Performance Share Award and the 2016 Performance Share Award, determined and paid in the manner described above. In the event of Mr. Moonves’ death or termination due to incapacity during the employment term, he will remain eligible to receive shares relating to the 2015 Performance Share Award and the 2016 Performance Share Award, determined and paid in the manner described above, but prorated based on the number of days he was employed during the employment term prior to his death or termination due to incapacity.

In the event of a “Going Private Transaction” (as defined in Mr. Moonves’ employment agreement), the number of shares granted to Mr. Moonves will be determined by taking the higher of (i) the target number of shares (which, for the 2015 Performance Share Award is 450,000, and for the 2016 Performance Share Award, is 316,907) and (ii) the number of shares determined based on a truncated performance period such that the last day of the performance period is the tenth business day immediately prior to such transaction following which the Company’s stock is no longer publicly traded, and, if such tenth business day occurs prior to the completion of calendar years 2016, 2017 or 2018, with respect to the 2015 Performance Share Award, and 2017 or 2018 with respect to the 2016 Performance Share Award, no adjustment shall be made to the third of the shares, or the half of the shares, as applicable, allocated to such incomplete year. In certain circumstances, the delivery of shares may be made earlier than within 60 days of June 30, 2019. During the employment term, in the event that Mr. Moonves’ employment is terminated without Cause or due to death or incapacity, or he resigns for Good Reason, and such termination is followed by a “Going Private Transaction,” the number of shares granted to Mr. Moonves will be determined and paid in the manner described in this paragraph, except that with respect to termination due to death or incapacity, such number of shares granted would be prorated based on the number of days he was employed during the employment term prior to his death or termination due to incapacity.

Mr. Moonves’ Post-Termination Service as a Senior Advisor and/or Producer

Mr. Moonves’ employment agreement provides incentives for him to continue his employment with the Company for a period of five years as a Senior Advisor following the end of the original employment term or upon an earlier termination of his employment without “Cause” or for “Good Reason.” In connection with his services as a Senior Advisor, his annual salary would be $5.0 million, and he would receive a one-time RSU award having a grant date value of $10.5 million.

Mr. Moonves’ employment agreement also provides him with the opportunity to provide services as a Producer for a four-year period (with an option for Mr. Moonves to extend the period to 6 years), upon written notice to the Company, following the end of the original employment term or upon an earlier termination of his employment without “Cause” or for “Good Reason.” If Mr. Moonves elects to provide services as a Producer, the material terms set forth in the letter agreement between him and the Company, dated December 11, 2014 (the “Supplemental Agreement”), will constitute a binding production agreement, subject to the parties’ obligation to endeavor to enter into a binding long-form production agreement within a specified period that amends or supersedes the Supplemental Agreement. The Supplemental Agreement is filed as Exhibit 10(p) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, filed on February 13, 2015. In the event of a termination of Mr. Moonves’ employment without “Cause” or for “Good Reason,” or in certain circumstances following the expiration of the original employment term, Mr. Moonves will be entitled to a cash payment of $10.0 million unless he elects to provide services as a Producer.

Under his employment agreement, Mr. Moonves will be entitled to continued participation in the Company’s employee benefit plans, continuation of his Company-paid life insurance coverage, use of aircraft comparable to Company aircraft, certain incidental costs for office space and secretarial support and security services while he serves as a Senior Advisor and/or Producer to the Company. His employment agreement also contains restrictive covenants imposing non-competition obligations, restricting solicitation of employees, and protecting confidential information and the Company’s ownership of work product as well as other covenants, during the period in which Mr. Moonves provides services as a Senior Advisor and/or Producer and for specified periods thereafter.

ITEM 3—ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Securities Exchange Act of 1934 and the related rules promulgated by the SEC, the Company is seeking an advisory (non-binding) vote from its stockholders on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED, on an advisory basis.

As more fully discussed under “Compensation Discussion and Analysis,” the Company’s compensation programs are designed to motivate and reward business success and to increase stockholder value. The core objectives of these programs are to provide compensation arrangements that are focused on stockholder value, market-based, performance-based and flexible. The Compensation Committee believes that these programs effectively achieve the objective of aligning compensation with performance measures that are directly related to the Company’s financial goals and creation of stockholder value, without encouraging senior executives to take unnecessary and excessive risks that threaten the value of the Company.

CBS Corporation had an exceptional 2016 fiscal year, as it continued to achieve success on key financial results from the prior year. During 2016, the Company’s Class B Common Stock appreciated 35%, which appreciation exceeded the average appreciation of the Company’s diversified media peers and the S&P 500 index, and resulted in cumulative share price appreciation for the five-year period ending December 31, 2016 that has significantly outpaced the average of such appreciation for this period for both the Company’s diversified media peers and the S&P 500 Index.

This strong performance resulted from the continued leadership of the senior management team in executing on the Company’s key strategic growth initiatives and other key strategies, including continuing to strengthen the Company’s financial position, capitalizing on the value of its premium content and maximizing advertising revenues. The execution of these strategies has continued to position the Company for long-term success, rewarding its stockholders in the process. The Board of Directors believes that the Company’s compensation approach supports pay for performance.

The Company holds this vote every three years, which frequency was approved (on an advisory basis) at the Company’s 2011 Annual Meeting of Stockholders. Unless the Company’s Board of Directors determines to modify this frequency, the next such advisory (non-binding) vote on the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2020 Annual Meeting of Stockholders.

As an advisory vote, the outcome of this vote is not binding on the Company or on the Company’s Board of Directors. However, the Board and the Compensation Committee will consider the voting outcome in connection with their ongoing evaluation of the Company’s compensation programs and arrangements.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote “FOR” the resolution above to approve (on an advisory basis) the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K.

ITEM 4—ADVISORY (NON-BINDING) VOTE ON THE FREQUENCY

OF HOLDING AN ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS

The Company is seeking an advisory (non-binding) vote from its stockholders indicating their preference as to whether the advisory (non-binding) vote on the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, should be held every one, two or three years. Pursuant to Section 14A of the Securities Exchange Act of 1934 and the related rules promulgated by the SEC, the Company is required, at least once every six years, to seek such an advisory vote, and the Company’s last such vote was held at its 2011 Annual Meeting of Stockholders.

The Board of Directors believes that holding a stockholder vote every three years to consider the approval (on an advisory basis) of the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, continues to be the most appropriate frequency and is consistent with the Company’s goals of encouraging a long-term view of corporate and compensation objectives. In addition, holding a vote every three years will provide the Company with the opportunity to consider stockholder concerns expressed through the vote and will provide stockholders the opportunity to cast a more informed vote based on their review and analysis of the Company’s named executive officer compensation arrangements over a three-year cycle.

Stockholders may vote on their preferred voting frequency by selecting the option of every year, every two years or every three years, or may abstain from voting on this matter. Stockholders are not voting to approve or disapprove the recommendation of the Company’s Board of Directors. As an advisory vote, the outcome of this vote is not binding on the Company or on the Company’s Board of Directors. However, the Board will consider the voting outcome in its determination as to the frequency of holding the advisory (non-binding) vote on the compensation of the Company’s named executive officers.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote to hold an advisory (non-binding) vote on the compensation of the Company’s named executive officers “EVERY THREE YEARS.”

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth certain information as of December 31, 2016, concerning shares of the Company’s Class B Common Stock authorized for issuance under equity compensation plans approved by the Company’s stockholders. As of December 31, 2016, there were no equity awards outstanding or securities available for future issuance under equity compensation plans not previously approved by security holders. None of the shares of the Company’s Class A Common Stock are authorized for issuance under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders(1)	18,705,247	(2)	44.14	(3)	48,205,992	(4)
Equity compensations plans not approved by security holders	—		—		—

Total:	18,705,247		44.14		48,205,992

(1)	Equity compensation plans approved by the Company’s security holders include the following: the Company’s 2004 Long-Term Management Incentive Plan, the Company’s 2009 Long-Term Incentive Plan, the Company’s 2000 Stock Option Plan for Outside Directors and the Company’s 2015 Equity Plan for Outside Directors.

(2)	This amount includes 730,945 shares underlying PRSUs granted under the Company’s 2009 Long-Term Incentive Plan, which numbers of shares assume that target performance levels would be attained. If, however, maximum performance levels were attained (and 877,134 shares were issued as a result), the amount shown would be increased by 146,189 shares (and the amount shown in column (c) would be reduced by an equal number of shares). This amount also includes 471,205 vested RSUs for which settlement has been deferred.

(3)	The weighted-average exercise price is calculated based solely on the exercise price of outstanding options and does not take into account awards of outstanding RSUs, which have no exercise price.

(4)	This amount includes 25,418,395 shares of the Company’s Class B Common Stock available for future awards other than options and stock appreciation rights under the Company’s 2009 Long-Term Incentive Plan and 924,094 shares of the Company’s Class B Common Stock available for future awards under the Company’s 2015 Equity Plan for Outside Directors.

OTHER MATTERS

In an effort to reduce the amount of paper mailed to stockholders’ homes and to help lower the Company’s printing and postage costs, stockholders who receive printed copies of the Company’s proxy materials can elect to receive future copies of these documents electronically instead of by mail. We highly recommend that you consider electronic delivery of these documents. If you are interested in participating in this electronic delivery program, you should visit http://enroll.icsdelivery.com/cbs or select the “Sign up for Electronic Delivery” link on the “Investors—My Shareowner Account—Annual Meeting Materials” page of the Company’s website at www.cbscorporation.com. You can always change your mind and resume receiving copies of these documents by mail by revisiting one of these websites and selecting “change/cancel existing enrollment form.”

2018 ANNUAL MEETING OF STOCKHOLDERS

Stockholder proposals may be submitted for inclusion in the Company’s proxy statement relating to the 2018 Annual Meeting of Stockholders after the 2017 Annual Meeting, but must be received no later than December 8, 2017 at the Company’s principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary.

The Company’s Amended and Restated Bylaws require advance written notice from any stockholder seeking to present any business or proposal, not for inclusion in next year’s proxy statement but directly at the 2018 Annual Meeting of Stockholders, including nominations of persons for election to the Company’s Board of Directors, which notice must be received at the Company’s principal executive offices no earlier than the close of business on the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the immediately preceding annual meeting. Based upon the anniversary date of the 2017 Annual Meeting as currently scheduled, a stockholder must send advance written notice of such nominations or other business or proposals such that the notice is received at the Company’s principal executive offices at 51 West 52nd Street, New York, NY 10019, Attention: Jonathan H. Anschell, Secretary, no earlier than the close of business on January 19, 2018, and no later than the close of business on February 18, 2018.

By order of the Board of Directors,

Jonathan H. Anschell

Secretary

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, including financial statements in the Form 10-K and schedules thereto, in lieu of a separate annual report, has been provided on CBS Corporation’s website at www.cbscorporation.com and a printed copy has been sent to stockholders of record on March 24, 2017 who have requested that a copy be sent, along with this proxy statement. If you have requested, but have not received, a printed copy of the Form 10-K, the Company will provide a copy without charge (a reasonable fee will be charged for exhibits) upon receipt of a written request sent to Jonathan H. Anschell, Secretary, CBS Corporation, 51 West 52nd Street, New York, NY 10019.

ANNEX A

CBS CORPORATION AND SUBSIDIARIES

Reconciliation of Non-GAAP Measures

(In millions; except for per share data)

Adjusted Operating Income and adjusted net earnings per diluted share (“Adjusted Diluted EPS”)

The Company defines Adjusted Operating Income as operating income excluding a pension settlement charge, restructuring and merger and acquisition-related costs, and other operating items, each where applicable. The Company defines Adjusted Diluted EPS as diluted earnings per share (“EPS”) excluding the aforementioned items, impairment charges in discontinued operations, discrete tax items, and other items, each where applicable. Adjusted Operating Income and Adjusted Diluted EPS are measures of performance not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”).

The Company uses Adjusted Operating Income and Adjusted Diluted EPS, to, among other things, evaluate the Company’s operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance. In addition, the Company uses Adjusted Operating Income to, among other things, value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. The Company believes that presenting its financial results adjusted to exclude the impact of the aforementioned items is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management; provides a clearer perspective on the underlying performance of the Company; and makes it easier for investors, analysts and peers to compare the Company’s operating performance to other companies in its industry and to compare the Company’s year-over-year results.

Because Adjusted Operating Income and Adjusted Diluted EPS are measures of performance not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, operating income, net earnings, or diluted EPS, as applicable, as indicators of operating performance. Adjusted Operating Income and Adjusted Diluted EPS, as the Company calculates them, may not be comparable to similarly titled measures employed by other companies. In addition, Adjusted Operating Income does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As Adjusted Operating Income and Adjusted Diluted EPS exclude certain financial information that is included in operating income, net earnings and diluted EPS, the most directly comparable GAAP financial measures, as applicable, users of this financial information should consider the types of events and transactions that are excluded.

The following tables reconcile Adjusted Operating Income to operating income and net earnings, the most directly comparable amounts reported under GAAP, and Adjusted Diluted EPS to diluted EPS, the most directly comparable amount reported under GAAP, for the twelve months ended December 31, 2016 and 2015. The Company’s radio business has been presented as a discontinued operation for all periods presented.

Twelve Months Ended December 31, 2016
	2016 Reported	Pension Settlement Charge(a)	Restructuring and Merger and Acquisition- Related Costs(b)	Tax Items(c)	Impairment Charge(d)	Other(e)	2016 Adjusted	Increase: 2016 Adjusted vs. 2015 Adjusted
Revenues	$13,166	$—	$—	$—	$—	$—	$13,166	4%
Operating income	$2,621	$211	$38	$—	$—	$(9)	$2,861	12%
Interest expense	(411)	—	—	—	—	—	(411)
Interest income	32	—	—	—	—	—	32
Other items, net	(12)	—	—	—	—	—	(12)
Earnings from continuing operations before income taxes	2,230	211	38	—	—	(9)	2,470
Provision for income taxes	(628)	(81)	(15)	(47)	—	4	(767)
Equity in loss of investee companies, net of tax	(50)	—	—	—	—	10	(40)
Net earnings from continuing operations	1,552	130	23	(47)	—	5	1,663
Net earnings (loss) from discontinued operations	(291)	—	5	36	427	—	177
Net earnings	$1,261	$130	$28	$(11)	$427	$5	$1,840
Diluted EPS	$2.81	$.29	$.06	$(.02)	$.95	$.01	$4.11	24%
Diluted weighted average number of common shares outstanding	448						448

Twelve Months Ended December 31, 2015
	2015 Reported	Restructuring Charges(b)	Other Operating Items(e)	Impairment Charge(d)	Other(e)	2015 Adjusted
Revenues	$12,671	$—	$—	$—	$—	$12,671
Operating income	$2,658	$45	$(139)	$—	$—	$2,564
Interest expense	(392)	—	—	—	—	(392)
Interest income	24	—	—	—	—	24
Other items, net	(26)	—	—	—	—	(26)
Earnings from continuing operations before income taxes	2,264	45	(139)	—	—	2,170
Provision for income taxes	(676)	(17)	8	—	—	(685)
Equity in loss of investee companies, net of tax	(34)	—	—	—	—	(34)
Net earnings from continuing operations	1,554	28	(131)	—	—	1,451
Net earnings (loss) from discontinued operations	(141)	21	—	297	(10)	167
Net earnings	$1,413	$49	$(131)	$297	$(10)	$1,618
Diluted EPS	$2.89	$.10	$(.27)	$.61	$(.02)	$3.31
Diluted weighted average number of common shares outstanding	489					489

(a)	Reflects a one-time charge for the settlement of pension obligations resulting from the completion of the Company’s offer to former employees to receive lump-sum distributions of their pension benefits.

(b)	For 2016, reflects restructuring charges at Entertainment, Cable Networks, Publishing, Local Media, and Corporate, primarily for the reorganization of certain business operations, and professional fees associated with merger and acquisition activities. For 2015, reflects restructuring charges at Entertainment and Local Media primarily for the reorganization of certain business operations and other related costs. For 2016 and 2015, adjustments for discontinued operations reflect restructuring charges at CBS Radio.

(c)	Reflects a one-time tax benefit associated with a multiyear adjustment to a tax deduction, which was approved by the IRS during the third quarter of 2016, and included in discontinued operations, a charge from the resolution of a tax matter in a foreign jurisdiction relating to a previously disposed business.

(d)	Reflects noncash impairment charges to reduce the carrying value of CBS Radio’s goodwill and FCC licenses in 2016 and CBS Radio’s FCC licenses in 2015 to their fair value.

(e)	For 2016, reflects a gain from the sale of an internet business in China, a multiyear, retroactive impact of a new operating tax, and write-downs of an international television joint venture to its fair value. For 2015, reflects gains from the sales of internet businesses in China, and the adjustment for discontinued operations primarily reflects a decrease to the guarantee liability associated with the 2013 disposition of Outdoor Europe.

51 W. 52ND STREET NEW YORK, NY 10019

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by CBS Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions below to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and to sign up for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, on May 18, 2017 (May 17, 2017 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

If you live in the United States or Canada, use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on May 18, 2017 (May 17, 2017 for participants in CBS Corporation’s 401(k) Plan). Have this proxy card in hand when you call and then follow the recorded instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to CBS Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717, so that it is received prior to the Annual Meeting on May 19, 2017.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E23066-P87160-Z69439 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CBS CORPORATION
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL LISTED DIRECTOR NOMINEES.

1.	The election of 13 directors:	For	Against	Abstain
	Nominees:				THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” MATTERS 2 AND 3.		For	Against	Abstain
	1a. David R. Andelman 1b. Joseph A. Califano, Jr. 1c. William S. Cohen	☐ ☐ ☐	☐ ☐ ☐	☐ ☐ ☐	2.	Ratification of the appointment of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2017.	☐	☐	☐
	1d. Gary L. Countryman	☐	☐	☐	3.	Advisory vote to approve the Company’s named executive officer compensation.	☐	☐	☐
	1e. Charles K. Gifford 1f. Leonard Goldberg	☐ ☐	☐ ☐	☐ ☐	THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY “3 YEARS” ON MATTER 4.	1 Year	2 Years	3 Years	Abstain
	1g. Bruce S. Gordon 1h. Linda M. Griego	☐ ☐	☐ ☐	☐ ☐	4.	Advisory vote on the frequency of holding an advisory vote on the Company’s named executive officer compensation. ☐	☐	☐	☐
	1i. Arnold Kopelson 1j. Martha L. Minow	☐ ☐	☐ ☐	☐ ☐	Please sign, date and return this Proxy in the enclosed postage-paid envelope.
	1k. Leslie Moonves 1l. Doug Morris	☐ ☐	☐ ☐	☐ ☐	For address changes and/or comments, please check this box and write them on the back where indicated.				☐
	1m. Shari Redstone	☐	☐	☐	Please indicate if you plan to attend this meeting.		☐ Yes	☐ No

Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

	Signature [PLEASE SIGN WITHIN BOX]		Date		Signature (Joint Owners)			Date

V.1.2

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Form 10-K and Letter to Stockholders are available at www.proxyvote.com.

E23067-P87160-Z69439

51 West 52nd Street

New York, NY 10019

2017 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2017

The undersigned stockholder(s) hereby appoint(s) each of LESLIE MOONVES and LAWRENCE P. TU, as proxies, each with the power to appoint his substitute, and hereby authorize(s) each of them individually to represent and to vote all of the shares of Class A Common Stock of CBS Corporation that the stockholder(s) is/are entitled to vote at the 2017 Annual Meeting of Stockholders to be held at 10:00 A.M., Eastern Daylight Time, on Friday, May 19, 2017, at The Museum of Modern Art, The Ronald S. and Jo Carole Lauder entrance, 11 West 53rd Street (between Fifth and Sixth Avenues), New York, New York 10019, and at any adjournments or postponements thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CBS CORPORATION. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RECEIVED PRIOR TO THE MEETING, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S).

The close of business on March 24, 2017, has been fixed as the record date for determining the record holders of shares of CBS Corporation Class A Common Stock entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. For a period of at least ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be open to the examination of any stockholder during ordinary business hours at the Company’s corporate headquarters located at 51 West 52nd Street, New York, NY 10019.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The Board of Directors recommends a vote FOR matters (1), (2) and (3) and a vote FOR every 3 YEARS on matter (4). Therefore, unless otherwise specified, the votes represented by this proxy will be cast FOR matters (1), (2) and (3) and FOR every 3 YEARS on matter (4). The proxy holders shall vote as directed herein and in their discretion on all other matters as may properly come before the meeting, or any adjournment or postponement thereof.

Attention participants in the 401(k) Plan: If shares of CBS Corporation Class A Common Stock are held through CBS Corporation’s 401(k) Plan, you should complete, sign and return this proxy card to instruct the trustee of the Plan how to vote these shares. Your proxy must be received no later than 11:59 P.M., Eastern Daylight Time, on May 17, 2017, so that the trustee of the Plan (who votes the shares on behalf of Plan participants) has adequate time to tabulate the voting instructions. Your voting instructions will be kept confidential. Any shares of CBS Corporation Class A Common Stock held in CBS Corporation’s 401(k) Plan that are not voted or for which the trustee does not receive timely voting instructions will be voted by the trustee in the same proportion as the shares held in the Plan that are timely voted.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

V.1.2